UNITED
STATES
SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY S
TATEME
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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED APRIL 25, 2023

Cheryl R. Blanchard, Ph.D.

                    , 2023

Dear Fellow Anika Stockholder,

Over the last year, we made significant progress strengthening our already market-leading hyaluronic acid-based Osteoarthritis, or OA, Pain Management business, while at the same time positioning Anika to be a global leader in joint preservation with a focus on early intervention orthopedics, now with the most robust product portfolio and pipeline in Anika’s over 30 year history. Through this transformation, we have expanded Anika’s market opportunity from $1 billion to more than $8 billion today across OA Pain Management, Regenerative Solutions, Sports Medicine, and Arthrosurface Joint Solutions and created a powerful growth engine for years to come. Anika is now at an important inflection point, with growth in joint preservation set to significantly accelerate in 2023 and beyond.

We have been executing a focused strategy to develop and commercialize products in the largest and fastest growing segments of the joint preservation market, with multiple successful product launches including Tactoset® with bone marrow aspirate, the X-Twist™ Fixation System, and the RevoMotion™ Reverse Shoulder Arthroplasty System over the last year alone. These products along with our differentiated OVOMotion anatomic shoulder system and regenerative rotator cuff patch system, to be launched in 2024, give Anika the right to win across the shoulder continuum of care representing an over $2 billion market opportunity. Importantly, we are hearing direct feedback from surgeons that our innovative and differentiated products and delivery systems provide them with both cutting edge technology to help restore active living to their patients and the ability to work more efficiently, which is all the more important as the world emerges from the global pandemic.

In addition to the significant joint preservation product launches, this year we successfully completed our third Phase III clinical trial for Cingal®, our next generation non-opioid, HA-based OA pain management product, which has unparalleled clinical data, is sold in over 35 countries internationally, and represents an additional $1 billion market opportunity once approved in the U.S. We also significantly advanced our Phase III pivotal trial for our highly differentiated, cartilage repair product, Hyalofast™, now approaching full enrollment. With the ongoing strength of our OA Pain Management business and key joint preservation product launches in 2023 and 2024, we are diligently driving execution to realize Anika’s significant multi-year growth prospects.

Our management team is supported by an outstanding Board of Directors that comprises leaders with the expertise to usher in our next chapter of growth. We recently welcomed a new Board member, Gary Fischetti, who represents our fourth new independent director in the past three years. As a result of our active Board refreshment focus, 75% of our Board has joined since 2018. Over the last several years, especially when elective surgeries were prevented or significantly delayed due to the pandemic, this Board has been instrumental in helping to transform Anika and to ensure that the company has a broad and differentiated product portfolio, exciting pipeline and experienced leadership team focused on high opportunity spaces within the large and growing joint preservation continuum of care. Today, we are well-positioned operationally and financially and pleased to return capital to shareholders in the form of a new share repurchase program.

Anika is just starting to realize the significant potential of our comprehensive and expanding portfolio. With a strong balance sheet, robust cash flows to self-fund continued targeted investments and improving market dynamics, we are confident in the path forward as we continue our evolution into a leader in joint preservation and restoration and deliver accelerated growth in 2023 and beyond.

We value your continued feedback and, on behalf of your Board and the management team, thank you for your support.

Sincerely,

Cheryl R. Blanchard, Ph.D.
President and CEO

                , 2023

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Anika Therapeutics, Inc. to be held on June 14, 2023, at 9:00 a.m., Eastern time. This year’s Annual Meeting will be a “virtual meeting” conducted via live audio webcast, consistent with our recent practice. Each holder of common stock as of 5:00 p.m., Eastern time, on the record date of April 20, 2023 will be able to participate in the Annual Meeting by accessing a live webcast at virtualshareholdermeeting.com/ANIK2023 and entering the control number included on the holder’s Notice of Internet Availability of Proxy Materials or proxy card. Stockholders will also be able to vote their shares and submit questions via the internet during the meeting by participating in the webcast.

During the Annual Meeting stockholders will be asked to elect three Class III Directors, to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2023 and to approve an amendment to our 2017 Omnibus Incentive Plan. We will also be asking stockholders to approve, by an advisory vote, both our 2022 executive compensation as disclosed in the Proxy Statement for the Annual Meeting (a “say-on-pay” vote) and the frequency of future advisory votes on executive compensation. Each of these matters is important, and we urge you to vote in favor of the election of each of the Company’s director nominees, the ratification of the appointment of our independent auditor, the approval, on an advisory basis, of our 2022 executive compensation, the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation and the approval of our 2017 Omnibus Incentive Plan amendment.

We are furnishing proxy materials to our stockholders over the internet. This process expedites the delivery of proxy materials to our stockholders, lowers our costs, and reduces the environmental impact of the Annual Meeting. Today, we are sending to each of our stockholders of record as of April 20, 2023, a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement for the Annual Meeting and our 2022 Annual Report to Stockholders, as well as instructions on how to vote via proxy either by telephone or over the internet.

It is important that you vote your shares of common stock virtually or by proxy, regardless of the number of shares you own. You will find the instructions for voting on your Notice of Internet Availability of Proxy Materials and proxy card. We appreciate your prompt attention.

The Board of Directors invites you to participate in the Annual Meeting where Anika will address appropriate general questions about the business as time allows. Thank you for your support, and we look forward to joining you at the Annual Meeting.

Sincerely,

Jeffery S. Thompson
Chair of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Anika Therapeutics, Inc., a Delaware corporation, or Anika, is soliciting proxies for use at Anika’s 2023 Annual Meeting of Stockholders being held on Wednesday, June 14, 2023, at 9:00 a.m., Eastern time, or the Annual Meeting. You are receiving the enclosed Proxy Statement because you were a holder of Anika’s common stock as of 5:00 p.m., Eastern time, on the record date of April 20, 2023, and therefore are entitled to vote at the Annual Meeting. You may participate in the Annual Meeting, including casting votes and asking questions, by accessing a live webcast at virtualshareholdermeeting.com/ANIK2023 and entering the control number included on the Notice of Internet Availability of Proxy Materials or proxy card. Online check-in to the Annual Meeting will begin at 8:45 a.m., Eastern time, and stockholders are encouraged to allow ample time to log in to the meeting webcast and test their computer and audio system. There will be no physical location for the Annual Meeting.

At the Annual Meeting the following matters will be considered:

1.	Election of three Class III Directors;

2.	Ratification of appointment of Deloitte & Touche LLP as Anika’s independent auditor for 2023;

3.	Advisory “say-on-pay” vote on executive compensation;

4.	Advisory “say-on-frequency” vote on the frequency of future advisory votes on executive compensation; and

5.	Amendment of Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan.

Each share of common stock is entitled to one vote for each director position and other proposal. In accordance with rules of the Securities and Exchange Commission, or SEC, we are providing stockholders with access to proxy materials on the internet, instead of mailing printed copies. We are mailing to stockholders of record as of April 20, 2023, commencing on or about                      , 2023, a Notice of Internet Availability of Proxy Materials to provide:

•	Directions for accessing and reviewing the proxy materials on the internet and submitting a proxy over the internet or by telephone;

•	Instructions for requesting copies of proxy materials in printed form or by email at no charge; and

•	A control number for use in submitting proxies and accessing the Annual Meeting webcast.

Some stockholders will receive copies of the Proxy Statement, a proxy card and the 2022 Annual Report by mail or e-mail. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you may request those materials by following the instructions included in the Notice of Internet Availability of Proxy Materials.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, please complete and return your proxy card or vote by telephone or via the internet by following the instructions on the Notice of Internet Availability of Proxy Materials. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to access the Annual Meeting and vote during the webcast at that time.

Anika will maintain a list of stockholders of record as of the record date at Anika’s corporate headquarters, 32 Wiggins Avenue, Bedford, Massachusetts, for a period beginning ten days prior to the Annual Meeting and ending at the close of the Annual Meeting.

By Order of the Board of Directors,

David B. Colleran
Executive Vice President, General Counsel and Secretary

Bedford, Massachusetts
, 2023

Important Notice Regarding Availability of Proxy Materials for Annual Meeting on June 14, 2023:

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2022 Annual Report to Stockholders are available at https://ir.anika.com/annual-meeting.

32 Wiggins Avenue

Bedford, Massachusetts 01730

Proxy Statement dated             , 2023

2023 Annual Meeting of Stockholders

Anika Therapeutics, Inc., a Delaware corporation, is furnishing this Proxy Statement and the related proxy materials in connection with the solicitation by its Board of Directors of proxies to be voted at its 2023 Annual Meeting of Stockholders and any postponements or adjournments thereof. Anika Therapeutics, Inc. is providing these materials to the holders of record of its common stock as of the close of business on April 20, 2023 and is first making available or mailing the materials on or about             , 2023.

The Annual Meeting is scheduled to be held as follows:

Date:	Wednesday, June 14, 2023

Time:	9:00 a.m., Eastern time

Meeting Webcast Address:	virtualshareholdermeeting.com/ANIK2023

Your vote is important.

Please see the detailed information that follows.

References in this Proxy Statement to “Anika,” “we,” “us,” “our,” “our company” and similar references refer to Anika Therapeutics, Inc. and its subsidiaries, unless the context requires otherwise.

Various trademarks of Anika Therapeutics, Inc. and its subsidiaries appear in this Proxy Statement. For convenience, these trademarks appear without ® and ™ symbols, but that practice does not mean that we will not assert, to the fullest extent under applicable law, our rights to the trademarks. This document may also contain trademarks and trade names that are the property of other companies, including certain trademarks licensed to us. The use of third-party trademarks does not constitute an endorsement or imply a relationship or other affiliation.

This Proxy Statement includes certain references to documents available on our website at https://ir.anika.com/governance-documents. The information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

2023 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Time and Date	9:00 a.m., Eastern time, on June 14, 2023

Meeting Webcast Address	virtualshareholdermeeting.com/ANIK2023 -- To join, a stockholder will need the control number located on the stockholder’s Notice of Internet Availability of Proxy Materials or proxy card

Record Date	5:00 p.m., Eastern time, on April 20, 2023

Voting	Stockholders will be entitled to one vote at the Annual Meeting for each outstanding share of common stock they hold of record as of the record date

Outstanding Common Stock	14,743,476

Annual Meeting Agenda

Proposal	Board Recommendation
1 Election of three Class III Directors	FOR each Company nominee

2 Ratification of independent auditor for 2023	FOR

3 Advisory “say-on-pay” vote	FOR

4 Advisory vote on the frequency of future advisory votes on executive compensation	FOR “One Year”

5 Amendment of 2017 Omnibus Incentive Plan	FOR

How to Vote Prior to the Annual Meeting

By mailing your proxy card	By telephone	By Internet

Cast your ballot, sign your proxy card and send by free post

Mark, sign and date your proxy card and return it in the postage-paid envelope included in your proxy materials. Your proxy card must arrive by June 13, 2023

Dial toll-free 24/7

1-800-690-6903

Use a touch-tone telephone to transmit your voting instructions at any time up to 11:59 p.m., ET, on June 13, 2023. Follow the instructions on your Notice of Internet Delivery of Proxy Materials or proxy card

Visit 24/7

www.proxyvote.com

Use the Internet to transmit your voting instructions at any time up to 11:59 p.m., ET, on June 13, 2023. Follow the instructions on your Notice of Internet Delivery of Proxy Materials or proxy card

Our Company

Founded in 1992, Anika Therapeutics, Inc. is a global joint preservation company that creates and delivers meaningful advancements in early intervention orthopedic care. Based on our collaborations with clinicians to understand what they need most to treat their patients, we develop minimally invasive products that restore active living for people around the world. We are committed to leading in high opportunity spaces within orthopedics, including osteoarthritis, or OA, pain management, regenerative solutions, sports medicine and Arthrosurface joint solutions (previously Bone Preserving Joint Solutions).

We have more than thirty years of global expertise developing, manufacturing and commercializing products based on our hyaluronic acid, or HA, technology platform. In early 2020, we enhanced our overall technology platform, product portfolio, and significantly expanded our commercial infrastructure, especially in the United States, through our strategic acquisitions of Parcus Medical, LLC, or Parcus Medical, a sports medicine and instrumentation solutions provider, and Arthrosurface, Inc., or Arthrosurface, a company specializing in bone preserving partial and total joint replacement solutions. These acquisitions have ignited the transformation of our company by augmenting our HA-based OA pain management and regenerative products with a broad suite of products and capabilities focused on early intervention joint preservation primarily in upper and lower extremities such as shoulder, foot/ankle, knee and hand/wrist.

Executive Summary

Our Fiscal Year 2022 Business Performance

We have made tremendous progress since beginning our transformation initiative in 2020 to evolve Anika into a leader in joint preservation and restoration, one of the largest and highest opportunity spaces in orthopedics. We have enhanced and grown our portfolio, actively investing in higher growth and complementary areas to build a comprehensive joint preservation portfolio in regenerative solutions, sports medicine and joint solutions. Through these successful efforts, we have expanded Anika’s market opportunity from $1 billion in the global osteoarthritis, or OA, pain management market to more than $8 billion in the joint preservation market today.

We are continuing to invest in our pipeline to ensure a steady cadence of new product launches to realize the potential of our comprehensive portfolio. With a strong balance sheet, robust cash flows to support continued investment in growth and improving market dynamics, Anika is optimistic about the momentum ahead. We are at an important inflection point, with growth in our joint preservation business poised to accelerate in 2023 and beyond as we build toward full market releases of each of our new products.

Our 2022 key accomplishments included:

•	Revenue for fiscal 2022 increased 6% to $156.2 million;

•

Completed first surgeries and initiated limited market release of RevoMotion reverse shoulder arthroplasty system, which marks our entrance into the rapidly growing $800 million U.S. reverse shoulder market segment;

•	Commenced full market launch of X-Twist Fixation System, Anika’s cornerstone suture anchor system, in early 2023 following successful limited launch in the second half of 2022;

•	Continued accelerated growth of Tactoset Injectable Bone Substitute for augmentation of suture anchor fixation and multiple planned 510(k)s targeting further expansion;

•	Completed significant development and filed multiple 510(k)s with the FDA for our Hyaluronic Acid- based regenerative rotator cuff patch system;

•	Hyalofast, the company’s off-the-shelf single-stage cartilage repair product, designated as a breakthrough device by the FDA and pivotal phase III clinical trial approaching full enrollment;

•

Engaging with the FDA regarding next steps for regulatory approval of Cingal after announcing that Cingal, Anika’s next generation, non-opioid, single-injection HA-based product combined with fast- acting steroid, successfully achieved its primary endpoint in a third Phase III clinical trial, Cingal 19-01, which demonstrated the superiority of Cingal over steroid alone, for OA pain relief at 26 weeks; and

•	Focused on employee engagement, successfully implementing a company-wide diversity, equity and inclusion, or DEI, survey which resulted in DEI focus groups hosted by our President and CEO.

For other business and financial highlights, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Our Commitment to Corporate Social Responsibility – Focus on Environmental, Social and Governance (ESG)

The Board of Directors and our senior management team believe that our company has a broad responsibility to take into account the people we employ, serve and support, and the environment and the communities where we live and work. The full Board has oversight of our environmental, social and governance, or ESG, initiatives.

Over the last 2 years, we have embarked on a process to develop a foundational ESG framework for our company. This framework integrates our six key values:

•	People: We engage and invest in each other in a community that values diversity and inclusion.

•	Innovation: We are agile and entrepreneurial in developing and delivering meaningful solutions to our healthcare stakeholders within our target markets.

•	Quality: We strive for the highest quality and compliance in everything we do.

•	Teamwork: We operate with mutual respect and trust and are collaborative as we grow together.

•	Integrity: We live up to our promises and do the right thing, every day.

•	Accountability: We are empowered and accountable to deliver results and value to all of our stakeholders.

Proposal 1: Election of Three Class III Directors

John B. Henneman, III, Susan L. N. Vogt and Gary P. Fischetti serve as Class III Directors, with terms of office expiring at this year’s Annual Meeting. Mr. Henneman, Ms. Vogt and Mr. Fischetti are the Board of Director’s nominees for election to the Board of Directors, or the Board, at the Annual Meeting. Each Class III Director will be elected to hold office until the 2026 Annual Meeting and until their successors are duly elected and qualified.

Director Nominees	Age	Director Since	Occupation	Experience / Qualifications	Independent	Board Roles

John B. Henneman, III	61	2020	Former Senior Executive, including Chief Financial Officer, at Integra LifeSciences Holdings Corp. and Former Executive Vice President and Chief Financial Officer at NewLink Genetics Corporation	• Executive Leadership • Industry Experience • Finance/Accounting • Mergers and Acquisitions	Yes	Compensation Committee Chair and Member of Governance and Nominating Committee and Capital Allocation Committee

Susan L. N. Vogt	69	2018	Former Senior Executive, including Chief Executive Officer, at Aushon Biosystems, Inc., SeraCare Life Sciences, Inc., and Millipore Corporation	• Executive Leadership • Industry Experience • Finance/Accounting • Operations	Yes	Governance and Nominating Committee Chair and Member of Audit Committee

Gary P. Fischetti	62	2023	Former Senior Executive, including Company Group Chairman, at Johnson & Johnson	• Executive Leadership • Industry Experience • Commercialization/ Marketing • International/Global Business	Yes	Member of Compensation Committee and Capital Allocation Committee

Board Recommendation:	The Board of Directors recommends a vote “FOR” the re-election of each of Mr. Henneman, Ms. Vogt and Mr. Fischetti.

Vote Required for Approval:

Affirmative vote of a majority of the shares of common stock that are voting in the election of directors, meaning that, to be elected, the shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” that nominee.

Under our Majority Voting in Uncontested Director Elections Policy, if a director receives a greater number of votes “AGAINST” than “FOR” election, the director must promptly offer to resign, which resignation will be considered by the Governance and Nominating Committee. Please see the section captioned “Majority Voting in Uncontested Director Elections Policy” for more details on this policy and its impact on the election of director nominees.

Abstentions and broker non-votes will have no effect on the outcome of this proposal because they are not counted as “votes cast.”

Board Representation

DIVERSITY	INDEPENDENCE	TENURE
4 of our 8 continuing directors and director nominees voluntarily self-identify as having a diverse identity (gender, race/ethnicity, or LGBTQ+).	7 of our 8 continuing directors and director nominees qualify as independent under NASDAQ standards and SEC regulations.	The tenure of our continuing directors and director nominees (average 4.6 years) reflects a balance between experience and fresh perspectives.

Director Skills and Diversity

The Board of Directors is committed to maintaining a diverse and inclusive membership with varying experience, characteristics, and expertise that complement our business strategy. On an annual basis, the Board of Directors reviews the cumulative skill set of our Board members to insure we have the skills and experience we believe are required for Board oversight and governance of the company and we undergo periodic Board refreshment accordingly, as demonstrated in the “Tenure” graphic above in which 6 of our 8 directors have a tenure of less than 5 years, including 4 of 8 directors being appointed in the last three years. The matrices below provide a summary of certain key skills, experience, and diversity disclosures of our continuing directors and director nominees. Our directors, individually and as a group, possess a wide range of skills and experiences that are highly relevant as we transform our company, expand our business into new treatment areas and develop, manufacture, and launch new products. Our directors are strategic thinkers with high expectations for our performance and are attuned to the value and importance of diversity in all of its forms and the demands of proper Board oversight and good governance practices.

Board of Directors Skills Matrix

Skills and Experience	Blanchard	Conley	Fischetti	Henneman	Larsen	Richard	Thompson	Vogt
CEO/CFO Experience	•	•	•	•	•	•	•	•
Medical Devices/Pharmaceutical	•	•	•	•	•	•	•	•
Manufacturing	•	•			•		•	•
R&D/Innovation	•	•	•		•		•	•
Regulatory	•	•	•	•	•		•	•
Financial Oversight/Accounting		•	•	•	•	•		•
Human Capital Management	•	•		•	•	•	•	•
Commercialization/Marketing	•	•	•			•	•	•
Public Company Governance/Corporate Responsibility	•	•	•	•	•	•	•	•
M&A/Business Development	•	•	•	•	•		•
International/Global Business	•	•	•	•	•	•	•	•
Other Public Company Experience	•	•	•	•	•	•	•	•

Board of Directors Diversity Matrix

The below board diversity matrix reports self-identified diversity statistics for the board of directors.

Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5

Part II: Demographic Background

African American or Black		1

Alaskan Native or Native American

Asian

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	3	4

Two or More Races or Ethnicities

LGBTQ+

Persons with Disabilities

Visible Minorities

Indigenous Peoples

Did Not Disclose Demographic Background

Additional Board Governance Practices

Elections:	Voting Standard	Majority (1)
	Resignation Policy	Yes
	Mandatory Retirement Age or Tenure	No

Chair:	Separate Chair of the Board and Chief Executive Officer	Yes
	Independent Chair of the Board	Yes
	Robust Responsibilities and Duties Assigned to Independent Chair	Yes

Meetings:	Number of Board Meetings Held in 2022	7
	Each of the Directors Attended all of the Board Meetings in 2022	Yes
	Independent Directors Meet without Management Present	Yes
	Number of Standing Committee Meetings Held in 2022	13
	Each of the Members Attended at least 75% of the Committee Meetings in 2022	Yes

Director Status:	All Directors in Compliance with our Overboarding Guidelines	Yes
	Material Related-Party Transactions with Directors	None
	Standing Board Committee Membership Independence	100%
	Board Oversight of Company Strategy and Risk	Yes
	All Directors in Compliance with Hedging and Pledging Prohibitions	Yes
	All Directors in Compliance with Stock Ownership Guidelines	Yes

Stockholder Rights:	Dual Class Common Stock	No
	Poison Pill	No
	Cumulative Voting	No

(1)	Plurality carve out for contested elections

Proposal 2: Ratification of Independent Auditor for 2023

The Audit Committee has approved the retention of Deloitte & Touche LLP as our independent auditor with respect to our consolidated financial statements as of, and for the year ending, December 31, 2023.

Board Recommendation:	The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as our independent auditor for 2023.

Vote Required for Approval:	Affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions will not count as votes cast and will have no effect on the vote.

Proposal 3: Advisory “Say-on-Pay” Vote

The overall objective of our executive compensation policy is to attract and retain highly qualified executive officers and to incentivize them to provide superior performance for the benefit of our company and stockholders.

2022 Executive Total Compensation Mix

The charts below show the annual total direct compensation (actual base salary, grant date fair value of equity incentive compensation granted in 2022, and actual cash bonuses received for the 2022 fiscal year) for our Chief Executive Officer and our other current named executive officers, or NEOs, for 2022. Of total direct compensation, approximately 88% of our Chief Executive Officer’s compensation, and on average approximately 72% of our current other NEOs’ compensation, was variable, either because it was subject to performance goals, the fluctuations of our stock price, or both. The figures below exclude Messrs. Finnerty and Loerop as a result of their retirement and resignation, respectively, in early 2022.

Compensation Element	Description	Objectives
Base salary	• Fixed cash compensation	• Provide appropriate level of fixed compensation based on role, responsibility, performance and competitive market practices

Cash bonuses	• Annual cash award based on the performance of our company and the individual • Overall cash bonus capped at 200% of the target payout	• Reward the achievement of financial results, organizational development, business and technical development, individual goals and contributions to building long-term stockholder value

Equity-based grants	• Grants of equity awards, including restricted stock unit awards and stock options, under our equity plan	• Align interests of our executive officers with those of our stockholders in terms of long-term value generation

	• Includes performance-based and time-vesting equity awards	• Provide executive officers with opportunity to be compensated based on meaningful and continued stock price appreciation over time

• Encourage employee retention through long-term value creation

Additional detailed information regarding our compensation philosophy and process and the compensation awarded to our named executive officers in 2022 is included in the Compensation Discussion and Analysis beginning on page 45, the Executive and Director Compensation Tables beginning on page 61, and other related disclosures throughout this Proxy Statement.

Board Recommendation:	The Board of Directors recommends a vote “FOR” the approval of NEO compensation for the 2022 fiscal year as set forth in this Proxy Statement.

Vote Required for Approval:	Affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal. This vote is not binding on us, but will be given due consideration by the Compensation Committee and the Board.

Proposal 4: Advisory Frequency of Future “Say-on-Pay” Vote

In accordance with Section 14A of the Exchange Act, the company is providing stockholders with the opportunity to vote to determine whether the company should submit to stockholders a say-on-pay vote similar to Proposal 3 of this Proxy Statement every one, two or three years. Such a vote on the frequency of future say-on-pay votes is required to be submitted to stockholders of the company every six years.

Board Recommendation:	The Board of Directors recommends a vote to hold non-binding, advisory say-on-pay votes every “ONE YEAR”.

Vote Required for Approval:	Affirmative vote of the holders of a majority of the shares of common stock present or represented at the Annual Meeting and voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on this proposal. This vote is not binding on us, but will be given due consideration by the Compensation Committee and the Board.

Proposal 5: Amendment of 2017 Omnibus Incentive Plan

The Board of Directors has approved the amendment, subject to stockholder approval, of our 2017 Omnibus Incentive Plan (as amended June 8, 2022), to increase the number of shares of common stock reserved by 435,000 from 4,850,000 to 5,285,000. As of April 20, 2023, a total of 495,129 shares of common stock remained available for grant under the plan. Additionally, the Board approved an amendment, subject to stockholder approval, to clarify that the plan (i) prohibits substitution of Awards (as defined in the plan) without stockholder approval and (ii) counts stock-settled Options (as defined in the plan) and SARs (as defined in the plan) against the number of Shares (as defined in the plan) available for the grant of Awards on a gross basis. Please see the complete amendment attached hereto as Appendix A. No other provisions of the plan are proposed to be amended.

In order to capitalize on the transformation our company has undertaken over the past two years, including transformation in such key areas as leadership, technology, product portfolio expansion, commercial infrastructure enhancements, and the expansion of our addressable market, it is crucial that we are able to remain competitive in our compensation offerings. Our ability to grant equity awards to key employees is a fundamental part of our compensation program and integral to the success of our transformation. The request for 435,000 additional shares will enable us to grant equity awards to attract and incent newly hired employees and to compensate existing employees and directors.

Without the ability to grant equity at a competitive level, our alternatives would be limited and would likely include the need to increase the cash compensation of our employees to attract, motivate and retain the people with the skills and experiences that we need to execute our long-term strategy. We believe equity-based compensation is an important feature of our compensation program because it aligns the interests of our management team with those of our stockholders.

The following table recaps key provisions of the plan, after giving effect to the proposed amendment.

Key Provision	Summary Description

New share request

The 435,000 shares of common stock requested represents 3% of the fully diluted common stock outstanding as of April 20, 2023 and would increase the total shares of common stock available for grant under the plan from 495,129 to 930,129.

Shares reserved

Up to 930,129 shares of common stock, representing 6.3% of the fully diluted common stock outstanding as of April 20, 2023, would be available for grant, subject to adjustment by the plan administrator as set forth in the plan.

Multiple award types

Various types of awards may be granted as compensation tools to attract new employees and motivate our workforce, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, and other types of share and cash-based awards.

Minimum vesting requirements

Awards must have a vesting period of at least 1 year, except that:

•  Up to 5% of the share pool can be granted without such minimum vesting period; and

•  Awards may be accelerated due to a participant’s retirement, death, disability or a change in control of Anika, if such term was included in the award agreement.

Maximum award terms	Awards may have terms of up to 10 years.

Board of Director limits

The plan specifies the following annual limits on the value of awards that may be granted to non-employee directors:

•  $500,000 limit for the non-employee Chair or Lead Director of the Board; and

•  $425,000 limit for each non-employee director other than the Chair or Lead Director of the Board (not including awards to non-employee directors upon initial election to the Board)

No repricing or substitution	Awards may not be repriced or substituted without stockholder approval.

No transferability	Awards generally may not be transferred, except by will or laws of descent and distribution.

Share counting

Stock-settled Options (as defined in the plan) and SARs (as defined in the plan) will be counted against the number of Shares (as defined in the plan) available for the grant of Awards on a gross basis.

Board Recommendation:	The Board recommends a vote “FOR” the amendment of our 2017 Omnibus Incentive Plan.

Vote Required for Approval:	Affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal.

Proposal 1: Election of Directors

Our company is managed under the oversight of the Board of Directors, which is led by an independent chair. The directors utilize their deep experience in business and science, including biotech, pharmaceuticals, and medical devices, as well as their diverse backgrounds to provide management with guidance and oversight in delivering innovative products to meet the needs of clinicians and the patients that they treat, and in executing on our strategy for long-term value creation.

The Board sets high standards for management and employees tied to our core values of principled and ethical behavior, and the Board applies those same standards to itself, undertaking regular and rigorous reviews of each committee’s and each director’s performance, both collectively and individually. This is evidenced in our ongoing approach to Board refreshment, having added four of our current eight directors in the past three years. The current mix of longer serving and recently added directors provides an appropriate balance of perspectives as the Board holds management accountable for delivering long-term value and keeping the interests of our stockholders and stakeholders, including clinicians and their patients, employees and business partners, at the center of our priorities.

The Board is currently comprised of eight directors and is divided into three classes: Class I, Class II and Class III. Each class of directors serves for a three-year term, with one class of directors being elected by our stockholders at each annual meeting. John B. Henneman, III, Susan L. N. Vogt and Gary P. Fischetti serve as Class III Directors, with terms of office expiring at the Annual Meeting. Sheryl L. Conley, Stephen O. Richard and Jeffery S. Thompson serve as Class I Directors, with terms of office expiring at the 2024 Annual Meeting. Cheryl R. Blanchard, Ph.D. and Glenn R. Larsen, Ph.D. serve as Class II Directors, with terms of office expiring at the 2025 Annual Meeting.

Mr. Henneman, Ms. Vogt and Mr. Fischetti are the Board’s nominees for election as Class III Directors at the Annual Meeting. Each Class III Director will be elected to hold office until the 2026 Annual Meeting and until a successor is duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy will vote, as permitted by our bylaws, to elect Mr. Henneman, Ms. Vogt and Mr. Fischetti as Class III Directors. The Board has no reason to believe that Mr. Henneman, Ms. Vogt or Mr. Fischetti will be unable or unwilling to serve if elected.

Gary Fischetti was appointed to our Board of Directors in April 2023 in connection with the Cooperation Agreement, or the Cooperation Agreement, with Caligan Partners LP, Caligan Partners Master Fund LP and David Johnson, or collectively with each of their respective affiliates and associates, the Investor Group, dated April 13, 2023. Mr. Fischetti filled a newly-created Class III vacancy and he stands for election this year. As part of the Cooperation Agreement, Investor Group agreed, among other things, (i) to customary standstill provisions until the date that is thirty calendar days prior to the notice deadline under the company’s bylaws for stockholders to submit stockholder nominations for election to the Board at the company’s 2024 annual meeting of stockholders, (ii) to vote its shares in favor of the Board of Directors’ slate of directors at the Annual Meeting, and (iii) the company reimbursed the Investor Group for such reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the subject matter of the Cooperation Agreement, up to $750,000 in the aggregate.

There are no other arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

Vote Required

At the Annual Meeting, the election of a director requires the affirmative vote of a majority of the shares of common stock that are voting in the election of directors, meaning that, to be elected, the shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” that nominee. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal. Under our Majority Voting in Uncontested Director Elections Policy, if a director receives a greater number of votes “AGAINST” than “FOR” election, the director must promptly offer the director’s resignation for consideration by the Governance and Nominating Committee. Please see the section captioned “Majority Voting in Uncontested Director Elections Policy” for more details on this policy and its impact on the election of director nominees.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF JOHN B. HENNEMAN, III, SUSAN L. N. VOGT AND GARY P. FISCHETTI, THE DIRECTOR NOMINEES.

Information Regarding Directors

The following table sets forth the name of our current directors and includes the nominees for election as directors at the Annual Meeting, together with their ages (as of the record date) and the years in which they became a director.

Director Name	Age	Director Since	Term Expires
Class I Directors
Sheryl L. Conley	62	2021	2024
Stephen O. Richard	60	2020	2024
Jeffery S. Thompson	57	2011	2024
Class II Directors
Cheryl R. Blanchard Ph.D.	58	2018	2025
Glenn R. Larsen, Ph.D.	67	2015	2025
Class III Directors
John B. Henneman, III	61	2020	2023
Susan L. N. Vogt	69	2018	2023
Gary P. Fischetti	62	2023	2023

Cheryl R. Blanchard, Ph.D.
Anika Board Service: • Director since August 2018

PRESIDENT and CHIEF EXECUTIVE OFFICER	Age: 58

Professional Experience

•	President and Chief Executive Officer of Anika since April 2020, and Interim Chief Executive Officer of Anika from February 2020 through April 2020

•	Principal at Blanchard Consulting, LLC, a provider of scientific, regulatory, and business strategy consulting services to medical device companies and private equity clients, from 2012 - 2020

•

President and Chief Executive Officer of Microchips Biotech, Inc., a venture-backed biotechnology company developing regenerative medicine and drug delivery products, from 2014 until its sale to Daré Bioscience, Inc. in November 2019

•

Various offices, including Senior Vice President, Chief Scientific Officer, and general manager of Zimmer Biologics, of Zimmer, Inc., a medical device company focused on musculoskeletal products, from 2000 to 2012

Other Current Public Company Board Service

•	Daré Bioscience, Inc. (NASDAQ: DARE), a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s health, from November 2019 – present

•

Vigil Neuroscience, Inc. (NASDAQ: VIGL), a clinical-stage biotechnology company that went public in January 2022, committed to harnessing the power of microglia for the treatment of neurodegenerative diseases, from December 2020 – present

Former Recent Public Company Board Service

•	Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on products for psychiatric disorders, from February 2019 to June 2020

•	SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, from June 2015 – May 2019

Education

•	Ph.D. and M.S. in Materials Science and Engineering from the University of Texas-Austin

•	B.S. in Ceramic Engineering from Alfred University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, Manufacturing Experience, R&D/Innovation Experience, Regulatory Expertise, Commercialization/ Marketing Expertise, International/Global Business Experience and M&A/Business Development Expertise – acquired over her career in positions of leadership at multiple companies in the life science industry, where she gained extensive experience in business development, developing and commercializing products, including building from scratch a high-growth $100 million-plus regenerative medicine business while at Zimmer, and regenerative medicine and drug delivery products while at multiple companies in the life science industry.

•

Public Company Governance/Corporate Responsibility Expertise – obtained through her experience serving on boards of directors, including publicly held medical technology and biopharmaceutical companies

•	Dr. Blanchard also brings Human Capital Management Expertise to the Board

Sheryl L. Conley
Anika Board Service: • Director since October 2021 • Committees: • Audit • Compensation

INDEPENDENT	Age: 62

Professional Experience

•	President and Board Member of AcceLINX, Inc., a musculoskeletal health business accelerator, from March 2017 – December 2022

•	President and Chief Executive Officer of OrthoWorx, Inc., a community-based initiative that works strategically and collaboratively with the orthopedic industry, from September 2012 to May 2017

•

Various management roles (1983-2008) at Zimmer, Inc., a medical device company focused on musculoskeletal products, including Group President, Americas and Global Brand Management, and Chief Marketing Officer from December 2005 to May 2008

Other Public Company Board Service

•	Neuronetics, Inc. (NASDAQ: STIM), a medical technology company focused on transforming patient lives with the best neurohealth therapies in the world, from October 2019 – present

•	Surgalign Holdings, Inc. (NASDAQ: SRGA), a global medical technology company focused on elevating the standard of care by driving the evolution of digital surgery, from May 2021 – present

Education

•	M.B.A. from Ball State University

•	B.S. in Biology and Chemistry from Ball State University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, R&D/Innovation Expertise, Commercialization/Marketing Expertise, M&A/Business Development Expertise, Financial Oversight/Accounting Expertise, Regulatory Expertise, and International/Global Business Experience – gained during more than 35 years in the orthopedic medical device and healthcare industries, including her significant executive leadership experience running full profit-and-loss business segments, global brand management, marketing, sales, product development, operations, and in global medical device development and commercialization

•	Manufacturing Expertise - developed while at Zimmer, where she held roles with responsibility for oversight of business divisions that included manufacturing segments

•

Public Company Governance/Corporate Responsibility Expertise – obtained through her corporate section 16 roles at Zimmer, an NYSE public company, in addition to her experience serving on boards of directors, including boards of publicly held medical technology companies

•	Ms. Conley also brings Human Capital Management Expertise to the Board through her multiple and globally expansive executive leadership roles

Gary P. Fischetti
Anika Board Service: • Director since April 2023 • Committees: • Capital Allocation • Compensation

INDEPENDENT	Age: 62

Professional Experience

•

Spent 35 years at Johnson & Johnson, a multinational corporation that develops medical devices, pharmaceuticals, and consumer packaged goods, in positions of increasing responsibility, including Company Group Chairman – North American Medical Devices from May 2015 to January 2018, Company Group Chairman – DePuy Synthes North America from January 2014 to June 2015, Company Group Chairman – DePuy Orthopaedic from February 2011 to May 2015, and Worldwide President of DePuy Spine from 2005 to 2011

Other Public Company Board Service

•	Conformis (NASDAQ: CFMS), a medical technology company focused on advancing orthopedic patient care and creating a world without joint pain, from May 2022 – present

Education

•	M.B.A. from Rutgers University

•	B.S.B.A. in Finance from Villanova University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, R&D/Innovation Expertise, Commercialization/Marketing Expertise, M&A/Business Development Expertise, Financial Oversight/Accounting Expertise, Regulatory Expertise, and International/Global Business Experience – acquired during his 35 years at Johnson & Johnson serving in executive leadership positions for multiple medical device businesses and divisions of the company, with both domestic and worldwide responsibilities, overseeing all aspects of strategic planning, product and business development, and commercial operations, with full P&L responsibility, as well as oversight of sales and marketing initiatives

•

Public Company Governance/Corporate Responsibility Expertise – obtained through his experience serving on boards of directors, including the board of publicly held medical technology company, Conformis

John B. Henneman, III
Anika Board Service: • Director since September 2020 • Committees: • Compensation (Chair) • Capital Allocation • Governance and Nominating

INDEPENDENT	Age: 61

Professional Experience

•

Executive Vice President and Chief Financial Officer of NewLink Genetics Corporation, a public biotechnology company, from October 2014 to July 2018 and Chief Administrative Officer of NewLink from July 2018 through his retirement in November 2018

•

Various offices of Integra LifeSciences Holdings Corp., a medical devices company, from 1998 to 2014, including Chief Financial Officer from 2007 to 2014 and earlier as General Counsel and Chief Administrative Officer

Other Public Company Board Service

•	Aprea Therapeutics Inc. (NASDAQ: APRE), a biotechnology company focused on novel cancer therapeutics, from August 2019 – present (lead independent director from September 2020 - present)

•	R1 RCM, Inc. (NASDAQ: RCM), a provider of revenue cycle management services to healthcare providers, from February 2016 – present (lead independent director from February 2022 - present)

•	SeaSpine Holdings Corporation (NASDAQ: SPNE), a spinal implant and orthobiologics company, from July 2015 through completion of the merger and acquisition by Orthofix Medical Inc. in January 2023

•	Orthofix Medical, Inc. (NASDAQ: OFIX), a leading global spine and orthopedics company, from January 2023 – present

Education

•	J.D. from University of Michigan Law School

•	A.B. in Politics from Princeton University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience and M&A/Business Development Expertise- developed during his more than 25 years of senior management experience in the medical technology and biotechnology industries, including his roles at Prettybrook Partners and SparkMed Advisors, as well as at Integra, where he led or executed more than 40 acquisitions and alliances, and raised more than $1 billion in debt and equity financing

•

Financial Oversight/Accounting Expertise – acquired while serving as Executive Vice President and Chief Financial Officer of NewLink Genetics and as Chief Financial Officer of Integra LifeSciences Holdings, positions in which he was responsible for overseeing all the financial aspects of the company’s operations

•

Human Capital Management Expertise and Regulatory Expertise – gained in his role as General Counsel at Integra and his multiple roles as CFO, especially at Integra, where while serving in that role, he had the additional responsibility, at various times, for the company’s regulatory affairs and human resources functions

•	Public Company Governance/Corporate Responsibility Expertise – obtained through his significant experience serving on boards of directors, including boards of publicly held life science companies

•	Mr. Henneman also brings International/Global Business Experience to the Board

Glenn R. Larsen, Ph.D.
Anika Board Service: • Director since February 2015 • Committees: • Compensation • Governance and Nominating

INDEPENDENT	Age: 67

Professional Experience

•

Chairman, President, Chief Executive Officer and cofounder of Aquinnah Pharmaceuticals, Inc., a pharmaceutical company focused on the development of treatments for ALS, Alzheimer’s and other neurodegenerative diseases, from February 2014 - present

•

Chairman, President, and Chief Executive Officer of 180 Therapeutics L.P., a clinical stage musculoskeletal drug development company, from 2013 until its merger with NASDAQ-listed 180 LifeSciences in 2020

•	Chief Scientific Officer and Executive Vice President of Research and Development of SpringLeaf Therapeutics, Inc., a producer of combination drug delivery devices, from 2010 to 2013

•

Chief Operating Officer, Executive Vice President of Research and Development and director of Hydra Biosciences, Inc., a biopharmaceutical company focused on developing pain therapeutic drugs, from 2003 to 2010

•

Series of drug discovery and development leadership positions, including Global Development Board and Vice President Musculoskeletal Sciences, at Wyeth (now Pfizer)/Genetics Institute, where he directed Wyeth’s second-largest therapeutic area with responsibility for Enbrel, an anti-TNF therapeutic for arthritic pain with multi-billion dollar annual sales, and the development of Infuse Bone Graft, the 1st regenerative biologic medicine approved for numerous orthopedic bone regeneration indications

Education

•	Ph.D. in Biochemistry from Stony Brook University

•	P.M.D. from Harvard University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, R&D/Innovation Expertise, M&A/Business Development Expertise, Regulatory Expertise, and International/Global Business Experience – acquired during his extensive background in management, product development and business development at multiple companies in the life science industry as well as significant experience in innovative research and product development and commercial development, including leading groups that advanced 15 drugs to clinical development; resulting in 5 commercial approvals

•	Public Company Governance/Corporate Responsibility – obtained through his service on the Company’s board

•	Mr. Larsen also brings Manufacturing, Financial Oversight/Accounting and Human Capital Management Expertise to the Board

Stephen O. Richard
Anika Board Service: • Director since September 2020 • Committees: • Audit (Chair) (Financial Expert)

INDEPENDENT	Age: 60

Professional Experience

•	Senior Vice President, Chief Risk Officer from May 2019 – present and Chief Audit Executive from 2016 to present of Becton, Dickinson and Company, an $18 billion, global medical technology company

•

Various executive positions in the areas of finance, operations and business development of the National Basketball Association from 1998 – 2016, including Senior Vice President, Business Development and Global Operations of NBA Properties, Inc. from 2013 – 2016, Chief Financial Officer of NBA China from 2010 – 2013 and Interim Chief Executive Officer of NBA China from 2010 – 2011

•

Earlier in his career, Mr. Richard served as, among other positions, Regional Audit Director, U.S. Consumer Businesses at Citigroup Inc., District Manager, Financial Planning and Analysis at AT&T Corporation, and Senior Manager at Deloitte & Touche LLP

Education

•	M.B.A. in Finance from Columbia Business School.

•	B.S. in Accounting from Northeastern University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience and Commercialization/Marketing Expertise – acquired through his senior management roles at Becton, Dickinson and Company and the National Basketball Association

•

Public Company Governance/Corporate Responsibility Expertise and M&A/Business Development Expertise – gained as Chief Risk Officer of Becton, Dickinson and Company and Senior Vice President, Business Development and Global Operations of NBA Properties

•

Financial Oversight/Accounting Expertise and International/Global Business Experience - first gained through his education and further developed during his experience serving as Chief Risk Officer and Chief Audit Executive of Becton, Dickinson, Chief Financial Officer and interim Chief Executive Officer of NBA China, and Regional Audit Director, U.S. Consumer Businesses at Citigroup, as well as all prior professional positions and as the Chairman of the Committee on Governance, Risk and Compliance of Financial Executives International, an association of financial executives serving public and private companies

•	Mr. Richard also brings Human Capital Management Expertise to the Board

•	Mr. Richard is a Certified Public Accountant with an active license in the State of New Jersey

Jeffery S. Thompson
Anika Board Service: • Director since January 2011 • Chair of the Board • Committees • Capital Allocation

INDEPENDENT	Age: 57

Professional Experience

•

Partner with HealthEdge Investment Partners, LLC, or HealthEdge, a private equity firm providing strategic capital exclusively to the healthcare industry, where he sits on the investment team and serves as a director for numerous HealthEdge affiliated companies, including Legacy Xspire Holdings, LifeSync and Westone, from 2008 - present

•

Previously, Chairman, Chief Executive Officer and President of Advanced Bio-Technologies, Inc. and Enaltus LLC, both HealthEdge portfolio companies specializing in skincare solutions sold to consumers and direct to physicians from 2008 - 2017

•	Non-executive director of Sinclair Pharma, plc, a publicly traded international aesthetic dermatology company from September 2014 until its acquisition by China Grand in November 2018

•

Director and Chief Operating Officer of Stiefel Laboratories, Inc., an independent pharmaceutical company with wholly owned global operations specializing in dermatology in 100 plus markets, and President of Glades Pharmaceuticals, both of which were sold to GlaxoSmithKline in 2008

•	Earlier in his career, Mr. Thompson held sales and business management positions at Bausch & Lomb Pharmaceuticals and SmithKline Beecham

Education

•	B.S. in General Science from University of Pittsburgh

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, Manufacturing Expertise, R&D/Innovation Expertise, Regulatory Expertise and Commercialization/Marketing Expertise - gained over his extensive career in leadership roles, including as CEO, at multiple life science and healthcare services companies

•	M&A/Business Development Expertise – acquired during more than a decade spent advising HealthEdge portfolio and other life sciences companies on business development strategies and transactions

•

Public Company Governance/Corporate Responsibility Expertise – developed during his extensive experience serving on boards of directors of numerous life science, biotechnology, and healthcare services companies including Sinclair Pharma and Stiefel Laboratories

•	Mr. Thompson also brings Human Capital Management Expertise and International Global/Business Experience to the Board

Susan L. N. Vogt
Anika Board Service: • Director since October 2018 • Committees: • Audit (Financial Expert) • Governance and Nominating (Chair)

INDEPENDENT	Age: 69

Professional Experience

•	Chief Executive Officer and President of Aushon Biosystems, Inc., a developer of a multiplex immunoassay platform, from 2013 until its acquisition in January 2018

•

Chief Executive Officer, President, and a director of SeraCare Life Sciences, Inc., a NASDAQ-listed life sciences developer of products facilitating human diagnostics and therapeutics, from 2006 to 2011

•	Former director of Andor Technology (LSE:AND) from 2010 to 2013

•

From 1981 to 2005, various management and officer positions at Millipore Corporation (now part of MilliporeSigma, the life science business of Merck KGaA), an NYSE-listed developer of technologies for life science research, drug development and manufacturing for the biotechnology and pharmaceutical industries, including, among other leadership roles, President of the Biopharmaceutical Division, Vice President and General Manager of the Laboratory Water Division, Vice President and General Manager of the Analytical Products Division

Other Public Company Board Service

•

Sharps Compliance, Inc. (NASDAQ: SMED) a leading full-service national provider of comprehensive waste management services, including medical, pharmaceutical, and hazardous waste, from October 2019 through completion of the merger and acquisition by an affiliate of Aurora Capital Partners, a private equity firm, in August 2022

•	Charlotte’s Web Holdings, Inc. (TSX: CWEB) a leading provider of CBD wellness products, from September 2020 - present

Education

•	M.B.A. from Boston University, concentration in Finance

•	A.B. in Art History from Brown University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, R&D/Innovation Experience, Manufacturing Experience and Commercialization/Marketing Expertise – gained through her more than thirty-five years of experience in the global life science research, pharmaceutical, biotech and clinical diagnostics industries, including senior roles at MilliporeSigma, SeraCare Life Sciences and Aushon Biosystems and her proven record of driving operational efficiency and productivity, successfully scaling commercial operations, enhancing profitability by streamlining, restructuring and consolidating operations, and delivering sustained revenue and cash flow growth at multiple companies

•	Financial Oversight/Accounting Expertise – as a result of her education, financial-based roles during her career and serving on audit committees of several companies

•	Public Company Governance/Corporate Responsibility Expertise – obtained through her significant experience in serving on the boards of directors of other public companies

•	Ms. Vogt also brings Regulatory Expertise, Human Capital Management Expertise, and International/Global Business Experience to the Board

Governance

Corporate Governance and Board Matters

The Board of Directors annually reviews the independence of all non-employee directors. In April 2020, the Board established categorical standards consistent with the corporate governance standards of NASDAQ to assist the Board in making determinations of the independence of Board members. A copy of our Standards for Director Independence, which was adopted by the Board in April 2020, is available on the investor relations portion of our website at https://ir.anika.com/governance-documents. These categorical standards require that, to be independent, a director may not have a material relationship with our company. Even if a director meets all categorical standards for independence, the Board reviews other relationships with Anika in order to conclude that each independent director has no material relationship with Anika either directly or indirectly.

The Board has determined that each of the continuing directors and director nominees, other than our President and Chief Executive Officer, Cheryl R. Blanchard, Ph.D., is “independent” within the meaning of the director independence standards of NASDAQ and the SEC. The Board based these determinations primarily on a review of the responses of each director and director nominee to questions regarding employment and compensation history, affiliations, and family and other relationships, and on other relevant discussions with the directors and director nominees.

Independent directors meet regularly in executive sessions without management participation. The executive sessions generally occur in connection with regularly scheduled meetings of the Board and committees of the Board, and at other times the independent directors deem appropriate. The executive sessions are chaired either by the Chair of the Board or by the chair of the Board committee, as applicable.

The Board and its committees review matters related to our corporate governance annually at regularly scheduled meetings. The Board’s review process includes an evaluation of our bylaws, committee charters, diversity programs, corporate social and environmental responsibility initiatives, and other matters related to our governance. During this review, the Board assesses input from management and outside consultants to discern whether any actions should be taken on any of these topics. Furthermore, the Board conducts periodic evaluations that focus on the effectiveness of the Board as a whole and of its committees. Board members complete a detailed questionnaire that provides for quantitative rankings in key areas and seeks subjective comments in each of those areas. In addition, members of each Board committee complete a detailed questionnaire to evaluate how well their committee is operating and to make suggestions for improvement. The evaluation process is managed by the Chair of the Governance and Nominating Committee, with advice and assistance from outside counsel. Outside counsel may conduct separate, confidential interviews with some or all of the directors to follow-up on responses and comments reflected in the questionnaires to the extent it is determined helpful or necessary. An anonymized summary of the principal findings from the evaluation process is prepared by outside counsel and is used as the basis for self-assessment discussions by the Board and its committees.

The Board met 7 times during 2022. Each of the directors attended all of the Board meetings in 2022 during the director’s term.

Our annual meetings of stockholders are generally held to coincide with one of the Board’s regular quarterly meetings. Although we have no formal policy requiring attendance, directors are encouraged to attend annual meetings of stockholders and each of the then-serving or nominated directors attended the 2022 Annual Meeting.

Cooperation Agreement with Caligan Partners LP et. al

On April 13, 2023, the company entered into a Cooperation Agreement with the Investor Group.

Pursuant to the Cooperation Agreement, the company agreed to increase the size of the Board of Directors to eight directors and appoint Mr. Fischetti as an independent Class III director to fill such vacancy with a term expiring at the company’s 2023 Annual Meeting of Stockholders. Mr. Fischetti was also appointed to the Compensation Committee of the Board. Under the Cooperation Agreement, the company agreed to limit the size of the Board to no more than eight directors during the Standstill Period (as defined below).

In addition, the company agreed to, as promptly as practicable following execution of the Cooperation Agreement, form a Capital Allocation Committee of the Board, or the Capital Allocation Committee, consisting of three members, including Mr. Fischetti and two other directors. The Capital Allocation Committee will adopt a charter, which will provide, among other things, that the responsibilities of the Capital Allocation Committee will include: (i) serving as an advisory group to the full Board, (ii) supporting and making recommendations to the Board regarding the company’s capital allocation across its business segments and between internal investments and return of capital to shareholders and (iii) providing the Board with updates summarizing its progress.

The company also agreed to commit to a return of capital program, subject to market conditions, applicable legal requirements and other relevant factors, by establishing a share repurchase program for an aggregate purchase price equal to $20,000,000 to occur within twelve months from the date of the Cooperation Agreement as follows: (i) the first $5,000,000 of which will be effected through an accelerated stock repurchase program with an investment bank commencing with the company’s next open trading window, which will open on or before May 12, 2023, (ii) the second $5,000,000 of which to be purchased in the open market, and (iii) the remaining $10,000,000 of which to be purchased in the open market subject to positive cash flow.

Under the Cooperation Agreement, the Investor Group has agreed to certain voting commitments. Commencing on the date of the Cooperation Agreement and ending on the date that is thirty calendar days prior to the notice deadline under the company’s bylaws for stockholders to submit stockholder nominations for election to the Board at the company’s 2024 annual meeting of stockholders, such period, the Standstill Period, the Investor Group has agreed to appear in person or by proxy at each meeting of the company’s stockholders and to vote all of its shares of the company’s common stock in accordance with the Board’s recommendation with respect to the election, removal and/or replacement of directors and any other proposal that is submitted to the stockholders of the company for their vote, other than a proposal with respect to an amendment to the company’s 2017 Omnibus Incentive Plan or an Extraordinary Transaction (as defined therein).

During the Standstill Period, the Investor Group has also agreed to certain standstill provisions, including, among other things, agreeing not to, subject to certain exceptions, (i) acquire cumulative ownership (directly or indirectly) of more than 7.5% of the company’s outstanding common stock, (ii) transfer its shares of common stock to any third party that would result in such third party owning more than 4.9% of the company’s outstanding common stock, (iii) nominate or recommend for nomination any person for election to the Board, (iv) make or be the proponent of any stockholder proposal, (v) engage in any solicitation of proxies or consents with respect to any matter or proposal, (vi) initiate or participate in any tender or exchange offer, merger, consolidation or other extraordinary transaction involving the company, (vii) subject any voting securities of the company to any voting arrangement or agreement, or (viii) acquire or engage in any transaction involving synthetic equity interests or short interests in the company.

The company and the Investor Group have also agreed to certain non-disparagement and no-litigation provisions, subject to certain exceptions.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement which has been filed with the SEC as an exhibit to a Form 8-K and is incorporated herein by reference.

The Board’s Leadership Structure

Jeffery S. Thompson has served as the Chair of the Board since September 2020. Separating the roles of Chair of the Board and Chief Executive Officer allows our Chief Executive Officer to focus on the strategic management of our day-to-day business, while allowing the Chair of the Board to focus on leading the Board of Directors in its fundamental role of providing advice to, and independently overseeing, management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to the position in the current business environment, as well as the commitment required to serve as Chair of the Board, particularly as the Board’s oversight responsibilities continue to grow. The Board believes that having separate positions, with an independent, non-executive director serving as Chair of the Board, is the appropriate leadership structure for our company at this time and allows the Board to fulfill its role with appropriate independence.

The Board’s Role in Environmental, Social and Governance (ESG) Oversight

The Board of Directors believes that our company has a broad responsibility that takes into account the positive effect we seek to have on the people we employ, serve and support, and the environment and the communities where we live and work. The full Board has oversight of our Environmental, Social and Governance, or ESG, initiatives, which are the direct responsibility of a cross-functional group comprised of members of our senior management team under the leadership of our Vice President, Investor Relations, ESG and Corporate Communications. For additional detailed information regarding our ESG initiatives, please see the section captioned “Our Commitment to Corporate Social Responsibility – Focus on Environmental, Social and Governance (ESG)” below.

The Board’s Role in Risk Oversight

The role of the Board of Directors in our risk oversight process includes receiving reports from management and the Chairs of Board committees on areas of material risk to our company, including operational, financial, commercial, legal, regulatory, strategic, cyber-security and reputational risks. The Board has delegated primary responsibility to the Audit Committee to review these matters and discuss with management the process by which management assesses and manages our risk exposure, risk management, and risk mitigation strategies. The Audit Committee also works with other committees to assess areas of risk under the particular purview of those committees. When the Audit Committee receives a report from management or another committee, the Chair of the Audit Committee reviews the matter and then summarizes the review in a presentation to the full Board. This enables the Board and its committees to coordinate the risk oversight role to ensure that all directors receive all significant risk-related information. The Board also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions and through regular periodic reports from our independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal controls and financial reporting. In addition, as part of its charter, the Audit Committee discusses with management significant financial and operational risks and exposures, as well as the steps management has taken to minimize those risks.

Board Committees

The Board of Directors currently has four standing committees:

•	Audit Committee;

•	Compensation Committee;

•	Governance and Nominating Committee; and

•	Capital Allocation Committee

The membership of each standing committees was as follows as of April 24, 2023:

Director	Audit	Compensation	Governance and Nominating	Capital Allocation	Independent Under SEC Rules	Financial Expert Under SEC Rules

Sheryl L. Conley	✓	✓			✓

Gary P. Fischetti		✓		✓	✓

John B. Henneman, III		Chair	✓	✓	✓

Glenn R. Larsen, Ph.D.		✓	✓		✓

Stephen O. Richard	Chair				✓	✓

Jeffery S. Thompson				✓	✓

Susan L. N. Vogt	✓		Chair		✓	✓

The Board has adopted a written charter for the Compensation Committee, Audit Committee and Governance and Nominating Committee, each of which is reviewed yearly by that committee. You can find these charters on the investor relations portion of our website at https://ir.anika.com/board-committees. The Board will adopt a written charter for the Capital Allocation Committee.

Audit Committee

Role and Key Responsibilities

☑	Overseeing accounting and financial reporting processes

☑	Overseeing audits of our financial statements and internal controls

☑	Taking, or recommending that the Board of Directors take, appropriate action to oversee the qualifications, independence and performance of our independent registered public accounting firm

☑	Leading the review of our risk management processes and exposure to financial and operational risks, including cybersecurity

☑	Preparing an Audit Committee report, as required by the SEC, for inclusion in our annual Proxy Statement

☑	Selecting, retaining, overseeing, and, when appropriate, terminating our independent registered public accounting firm

☑	Conferring with the independent registered public accounting firm and reporting to the Board regarding the scope, method, and result of the audit of our books and records

☑	Reviewing and discussing proposed earnings press releases and financial information and guidance proposed to be provided to investors

☑	Establishing, overseeing and periodically reviewing procedures for complaints regarding accounting or auditing matters

☑	Establishing and monitoring a policy relative to non-audit services provided by the independent registered public accounting firm in order to ensure the firm’s independence

The Audit Committee held 4 meetings in 2022. Each of the members attended all of the Audit Committee meetings held in 2022 while the member served on the Audit Committee. The Audit Committee holds separate sessions of its meetings, outside the presence of management, with our independent auditor in conjunction with each regularly scheduled Audit Committee meeting in which the independent auditor participates. During 2022, the Audit Committee regularly met privately with our management and held executive sessions with only non-employee directors in attendance as appropriate. No director is eligible to serve on the Audit Committee if that director simultaneously serves on the audit committees of four or more other public companies.

The current members of the Audit Committee are Stephen O. Richard, who serves as Chair, Sheryl L. Conley, and Susan L. N. Vogt. The Board has determined that each member is independent, as defined for purposes of the SEC and NASDAQ, is financially literate, and has the requisite financial sophistication to serve on the Audit Committee. The Board has also determined that each of Mr. Richard and Ms. Vogt qualifies under SEC rules as an “audit committee financial expert,” which designation is an SEC disclosure requirement related to their experience and understanding of certain accounting and auditing matters. The designation does not impose upon either of the members any duties, obligations, or liabilities that are greater than those otherwise imposed on them as members of the Audit Committee and the Board.

Compensation Committee

Role and Key Responsibilities

☑	Managing our overall compensation philosophy, structure, policies, processes, procedures, and programs

☑	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers

☑	Reviewing the performance of and determining the compensation of the Chief Executive Officer

☑	Reviewing the performance of and determining, with the advice and assistance of the Chief Executive Officer, the compensation of our executive officers other than the Chief Executive Officer

☑	Annually reviewing and recommending to the Board of Directors compensation for non-employee directors

☑	Overseeing our overall compensation programs, including the granting of awards under our omnibus incentive plan

☑	Preparing a report on executive compensation for inclusion in our annual Proxy Statement

☑	Reviewing, discussing with management and any compensation consultant, and recommending the inclusion of disclosures under “Compensation Discussion and Analysis” in our Proxy Statement

☑

Periodically conducting a risk assessment to evaluate whether forms of pay encourage unnecessary or excessive risk taking and assisting the Audit Committee in assessing and managing potential risks created by our compensation practices, policies and programs

☑

Reviewing, approving, recommending to the Board for approval, and considering the results of stockholder advisory “say-on-pay” and “say-on-frequency” votes and reviewing and recommending to the Board whether to submit a stockholder advisory vote on certain acquisition-related compensation arrangements

☑

Appointing, retaining, compensating, terminating, and overseeing the work of any compensation consultant or other compensation advisor, as well as considering the independence of any compensation consultant or other compensation advisor

The Compensation Committee held 6 meetings in 2022. Each of the members attended at least 75% of the Compensation Committee meetings held in 2022 while the member served on the Compensation Committee. During 2022, the Compensation Committee regularly held executive sessions with only non-employee directors in attendance as appropriate, including when evaluating the performance of Dr. Cheryl R. Blanchard.

The current members of the Compensation Committee are John B. Henneman, III, who serves as Chair, Glenn R. Larsen, Ph.D., Sheryl L. Conley and Gary P. Fischetti. The Board has determined that each current member of the Compensation Committee is independent, as defined in the listing standards of NASDAQ.

Governance and Nominating Committee

Role and Key Responsibilities

☑	Recommending to the Board of Directors the criteria for Board and committee membership

☑	Identifying, evaluating, and recommending nominees to stand for election as directors at each Annual Meeting of Stockholders, including incumbent directors and candidates recommended by stockholders

☑	Developing succession plans for the Board, the Chief Executive Officer and other executives

☑	Coordinating performance evaluations of the Board and its standing committees

☑	Recommending to the Board assignments of directors to each Board committee and monitoring compliance with Board and committee membership criteria

☑	Overseeing and administering Board education programs

☑	Overseeing corporate governance affairs of the Board and our company

The Governance and Nominating Committee held 4 meetings in 2022. Each of the members attended all of the of the Governance and Nominating Committee meetings held in 2022 while the member served on the Governance and Nominating Committee. During 2022, the Governance and Nominating Committee regularly held executive sessions with only non-employee directors in attendance as appropriate. In 2022, the Governance and Nominating Committee focused on reviewing the skill set of the Board members as a whole to ensure that the Board represents a balanced skill set enabling appropriate Board oversight of our company in relation to our industry, strategic plan and stockholder alignment.

The current members of the Governance and Nominating Committee are Susan L. N. Vogt, who serves as Chair, John B. Henneman, III, and Glenn R. Larsen, Ph.D. The Board has determined that each current member of the Governance and Nominating Committee is independent, as defined in the listing standards of NASDAQ.

Capital Allocation Committee

The Capital Allocation Committee was formed in April 2023 and has not yet met. The responsibilities of the Capital Allocation Committee include: (i) serving as an advisory group to the full Board of Directors, (ii) supporting and making recommendations to the Board of Directors regarding our company’s capital allocation across our business segments and between internal investments and return of capital to shareholders and (iii) providing the Board of Directors with updates summarizing its progress.

The current members of the Capital Allocation Committee are Gary P. Fischetti, John B. Henneman, III and Jeffery S. Thompson.

Board Membership Qualifications and Procedures

When considering candidates for director, the Governance and Nominating Committee takes into account a number of factors, including the following minimum qualifications: the nominee (a) shall have the highest personal and professional integrity, (b) shall have demonstrated exceptional ability and judgment, and (c) shall be most effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the stockholders. In addition, the Governance and Nominating Committee takes into consideration such other factors as it deems appropriate, including any direct and applicable experience in the biotechnology, pharmaceutical, medical device, and/or life sciences industries, or in the markets in which we operate. The Governance and Nominating Committee may also consider, among other things, the skills of the candidate, his or her availability, the candidate’s depth and breadth of experience or other background characteristics, and his or her independence.

In addition to the considerations above, the Board strongly believes that diversity is an important component of a successful and effective board of directors and good corporate governance, including diversity of background, skills, experience, gender, race, and ethnicity. The Governance and Nominating Committee, guided by its charter, assesses and considers the diversity of the Board prior to nominating candidates and seeks to identify director candidates who will enhance the Board’s overall diversity. The Governance and Nominating Committee and the Board select candidates on the basis of qualifications and experience without discriminating on the basis of race, color, national origin, gender, sex, sexual preference, or religion. Accordingly, it is the practice of the Governance and Nominating Committee to include, and we request that the search firms we engage include, candidates with diversity in gender and demographic backgrounds in any pool from which the Governance and Nominating Committee selects director candidates. We believe that our current Board members collectively reflect a broad range of knowledge, expertise, and experience in the disciplines that impact our business.

Our bylaws include a procedure that stockholders must follow to nominate a person for election as a director at an annual meeting of stockholders. The bylaws require that timely notice of the nomination in proper written form, including all required information as specified in the bylaws, be mailed to the Governance and Nominating Committee in care of our Chief Executive Officer, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730. A copy of our bylaws can be viewed on the investor relations portion of our website at https://ir.anika.com/governance-documents. The Governance and Nominating Committee will consider director nominees recommended by stockholders in accordance with the Anika Therapeutics, Inc. Policy and Procedures for Stockholder Nominations to the Board, a copy of which is available on the investor relations portion of our website at https://ir.anika.com/governance-documents. Recommendations should be submitted to our Secretary in writing at Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730, along with additional required information about the nominee and the stockholder making the recommendation. Information on qualifications for nominations to the Board and procedures for stockholder nominations to the Board is included below under “Proposal 1. Election of Directors—Board Membership Qualifications and Procedures” and “Stockholder Proposals; Director Nominations; Universal Proxy Rules.” The Governance and Nominating Committee may solicit recommendations for candidates for directors from non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, and such other sources as it deems appropriate, including stockholders. The Governance and Nominating Committee will review and evaluate the qualifications of all such proposed candidates in the same manner and without regard to the source of the recommendation.

Communications with Directors

The Board of Directors seeks input from a wide variety of sources to inform their work, including from stockholders. The Board welcomes stockholder input via voting, via participating in our annual meetings of stockholders, via our stockholder engagement program, and, more formally, via mail. If you wish to communicate with any of our directors, or the Board as a group, you may do so by writing to the individual director or to the Board, in care of our Chief Executive Officer, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730. We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Chief Executive Officer will be forwarded to the appropriate addressee. Communications involving substantive accounting or auditing matters will be forwarded to the Chair of the Audit Committee. Communications that pertain to non-financial matters will be forwarded to the relevant director.

Our Code of Business Conduct and Ethics

The Board of Directors has adopted the Anika Therapeutics, Inc. Code of Business Conduct and Ethics to clarify, disseminate, and enforce the requirement and expectation that all of our officers, directors, and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. The Code of Business Conduct and Ethics applies to all of our officers, directors, and employees worldwide, including our Chief Executive Officer and Chief Financial Officer. It is our goal to aid our employees and Board members in making ethical and legal decisions when conducting company business and performing daily duties. We cannot anticipate every situation an employee or Board member may face when conducting business on behalf of our company, and we therefore encourage our employees and Board members to speak with any one of several company representatives when he or she encounters situations giving rise to a question or concern regarding compliance with our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics can be viewed on the investor relations portion of our website at https://ir.anika.com/governance-documents.

Our Commitment to Compliance

We are committed to maintaining a strong culture of compliance across our entire organization. We believe that a workplace with a culture of “do the right thing,” guided by high standards and comprehensive policies, is the bedrock of our success as a healthcare company and our ability to deliver life-changing solutions to the customers we serve and the patients they treat around the world. As part of setting this culture and maintaining a strong tone at the top, the following quote from our President and Chief Executive Officer, Dr. Blanchard, is included in our strategic plan as presented to the Board and at the beginning of each individual and annual compliance training session:

“At Anika, a commitment to ethics and quality, as realized and demonstrated through personal integrity and accountability, forms the basis for everything we do and forges the path to all that we can achieve. These foundational tenets of our company are non-negotiable and do not take a day off.”

In addition, in 2022, we continued to build upon our previously expanded company-wide Compliance Program focused on healthcare fraud and abuse, anti-kickback, and foreign corrupt practices act regulations, among others, and reinforced and updated processes to ensure that appropriate controls are in place for compliance with these laws and regulations.

Our Commitment to Corporate Social Responsibility – Focus on Environmental, Social and Governance (ESG)

Introduction

The Board of Directors and our senior management team believe that our company has a broad responsibility to take into account the people we employ, serve and support, and the environment and the communities where we live and work. The full Board has oversight of our environmental, social and governance, or ESG, initiatives.

Over the last 2 years, we have embarked on a process to develop a foundational ESG framework for our company. This framework integrates our six key values:

•	People: We engage and invest in each other in a community that values diversity and inclusion.

•	Innovation: We are agile and entrepreneurial in developing and delivering meaningful solutions to our healthcare stakeholders within our target markets.

•	Quality: We strive for the highest quality and compliance in everything we do.

•	Teamwork: We operate with mutual respect and trust and are collaborative as we grow together.

•	Integrity: We live up to our promises and do the right thing, every day.

•	Accountability: We are empowered and accountable to deliver results and value to all of our stakeholders.

The initial step in our ESG journey began in 2021 with the completion of a “materiality assessment” based on the Sustainability Accounting Standards Board, or SASB, framework. Our materiality assessment was a research-intensive and stakeholder-inclusive process and included guidance and insight from external advisors, while soliciting crucial feedback from key internal and external stakeholders, including investors, customers, suppliers, employees and members of our Board. The materiality assessment, and the initiatives that have resulted from it, have been undertaken with full support and oversight of the Board. Our senior management team owns, implements, and tracks our ESG strategy and efforts in collaboration with every major business function, under the leadership of our Vice President, Investor Relations, ESG and Corporate Communications.

As a result of the materiality assessment, we identified the following themes that are most important to our stakeholders and our business within traditional environmental, social and governance pillars. Most immediately, our materiality assessment enabled us to select our current focus areas within ESG initiatives:

Environmental

•	Climate, Energy Use and Emissions

Social

•	Diversity and Inclusion

•	Safe and Healthy Workplace

•	Product Quality and Safety

Governance

•	Business Ethics and Integrity

•	Supply Chain Management

Each of our ESG focus areas will continue to have management team sponsorship and engagement with ongoing oversight by the Board. We will continue to assess and update our ESG initiatives as our business grows and as we implement processes and improvements over time.

Our Environmental Focus

Environmental Climate: Climate, Energy Use and Emissions

As a global company, we recognize the importance of reducing the impact of our operations on the environment. Water is a precious resource, which we conserve and protect in a number of ways. We employ deionization in our primary manufacturing facility in Bedford, Massachusetts to remove impurities in wastewater, allowing it to be reused during the manufacturing process. In addition, because our Bedford facility is adjacent to wetlands, we take measures to protect the wetlands through the use of state-of-the-art technology to trap sediment and other materials, maintain storm water pollution plans, and ensure that harmful chemicals are not used on our company’s grounds.

Although we are not a significant generator of greenhouse gases, we continually work to reduce energy consumption and evaluate ways to minimize greenhouse gases in our atmosphere. In early 2023, we completed our Green House Gas, or GHG, emissions baseline utilizing 2022 data, for Scope 1 and Scope 2 emissions across our global facilities, (Scope 1 = 1503 mtCO2e and Scope 2 = 2009 mtCO2e). We are currently evaluating options to reduce our carbon footprint, such as moving to renewable energy, looking for ways to be more energy efficient and evaluating the purchase of carbon offset credits. In recent years, we have taken proactive steps to increase energy efficiency at our facilities. For example, we completed a full transition to LED lighting at our Bedford facility in 2020, resulting in an energy reduction of 373,500 kilowatts over the prior year. Having only just completed our GHG emissions baseline, we are currently evaluating reduction opportunities which will enable us to set carbon footprint targets in the future.

In 2018, we began recycling packaging used in the manufacture of our products, as well as paper goods used across our company. As a result of this program, in 2021 we diverted more than 6,000 pounds of recyclable materials from landfills, saving the equivalent of 54 trees, nine cubic yards of landfill, six barrels of oil and 21,000 gallons of water. We continued this program in 2022.

Our Social Focus

Human Capital: Diversity and Inclusion

Promoting diversity throughout our company, including within the Board of Directors and our management team, has been a focal point of the Board, starting with the appointment of Cheryl R. Blanchard, Ph.D. as our President and Chief Executive Officer in early 2020, and the additions to the Board of Stephen O. Richard and Sheryl L. Conley in 2020 and 2021, respectively. Currently, women account for 36% of our senior management team and 43% of our Board. As detailed under the “Board Representation” section on page 6 and our Board of Directors Diversity Matrix on page 7 above, our seven-member Board currently includes three women and one person of color.

In 2020, Dr. Blanchard, with the support of the Board, joined other chief executive officers in signing the Massachusetts Biotechnology Council “CEO Pledge for a More Equitable and Inclusive Life Sciences Industry.” The signers of this pledge “recognize that racial inequity exists in [the life sciences] industry and in [life sciences] companies, and [they] must take responsibility to fix that injustice through comprehensive equity, diversity, and inclusion initiatives that are broad in scope, specific in action, and measurable in results.” The full text of the pledge can be found at: https://www.massbio.org/initiatives/equity-diversity-and-inclusion/open-letter/.

As part of our commitment to the pledge, in 2021 we created an internal Diversity Dashboard to track diversity metrics throughout our company. The trends captured by the Diversity Dashboard are shared and discussed with the Board, ensuring oversight and accountability at the highest level of our company. Additionally, in 2021, we instituted a corporate Diversity, Equity and Inclusion, or DEI, policy statement and included it in our employee handbook and onboarding program. The DEI policy statement clearly conveys our commitment:

“Anika is committed to an equitable, diverse, and inclusive workplace where all employees, regardless of their gender, race, ethnicity, national origin, age, sexual orientation or identity, education or disability are valued, respected, and supported. We will not discriminate based on these characteristics and will provide equal opportunities for employment and advancement throughout our company. Anika respects and appreciates diverse life experiences and heritages and will always work to ensure that all voices are heard and valued.”

In 2022, to further reinforce our commitment to DEI, we continued to align management compensation and initiatives to specific DEI objectives established in connection with our DEI policy statement, including: (i) launch of a DEI employee survey, which resulted in focus groups established to further explore themes identified within the survey, including company decision making processes and communications, diversity of voice, and better visibility to career opportunities for existing employees, (ii) implementation of a companywide volunteer day and the addition of two floating holidays to allow employees more opportunity to observe holidays and participate in volunteer programs that are significant and meaningful to them, (iii) broadening our search for diverse candidates through utilization of diversity tools within LinkedIn and Fetch and through inclusion of trade schools in our co-op and internship programs, (iv) securing funding through several grant programs to offer Leadership Essentials training based on our commitment to developing our employees and hiring to include diverse candidates, (v) conducting an annual diversity audit on our hiring processes, and (vi) implementing metrics to drive continuous improvement around our DEI initiatives, processes and objectives. We are currently evaluating our diversity profile against local and industry demographics to establish strategies to improve our mix of gender and race.

Recognizing the value of employee engagement and retention, we conduct regular company-wide employee engagement surveys. Our management team evaluates the results and identifies opportunities for improvement. As a result of this feedback, in 2021, we established an employee Communications Task Force chartered with improving communications across the business, and we launched a new e-learning program to expand employee development. We continue to evaluate employee needs in connection with these initiatives and, in connection with continuous improvement of employee communications, we kicked off implementation of a company intranet site in late 2022. Continuing our commitment to improvement, we conducted another employee engagement survey in 2022. As a result of the 2022 survey, we have undertaken the following initiatives and made the following improvements: (i) we continue to offer monthly company-wide “Knowledge Boosters” hosted by employees to provide opportunities to learn about different aspects of the company, including products, shareholder value and equity, and various functions required of public medical device companies, (ii) we host quarterly town hall meetings for all employees in which our leadership team provides updates on company initiatives and financials, and occasionally hosts surgeons who provide their perspective on how our products enhance the lives of their patients, (iii) we reach out to employees periodically throughout the year to refresh our employee survey data in an ongoing effort to continuously improve our culture and employee experience, and (iv) we continually evaluate our health, benefit and wellness programs to search for ways to reduce health and benefit costs for employees when possible, while encouraging employees to focus on their health and wellness.

Human Capital: Safe and Healthy Workplace

We provide resources, programs and services to support the physical, emotional and financial health of our employees. Additionally, specifically in regard to workplace safety, we have a Health, Safety and Environmental Policy that all employees are required to be trained on, which can be viewed on our website at https://ir.anika.com/governance-documents.

As part of our robust workplace safety training, we have implemented interactive virtual learning systems. These systems are function-specific and ensure that all employees have access to critical information to keep them and their co-workers safe. We also use an electronic management system, or EMS, to obtain information on any accidents or other safety issues. Our EMS offers the ability for anyone at our company to submit information about potential safety risks. All employees participate in annual training on workplace safety and the use of systems, including EMS, to ensure that the importance of workplace safety is top of mind for employees throughout our company.

Health and Safety

We remain focused on promoting the total wellness of our employees including resources, programs and services to support their physical, mental and financial wellness. As a result of the COVID-19 pandemic, we augmented certain of our normal business practices to ensure that we promote health and safety for our employees. A cross functional COVID-19 Pandemic Task Force was put in place at the start of the pandemic that established safety policies and protocols, and we regularly update our employees with respect to any changes. We also have adjusted attendance policies to encourage those who may be ill to stay home. To further protect our on-site employees, we have provided personal protective equipment and cleaning supplies. Additionally, we engaged a third-party firm to conduct a proactive facility assessment and upgraded our air filtration systems to be more effective against COVID-19 transmission, thus enhancing the safety of our workforce while on the job. We have also provided general information updates and support for our employees to ensure that they have resources and information to protect their health and that of those around them, including their families and co-workers.

Social Capital: Product Quality and Safety

Quality is integral to our business model and our long-term success. To drive quality assurance, we maintain a robust Quality Management System, or QMS, that fosters continuous improvement, drives manufacturing excellence and ensures compliance with global standards. Comprehensive annual training for employees enables us to consistently produce safe, high-quality products that meet or exceed the expectations of our customers.

As a medical device manufacturer, we adhere to ISO 13485 standards supported by our QMS. Our QMS is aligned with regulations from the U.S. Food and Drug Administration and GMED, an international reference body in the certification of health care and medical device quality management systems.

Our Governance Focus

Governance: Business Ethics and Integrity

A workplace culture of “do the right thing,” guided by high standards and comprehensive policies, is the bedrock to our success as a life science company. Our Code of Business Conduct and Ethics guides the Board of Directors and our employees in making ethical and legal decisions when conducting business and fulfilling their roles and responsibilities as representatives of our company. We also have a Conflict of Interest Policy and an Insider Trading Policy, as well as a channel for employees and Directors to report concerns through our Whistleblower Policy. Please view our Corporate Governance documents webpage at https://ir.anika.com/governance-documents for a full list, and access to copies, of our governance documents and policies.

Our Compliance Program is based on our Code of Business Conduct and Ethics and is structured to help our company comply with the myriad of laws, guidelines and regulations that impact our business by mirroring the recommendations of the U.S. Department of Health and Human Services, Office of Inspector General’s, or OIG’s, seven elements of an effective compliance program. We have established a Compliance Committee, made up of our Chief Executive Officer and senior representatives from several other functions within our company, which oversees the operation of our healthcare Compliance Program. In addition, we have established an Engagements Committee, which reviews and approves proposed interactions with healthcare professionals and healthcare organizations, including consulting services, royalty arrangements, requests for grants and research engagements. We are also a member of the Advanced Medical Technology Association, or AdvaMed, a global trade association of companies that develop, produce, manufacture, and market medical technologies, and which are dedicated to advancing medical science, developing high quality, innovative medical technology, and improving patient care. We follow AdvaMed’s Code of Ethics on Interactions with U.S. Health Care Professionals, or the AdvaMed Code of Ethics, which provides medical technology companies with guidance on ethical interactions and relationships with health care professionals. To view the AdvaMed Code of Ethics, please visit https://www.advamed.org/member-center/resource-library/advamed-code-of-ethics/.

In 2022, we continued to focus on working to ensure that our international distributors are organizations that operate in compliance with our policies and procedures and all laws and regulations. Using an independent screening process and third-party service providers that focus on investigating the integrity, reputation and business practices of our potential distribution partners, we attempt to gauge the level of risk posed by international distributors based on their geographic location and past corporate behavior, among other factors, and tailor our due diligence efforts and our willingness to engage specific distributors accordingly. We recognize that vigilant oversight of this aspect of our supply chain is foundational to our ability to grow our business with high ethical standards and integrity.

Business Model: Supply Chain Management

Supply chain management is a fundamental aspect of our business to ensure we have the raw materials and equipment/parts available to manufacture our products in a timely fashion for our customers and their patients. During the past year, we successfully took steps to navigate the challenges of the global supply chain crisis, including finding additional/alternative suppliers and reengineering our manufacturing processes and supplies for a more streamlined procurement process. Many of these supply chain improvements and the processes we initiated to develop and implement them, though born of near-term necessity, are now permanent and will enhance our ability to procure supplies to satisfy the needs of our customers and their patients as we continue to grow and transform our business.

Cybersecurity

In today’s business landscape, a robust cybersecurity program is crucial. We rely on a layered approach (defense-in-depth) to mitigate the constantly evolving cyber threats and continually invest in people, processes, and next-generation cybersecurity technologies to support this. Our global approach aligns with industry best practices and is grounded in the NIST framework, ensuring that the confidentiality, integrity, and availability of our systems, data, and products are protected. We follow a programmatic approach that involves leveraging trusted technology partners and solutions, independent assessments and testing, and user education, with risks tracked and key controls mapped to these risks to ensure that our security program adapts to the changing threat landscape. We also ensure that all third- party vendor management, governance, and data protection programs align with best practices, regulations, and standards to reduce organizational risk.

To manage cybersecurity incidents, our global security operations team executes our cybersecurity incident response plan, conducts regular readiness exercises, and continuously improves the program to manage the changing threats faced in our sector. We have also implemented an ongoing mandatory cybersecurity training program for all employees with routine attack simulations that has raised awareness of cyber threats for our users and our team members and are regularly updated on best practices to help reduce risks. The cybersecurity program is led by Anika’s Vice President of Information Technology with senior management team sponsorship and Audit Committee oversight.

Conclusion

The Board of Directors, our senior management team and our global employees all recognize the importance of ESG matters in creating and maintaining an environment of corporate accountability while striving to deliver high quality products that transform the lives of patients. As a result of our 2022 materiality assessment, which was based on the SASB framework, we have made significant progress in identifying and establishing initiatives to address the ESG focus areas identified above, and we are committed to the ongoing assessment, development and continuous improvement required in these important areas.

Director Overboarding Guidelines

The Board of Directors recognizes that its members benefit from service on the boards of other companies and it encourages such service. The Board also believes, however, that it is critical that directors are able to dedicate sufficient time to their service on the Board. The Board adopted our Commitment to the Board; Service on Other Boards; Change in Status Guidelines in March 2021. Pursuant to these guidelines, unless the Board determines that such service would not impair the ability of a director to effectively serve on the Board or the Audit Committee of the Board:

•	No director who serves as the chief executive officer of any public company, including Anika, may serve on the boards of directors of more than three public companies, including Anika;

•	No other director may serve on the board of directors of more than five public companies, including Anika; and

•	No member of the Audit Committee should serve simultaneously on the audit committees of more than four public companies, including Anika.

Directors must notify the Chair of the Governance and Nominating Committee and our Secretary before accepting a seat on the board of directors of, or any assignment to the audit committee of, another public company so that the potential for conflicts or other factors compromising the director’s ability to perform his or her duties may be fully assessed.

Prohibition on Employee, Officer, and Director Hedging and Pledging

It is our policy that all employees and directors, as well as their family members, must not hedge or pledge any Anika securities they hold directly. An exception to this prohibition may be granted where a person wishes to pledge Anika securities as collateral for a loan, upon approval by our Chief Financial Officer, if certain other conditions are met. The prohibition on hedging is included in our Insider Trading Policy, which was implemented by the Board of Directors in December 2016 and most recently amended in March 2023. A copy of our Insider Trading Policy can be viewed on the investor relations portion of our website at https://ir.anika.com/governance-documents.

Majority Voting in Uncontested Director Elections Policy

The Board of Directors adopted our “Majority Voting in Uncontested Director Elections Policy” in December 2015. An uncontested election occurs when the number of director nominees is equal to the number of Board positions to be filled through election and proxies are being solicited for such election of directors solely by our company. Pursuant to our policy in such an election, if a director receives a greater number of votes “AGAINST” than “FOR” election, such director must promptly offer to resign. The Governance and Nominating Committee then will consider all of the relevant facts and circumstances and recommend to the Board whether or not to accept the offer of resignation. The final decision of whether or not to accept such resignation shall be made by the Board, and, if required or determined by the Board to be desirable, we will disclose the decision of the Board along with the rationale for the decision.

Transactions with Related Persons and Conflict of Interest Policy

It is our policy that all employees and directors, as well as their family members, must avoid any activity that is, or has the appearance of, conflicting with our business interests. This policy is included in our Code of Business Conduct and Ethics, and it is supplemented by our Conflict of Interest Policy, which was implemented by the

Board of Directors in October 2015 and updated in December 2022, and can be viewed on the investor relations portion of our website at https://ir.anika.com/governance-documents. Both the Code of Business Conduct and Ethics and the Conflict of Interest Policy are reviewed at least every three years, or more often as necessary or advisable. Among other things, this policy requires each director and officer to provide to the Chair of the Audit Committee (or to the Chief Executive Officer, if such transaction involves the Chair of the Audit Committee) written notice of any potential related party transaction, defined by our policy to mirror the definition of Item 404 of Regulation S-K under the Securities Exchange Act of 1934, or the Exchange Act. Any such notice must include all information requested by the Chair of the Audit Committee (or the Chief Executive Officer). Upon receiving all relevant information, the disinterested members of the Audit Committee may approve the transaction if they determine that the transaction is in the best interests of, and fair to, Anika, may require modifications to the transaction to make it acceptable for approval or may reject it. The Audit Committee may also establish guidelines for ongoing management of a specific related party transaction. The policy requires continuing related party transactions to be reviewed on at least an annual basis. Additionally, the policy requires all of our executives and directors to complete a director and officer questionnaire in connection with each of our annual proxy statements, which asks them to disclose family relationships and other related party transactions.

From January 1, 2022 through April 24, 2023, we had no reportable related party transactions, other than the item listed below:

Supply Agreement with Becton, Dickinson and Company

We are a party to a Supply Agreement, with Becton, Dickinson and Company, or BD, under which BD provides products to us, including certain container closure and packaging systems. During the years ended December 31, 2022, 2021 and 2020, we made payments to BD in connection with the services described above of $4.8 million, $3.6 million and $3.2 million, respectively. Stephen O. Richard, a member of our Board, serves as Senior Vice President, Chief Risk Officer and Chief Audit Officer of BD.

Beneficial Ownership of Common Stock

The following table sets forth the beneficial ownership of common stock as of April 20, 2023, by:

•	Each current director and director nominee;

•	Each of the named executive officers named in the Summary Compensation Table set forth under “Executive Compensation”;

•	Each other person who is known by us to beneficially own 5% or more of our common stock; and

•	Current directors, director nominees and executive officers as a group.

The number of shares of common stock owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire by June 19, 2023 (sixty days after April 20, 2023) through the conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose. As of April 20, 2023, there were 14,743,476 shares of common stock outstanding. Shares not outstanding, but deemed beneficially owned by virtue of the right of a person to acquire those shares, are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. Unless otherwise noted below, the address of each person listed on the table is in care of Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding

Directors and Named Executive officers:

Sheryl L. Conley	10,680	(1)	*

Gary P. Fischetti	2,320	(2)	*

John B. Henneman, III	20,333	(3)	*

Glenn R. Larsen, Ph.D.	23,823	(4)	*

Stephen O. Richard	18,333	(5)	*

Jeffery S. Thompson	25,075	(6)	*

Susan L. N. Vogt	23,778	(7)	*

Cheryl R. Blanchard, Ph.D.	519,581	(8)	3.52%

David B. Colleran	85,697	(9)	*

Michael L. Levitz	103,170	(10)	*

Thomas Finnerty	24,598	(11)	*

James Loerop	5,592	(12)	*

Current directors and executive officers as a group (12 persons)	862,980	(13)	5.85%

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding
5% and Above Stockholders:
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	2,526,802	(14)	17.1%

Trigran Investments, Inc.
630 Dundee Road, Suite 230
Northbrook, IL 60062	1,564,541	(15)	10.6%

The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	983,768	(16)	6.7%

Dimensional Fund Advisors LP
6300 Bee Cave Road, Building One
Austin, TX 78746	959,746	(17)	6.5%

State Street Corporation
State Street Financial Center
One Lincoln Street Boston, MA 02111	908,867	(18)	6.2%

*	Indicates less than 1%
(1)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of April 20, 2023.
(2)

Mr. Fischetti was appointed to the Board of Directors on April 13, 2023. The 2,320 shares beneficially owned were purchased on the open market prior to Mr. Fischetti’s appointment to the Board and there are no restricted stock units or stock options subject to vesting within sixty days of April 20, 2023.

(3)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of April 20, 2023.
(4)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of April 20, 2023.
(5)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of April 20, 2023.
(6)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of April 20, 2023.
(7)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of April 20, 2023.
(8)

This amount includes 382,684 shares subject to stock options that are exercisable within sixty days of April 20, 2023, 24,575 shares of restricted stock units expected to vest within 60 days of April 20, 2023, and 11,724 shares held by The Cheryl R. Blanchard Amended and Restated Revocable Trust dated December 19, 2014, of which Dr. Blanchard is a beneficiary and the sole trustee.

(9)	This amount includes 65,409 shares subject to stock options that are exercisable within sixty days of April 20, 2023.
(10)	This amount includes 73,332 shares subject to stock options that are exercisable within sixty days of April 20, 2023.
(11)	Mr. Finnerty retired from our company as of March 11, 2022. This amount reflects the number of shares beneficially owned by Mr. Finnerty as of his last date of service to our company.
(12)	Mr. Loerop resigned from our company as of January 27, 2022. This amount reflects the number of shares beneficially owned by Mr. Loerop as of his last date of service to our company.
(13)

This amount includes 521,425 shares subject to stock options that are exercisable within sixty days of April 20, 2023, and 72,299 shares of restricted stock units expected to vest within 60 days of April 20, 2023.

(14)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of BlackRock, Inc. on January 26, 2023. BlackRock, Inc. has sole voting power with respect to 2,476,852 shares and sole dispositive power with respect to 2,526,802 shares.

(15)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of Trigran Investments, Inc. on February 10, 2023. Trigran Investments, Inc. has shared voting power with respect to 1,486,317 shares and shared dispositive power with respect to 1,564,541 shares.

(16)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of The Vanguard Group on February 9, 2023. The Vanguard Group has shared voting power with respect to 9,110 shares, sole dispositive power with respect to 961,042 shares, and shared dispositive power with respect to 22,726 shares.

(17)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of Dimensional Fund Advisors LP on February 10, 2023. Dimensional Fund Advisors LP has sole voting power with respect to 939,977 shares and sole dispositive power with respect to 959,746 shares.

(18)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of State Street Corporation on February 8, 2023. State Street Corporation has shared voting power with respect to 875,744 shares and shared dispositive power with respect to 908,867 shares.

Executive Officers

The Board of Directors appoints our executive officers annually at a regular meeting held immediately preceding an annual meeting of stockholders. The Board also appoints executive officers throughout the year as such individuals are hired by us. Executive officers hold office until the next annual meeting of stockholders or until their successors are duly appointed, unless they sooner resign or are removed from office. There are no family relationships between any of our directors (including director nominees) or executive officers.

The following table lists our executive officers and their offices and ages, all as of April 20, 2023. It is currently expected that each of these officers will be re-appointed to their current offices by the Board immediately preceding the Annual Meeting:

Name	Position	Age

Cheryl R. Blanchard, Ph.D.	President and Chief Executive Officer	58

Michael L. Levitz	Executive Vice President, Chief Financial Officer and Treasurer	49

David B. Colleran	Executive Vice President, General Counsel and Secretary	51

Dr. Blanchard’s biography is included above in the section titled “Proposal 1: Election of Directors – Information Regarding the Directors.”

Michael L. Levitz was appointed Executive Vice President, Chief Financial Officer and Treasurer in August 2020. Mr. Levitz served as the Senior Vice President, Chief Financial Officer and Treasurer of Insulet Corporation, a publicly traded, global medical device and drug delivery company, from 2015 to May 2019. From 2009 to 2015, Mr. Levitz was the Senior Vice President, Chief Financial Officer and Treasurer of Analogic Corporation, a global provider of medical guidance, diagnostic imaging, and threat detection equipment. Previously, during his seven years with Hologic, Inc. and Cytyc Corporation (which merged with Hologic), Mr. Levitz served in various capacities including Vice President and Corporate Controller. Mr. Levitz began his career in the high technology audit practice at Arthur Andersen LLP. Mr. Levitz earned his Bachelor of Arts in Business Economics, with emphasis in Accounting, from the University of California Santa Barbara and is a certified public accountant.

David B. Colleran was appointed Executive Vice President, General Counsel and Secretary in March 2020. Most recently, Mr. Colleran served as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer at Insulet Corporation, a publicly traded, global medical device and drug delivery company, from July 2015 through March 2019. Prior to that, from 2010 to 2015, he held the role of Vice President and General Counsel of the Medical Supplies segment, and from 2006 to 2010, he held the role of Associate General Counsel, both at Covidien, a global manufacturer of medical devices and supplies acquired by Medtronic in 2015. Prior to that, he was Corporate Counsel at Ocean Spray Cranberries. Mr. Colleran began his career as a corporate attorney at the law firm Choate, Hall & Stewart. Mr. Colleran holds a B.A. in Political Science from Boston College and a J.D. from Boston College Law School.

Compensation Discussion and Analysis

This section describes and analyzes the material elements of the 2022 compensation for our named executive officers, or NEOs, determined in accordance with SEC rules, as follows:

Name	Title (as of December 31, 2022)

Cheryl R. Blanchard, Ph.D.	President and Chief Executive Officer

Michael L. Levitz	EVP, Chief Financial Officer, and Treasurer

David B. Colleran	EVP, General Counsel, and Secretary

Thomas Finnerty*	Former EVP, Human Resources

James Loerop**	Former EVP, Business Development and Strategic Planning

*	Mr. Finnerty retired as of March 11, 2022.
**	Mr. Loerop resigned as of January 27, 2022.

Our Company

Founded in 1992, Anika Therapeutics, Inc. is a global joint preservation company that creates and delivers meaningful advancements in early intervention orthopedic care. Based on our collaborations with clinicians to understand what they need most to treat their patients, we develop minimally invasive products that restore active living for people around the world. We are committed to leading in high opportunity spaces within orthopedics, including osteoarthritis, or OA, pain management, regenerative solutions, sports medicine and Arthrosurface joint solutions (previously Bone Preserving Joint Solutions).

We have more than thirty years of global expertise developing, manufacturing and commercializing products based on our hyaluronic acid, or HA, technology platform. In early 2020, we enhanced our overall technology platform, product portfolio, and significantly expanded our commercial infrastructure, especially in the United States, through our strategic acquisitions of Parcus Medical, LLC, or Parcus Medical, a sports medicine and instrumentation solutions provider, and Arthrosurface, Inc., or Arthrosurface, a company specializing in bone preserving partial and total joint replacement solutions. These acquisitions have ignited the transformation of our company by augmenting our HA-based OA pain management and regenerative products with a broad suite of products and capabilities focused on early intervention joint preservation primarily in upper and lower extremities such as shoulder, foot/ankle, knee and hand/wrist.

Executive Summary

Our Fiscal Year 2022 Business Performance

We have made tremendous progress since beginning our transformation initiative in 2020 to evolve Anika into a leader in joint preservation and restoration, one of the largest and highest opportunity spaces in orthopedics. We have enhanced and grown our portfolio, actively investing in higher growth and complementary areas to build a comprehensive joint preservation portfolio in regenerative solutions, sports medicine and joint solutions. Through these successful efforts, we have expanded Anika’s market opportunity from $1 billion in the global osteoarthritis, or OA, pain management market to more than $8 billion in the joint preservation market today.

We are continuing to invest in our pipeline to ensure a steady cadence of new product launches to realize the potential of our comprehensive portfolio. With a strong balance sheet, robust cash flows to support continued investment in growth and improving market dynamics, Anika is optimistic about the momentum ahead. We are at an important inflection point, with growth in our joint preservation business poised to accelerate in 2023 and beyond as we build toward full market releases of each of our new products.

Our 2022 key accomplishments included:

•	Revenue for fiscal 2022 increased 6% to $156.2 million;

•

Completed first surgeries and initiated limited market release of RevoMotion reverse shoulder arthroplasty system, which marks our entrance into the rapidly growing $800 million U.S. reverse shoulder market segment;

•	Commenced full market launch of X-Twist Fixation System, Anika’s cornerstone suture anchor system, in early 2023 following successful limited launch in the second half of 2022;

•	Continued accelerated growth of Tactoset Injectable Bone Substitute for augmentation of suture anchor fixation and multiple planned 510(k)s targeting further expansion;

•	Completed significant development and filed multiple 510(k)s with the FDA for our Hyaluronic Acid-based regenerative rotator cuff patch system;

•	Hyalofast, the company’s off-the-shelf single-stage cartilage repair product, designated as a breakthrough device by the FDA and pivotal phase III clinical trial approaching full enrollment;

•

Engaging with the FDA regarding next steps for regulatory approval of Cingal after announcing that Cingal, Anika’s next generation, non-opioid, single-injection HA-based product combined with fast-acting steroid, successfully achieved its primary endpoint in a third Phase III clinical trial, Cingal 19-01, which demonstrated the superiority of Cingal over steroid alone, for OA pain relief at 26 weeks; and

•	Focused on employee engagement, successfully implementing a company-wide diversity, equity and inclusion, or DEI, survey which resulted in DEI focus groups hosted by our President and CEO.

For other business and financial highlights, please see our Annual Report on Form 10-K for the fiscal year ended

December 31, 2022.

2022 Compensation Highlights

As described more fully below, we made compensation decisions for our NEOs for 2022 that reflect our commitment to aligning our executive compensation program with the interests of our stockholders. In particular, the Compensation Committee:

•

Maintained Predominantly At-Risk Performance-Based Executive Compensation Structure – Approximately 88% of our CEO’s and approximately 72% of our other NEOs’ compensation* was variable and at risk, tied to our stock price performance or achievement of rigorous performance objectives that are important to the creation of long-term stockholder value.

*	The figures above exclude Messrs. Finnerty and Loerop as a result of their retirement and resignation, respectively, in early 2022.

•

Awarded Long-Term Incentives in an Equal Mix of Performance and Service-Based Awards – Equity awards granted to the CEO in early 2022 were evenly split between time-vesting restricted stock units and performance-based, stock options in the form of premium priced stock options priced at 110% of fair market value on the grant effective date. For other NEOs, to support retention in a volatile market environment, the Committee approved issuance of long-term incentives in an approximate mix of 40% premium-priced stock options priced at 110% of fair market value on the grant effective date and 60% time-vesting restricted stock units.

•

Paid Out Annual Bonuses at Target Reflective of Our Strong Performance in 2022 – The annual bonus payouts for the NEOs reflected our business performance results as described above, including strategic investments into development and rollout of a growing product portfolio, a healthy balance sheet with a focus on revenue, adjusted EBITDA and gross margin, and delivery on our commitment to DEI initiatives and culture. To more closely align incentive program payouts with our stockholders, the Compensation Committee determined not to apply positive adjustments based on the individual performance of our NEOs, despite superior commitment and leadership demonstrated throughout the year navigating continued uncertainties of the post-pandemic period, persistent distributor network disruptions and staffing challenges.

•

Determined that PSUs for the 2020-2022 Performance Period were Not Achieved - Reflective of the impact of the pandemic on our product development pipeline, the PSUs paid out at zero. In alignment with our commitment to pay-for-performance, despite unprecedented external circumstances that delayed our clinical trials and product development targets, the Compensation Committee did not adjust the performance targets nor apply discretion in determining the payout.

•

Determined that the CEO Performance-Based Stock Option Award was Achieved - The performance-based stock option award granted to Dr. Blanchard in conjunction with her commencement of employment in 2020 was deemed achieved based upon the company’s total shareholder return ranking relative to the comparator group at the 67th percentile during the performance period ended December 31, 2022, resulting in a payout at 133% of target.

Advisory Vote to Approve Executive Compensation and Stockholder Outreach

At the 2022 Annual Meeting of Stockholders, approximately 97.7% of votes cast were in favor of our executive compensation program. The Board and the Compensation Committee viewed this strong support as an indicator of general approval of our approach to executive compensation.

We maintain an annual shareholder engagement program to provide regular updates to our stockholders on our performance and to solicit their feedback, including outreach specifically on our executive compensation program. In May 2022, we contacted stockholders collectively representing over 80% of our outstanding common stock and held meetings with stockholders representing approximately 40% of our outstanding common stock. During those meetings, we discussed our compensation philosophy, performance, strategy, capital allocation, corporate governance and ESG initiatives, and our stockholders were generally supportive of our approach to our executive compensation program.

We welcome, appreciate and will continue to solicit feedback from our stockholders, and will continue to consider this feedback as we seek to enhance our compensation program and related narrative disclosure, including the information provided in the following discussion.

Compensation Philosophy

The Compensation Committee oversees our overall compensation program and approves our compensation policies. The overriding goal of our compensation program is to drive long-term high performance and increase stockholder value through our pay programs and corporate culture. As a result, the Compensation Committee incorporates performance into many aspects of our compensation program, including pay levels, incentive payouts, and pay opportunities. Corporate and individual goals are set through our yearly budgeting and strategic planning processes and these goals are ultimately reviewed and approved by the Board of Directors prior to, or at the beginning of, each year.

The Compensation Committee, utilizing the structure of our compensation program and, as appropriate, its discretion, implements our executive compensation program to reward our NEOs when their performance meets or exceeds established goals. A significant portion of each NEO’s incentive compensation is weighted towards the management team’s achievement against targeted goals (rather than individual performance), so that if we meet or exceed our goals, the team earns compensation at or above target levels. Conversely, if the team fails to meet the minimum thresholds, they will not be awarded the targeted components of the performance-based compensation.

As a general matter, the Compensation Committee uses compensation data from the annual compensation study of competitive peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels, and it does not benchmark specific elements or total compensation to a specific level or percentile relative to peer companies or the broader market.

Rather than rely on a specific formula-based model, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, considering not only competitive market data, but also factors such as company, business, and individual performance, scope of responsibility, critical needs and skill sets, leadership potential, and succession planning. The Compensation Committee believes that retaining this discretion gives the Compensation Committee the ability to more accurately reflect factors and individual contributions that cannot be absolutely quantified. The Compensation Committee also considers our primary physical locations near Boston, Massachusetts, the high level of competition for highly qualified life sciences employees in that geographic area, and the need to remain competitive with the compensation offered by other life sciences companies to ensure the successful recruitment and retention of top performing executives and employees, all of which have become more challenging in recent years.

We have designed our compensation program to:

•	Motivate and reward our executives to achieve or exceed our financial and operating performance objectives;

•	Propel our business forward through a focus on operational excellence and execution of our business strategy;

•	Link each NEO’s compensation with specific business objectives;

•	Align each NEO’s compensation with the interests of long-term stockholders by tying a significant portion of total compensation opportunity to the value of our stock;

•	Reinforce accountability and cooperation by tying a significant portion of total NEO compensation to overall company performance;

•	Attract and retain talented leaders who can drive and implement our growth, transformation, and operational excellence strategies;

•	Reward individual performance and accomplishments; and

•	Keep the compensation packages competitive with those of our peers and other companies with whom we compete for highly-skilled top talent.

Key Compensation Policies and Practices

Key Features

We believe that our executive compensation program includes key features that align the performance and objectives of the NEOs and our company with the interests of our stockholders and does not include features that misalign NEO and corporate objectives with stockholder interests. During 2022, we arranged our compensation program in accordance with the practices set forth below:

What We Do

☑	Link a significant portion of NEO compensation to company performance

☑

Align a significant portion of NEO compensation with stockholders’ interests through long-term incentives, including historical grants of performance-based awards with exclusively multi-year performance metrics and grants in 2022 of performance-based awards in the form of premium priced stock options with a 3-year vesting period

☑

Structure our equity grants to the CEO to be evenly divided between time-vesting and performance-based awards and to be heavily weighted toward performance-based awards for the other NEOs (excepting certain new- hire awards of time-vesting stock options)

☑	Balance short-term and long-term incentives

☑	Require NEOs to own significant amounts of stock through robust stock ownership guidelines (see page 73 of this Proxy Statement)

☑	Include minimum vesting requirements for equity awards in our equity compensation plan, subject to certain exceptions

☑	Incorporate double-trigger vesting upon a change in control for all equity awards to NEOs

☑	Cap annual cash bonus payouts at 2x target

☑	Utilize an independent compensation consultant annually to assist our assessment of our compensation program

☑	Solicit say-on-pay votes annually

What We Don’t Do

☒	No automatic or guaranteed annual salary increases

☒	No guaranteed short-term or long-term incentive awards

☒	No repricing of stock options or SARs without stockholder approval

☒	No hedging/pledging of our stock per our Insider Trading Policy

☒	No “golden parachute” excise tax gross ups

☒	No granting of stock options or SARs with an exercise price less than fair market value on the grant date

☒	No pension or other special benefits

☒	No perquisites

Key Performance Factors

In setting the compensation for our executive officers, the Compensation Committee relies primarily on our overall financial performance and an assessment of each individual’s performance and contribution to the achievement of our goals. The Compensation Committee seeks to align the metrics it uses in evaluating our executive compensation with the metrics that we use to evaluate our performance more generally, including those metrics that we publicly disclose.

In 2021, to reflect best market practice and preferences of our stockholders, the Compensation Committee began to use premium-priced stock options as a performance-based equity award to further align individual performance with our goals for growth and stockholder value appreciation, which practice was continued in 2022.

The Compensation Committee balances corporate goals and objectives, including certain financial metrics, product development, share price performance and individual performance, including, but not limited to, completion of strategic projects/transactions and new product releases, in making decisions on annual cash bonus payments. Additionally, the Compensation Committee considers the recommendations of the Chief Executive Officer in its review with regard to other NEO performance (other than the Chief Executive Officer) and resulting compensation decisions. In 2022, to foster alignment with our stockholders, the Compensation Committee determined not to apply positive individual performance adjustments to the bonus payouts for the NEOs, despite their superior leadership navigating the headwinds on the post-pandemic macroeconomic environment, continued disruption of the distributor and supplier networks and staffing challenges.

Peer Group and Role of Compensation Consultant

In addition to corporate and individual performance metrics, the Compensation Committee weighs other quantitative factors, such as general compensation trends, in making compensation decisions. In this regard, the Compensation Committee periodically reviews surveys of executive compensation and information concerning compensation at similarly situated companies. In 2022, as in prior years, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (formerly known as Radford), to provide executive compensation consulting services to the Compensation Committee, to assist the Compensation Committee in selecting an appropriate peer group for compensation comparisons, and to perform an executive compensation review. The Compensation Committee assessed the independence of Aon under the applicable SEC and NASDAQ Listing Rules and concluded that the continued engagement of Aon did not raise any conflicts of interest and did not adversely affect Aon’s independence. The Compensation Committee elected to engage a new compensation consultant in 2022 for 2023 compensation decisions. After a thorough search process, the Compensation Committee engaged Willis Towers Watson, or WTW. WTW’s role is to review the Company’s current peer group used for executive compensation purposes, review the Company’s current incentive compensation programs and advise the Compensation Committee on future compensation programs and decisions, advise on the competitiveness and appropriateness of select compensation offers for potential hires, and advise the Company on select matters related to stockholder outreach efforts.

The Compensation Committee, with the assistance of Aon, has performed this analysis each year from 2015 through 2022, and currently intends to continue the practice of performing this analysis yearly. In completing its analysis for 2022, the Compensation Committee reviewed competitive data compiled by Aon from a peer group comprised of 19 companies in related businesses at similar stages of development and of similar size in terms of market capitalization and employee population. The Compensation Committee also reviewed market data from the 2021 Radford Global Life Sciences Survey, or the Radford Survey, covering public biopharmaceutical and medical device companies. The Compensation Committee uses competitive compensation data from these peer company and industry reviews to inform its decisions about overall compensation opportunities and specific compensation elements.

Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. While the Compensation Committee considers benchmarking data and may factor certain benchmarking data elements into its compensation decisions, it does not generally seek to benchmark specific compensation elements or total compensation to a specific level or percentile relative to the peer companies or the broader United States market. Rather than rely on a specific formula-based model, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, considering not only competitive market data, but also factors such as company, business, and individual performance, scope of responsibility, critical needs and skill sets, leadership potential, and succession planning.

The Compensation Committee believes that retaining this discretion gives the Compensation Committee the ability to more accurately reflect factors and individual contributions that cannot be absolutely quantified. The Compensation Committee also considers our primary locations near Boston, Massachusetts, the high level of competition for highly qualified life sciences employees in that area, and the need to remain competitive with the compensation offered by other life sciences companies to ensure the successful recruitment and retention of top performing executives and employees.

With our compensation consultant’s assistance, we review and adjust our peer group annually to ensure that the industry data we review is relevant to our current and near-term future activities and goals. We believe that the adjustments we made to our 2022 peer group are appropriate to better reflect changes in our company over time, based on our history of strong financial performance, growing product pipeline, commercial strategies, and our Global Industrial Classification System, or GICS, Code as a Biotechnology company. Given this dynamic, we felt it appropriate to blend biotechnology companies with medical device companies in a ratio of approximately 2/3 to 1/3, as we did in 2021. The Compensation Committee adopted the following peer group in September 2021 for use in 2022 compensation decisions:

Peer Group Companies
Biotechnology Companies	Medical Device Companies
Avid Biosciences, Inc.	Atrion Corporation
Collegium Pharmaceutical, Inc.	AxoGen, Inc.
Flexion Therapeutics, Inc.	Bioventus Inc.
Heron Therapeutics, Inc.	CryoLife, Inc.
MacroGenics, Inc.	Glaukos Corporation
Omeros Corporation	Orthofix, Inc.
Organogenesis Holdings Inc.	SurModics, Inc.
Radius Health, Inc.
Spectrum Pharmaceuticals, Inc.
Travere Therapeutics, Inc.
Vanda Pharmaceuticals, Inc.
Vericel Corporation

2022 Compensation Decisions

Our 2022 NEO compensation was made up of three key components:

•	Base salary;

•	Discretionary annual cash bonus; and

•	Equity-based long-term incentive awards, generally in the form of time-based and performance-based stock options and restricted stock units.

Aside from Cheryl R. Blanchard, Ph.D., each of the current NEOs is an at-will employee with terms of employment documented on our standard form of offer letter. For additional detailed information regarding the compensation of Dr. Blanchard resulting from her employment agreement with us, please see the section captioned “Other Compensation Matters – Dr. Blanchard’s Employment Agreement” below.

Base Salary

The first principal component of compensation for our executive officers is base salary, which is paid to our NEOs in recognition of their talents and the unique skills each NEO possesses and which are required to drive our company toward achievement of its goals and objectives. Base salaries for our NEOs are subject to annual review by the Compensation Committee. For this purpose, the Compensation Committee considers a number of factors, including the individual’s level of responsibility, experience, and performance. The Compensation Committee also considers market practices as described above, taking into account any contractual obligations. Salaries are reviewed and determined at the discretion of the Compensation Committee on an annual basis, and there is no guaranteed year-over-year increase to any of the NEOs’ salaries.

For 2022, base salaries and compensation increases, as applicable, for the NEOs are set forth below. All NEOs received a limited 4.0% merit-based salary increase, which was consistent with our annual merit budget and largely in line with the rest of our employees.

2022 Base Salary

Name	2021 Salary	2022 Salary		% Change
Cheryl R. Blanchard, Ph.D.	$668,400	$695,100		4.0%
Michael L. Levitz	$456,400	$474,600		4.0%
David B. Colleran	$432,400	$449,700		4.0%
Thomas Finnerty	$365,900	$365,900	(1)	N/A
James Loerop	$394,900	$394,000	(1)	N/A

(1)

Mr. Finnerty retired from the company on March 11, 2022 and Mr. Loerop resigned from the company on January 27, 2022. The amounts in this column represent the annual base salaries approved for the executive by the Board of Directors, however, each of Messrs. Finnerty and Loerop received only the portion of their base salaries in 2022 that was earned through their dates of retirement and resignation from the company, respectively.

Annual Cash Bonus

The second principal component of our compensation policy for executive officers consists of cash bonuses, which are generally paid to our NEOs to motivate attainment of our near-term goals that are consistent with our long-term strategic plan.

Each NEO has a target annual bonus amount established by the Compensation Committee at the beginning of each year that is expressed as a percentage of the NEO’s base salary. In 2022, these targets were unchanged from the targets from the prior year for individuals in similar positions. The Compensation Committee establishes the target bonus amounts consistent with the compensation philosophy described above, including consideration of market practices, and to provide, in its view, an appropriate balance between fixed (salary) and variable (bonus) cash compensation. The 2022 target bonus amounts for the NEOs were as follows:

2022 Annual Cash Bonus Targets

Name	% of Salary	Amount at Target
Cheryl R. Blanchard, Ph.D.	85%	$590,835
Michael L. Levitz	45%	$213,570
David B. Colleran	45%	$202,365
Thomas Finnerty	45%	$164,655
James Loerop	N/A (1)	N/A

(1)	Mr. Loerop resigned from the company on January 27, 2022.

Actual bonus amounts awarded are not formulaic and depend on the Compensation Committee’s assessment of both our business and individual NEO performance after the completion of each year. The Compensation Committee considers our financial performance, our overall operational performance, and our contribution to increasing stockholder value at its discretion to determine an appropriate level of baseline cash bonus compensation for our NEOs. Once the Compensation Committee has established this baseline, it considers the applicable individual performance with respect to individual goals and contribution to overall company performance in its discretion to adjust each individual NEO’s cash bonus award.

After the completion of the 2022 fiscal year, the Compensation Committee, with the assistance of our Chief Executive Officer, reviewed our performance, as well as the individual performance of each executive officer (other than her own performance). The accomplishments set forth in the Executive Summary section titled “Our Fiscal Year 2022 Business Performance” were considered in this review. For the year, the Compensation Committee determined that we continued to make strong overall business progress transforming our organization, especially in light of the ongoing impact of the pandemic on our industry, macroeconomic volatility and inflationary pressures, and continued disruption of our distributor and supply chain networks during 2022.

In 2022, we delivered strong financial results and achieved significant strategic and operational goals as set forth in the section captioned “Our Fiscal Year 2022 Business Performance” above, including among other achievements, the following: (i) delivered increased revenue for fiscal 2022 of 6% to $156.2 million, (ii) completed several new product launches, including the launch of the X-Twist Fixation System and completed first surgeries and initiated limited release of new RevoMotion reverse shoulder arthroplasty system, (iii) filed multiple 510(k)s to obtain clearance from the FDA for our innovative HA-based regenerative rotator cuff system, (iv) completed Cingal Phase III clinical trial and are advancing toward U.S. regulatory approval and exploring the potential to advance Cingal through commercial partnerships in the U.S. and select Asian markets, and (v) made significant progress on our people and culture priorities, including talent retention and DEI initiatives.

We entered 2023 with a healthy balance sheet and a robust and growing product portfolio with confidence that Anika is poised to accelerate growth and value creation. As a result, the Compensation Committee, using its informed judgment in considering our performance in relation to 2022 corporate objectives, set a cash bonus payment baseline of 100% of the target for each NEO, subject to adjustment based on individual performance achievement with respect to individual goals, which included goals and objectives in the financial, R&D pipeline/new product development, clinical program, and employee engagement categories, and contributions to overall company performance. Overall, each NEO had a strong performance during the year and significantly contributed to our business and financial performance results with demonstrated commitment and leadership navigating the macroeconomic uncertainties and accelerating our progress, but the Compensation Committee determined not to apply any additional positive adjustments for the payout. The bonus targets based on annualized salary and final actual bonus amounts paid are presented in the table below.

2022 Cash Bonus Decisions

Name(1)	Bonus Target	% Achieved	Bonus Paid
Cheryl R. Blanchard, Ph.D.	$590,835	100%	$590,835
Michael L. Levitz	$213,570	100%	$213,570
David B. Colleran	$202,365	100%	$202,365

(1)	Mr. Finnerty retired as of March 2022 and Mr. Loerop resigned as of January 2022, and therefore were not eligible for 2022 bonuses.

Equity-Based Grants

The third principal component of our compensation policy for executive officers consists of grants under our equity incentive plan, which are generally provided to our NEOs to align their goals and objectives with the interests of our stockholders, to motivate attainment of our long-term strategic vision, and for retention purposes. Under our equity compensation plan, NEOs may be granted stock options or other forms of equity awards, including restricted stock awards and units, performance-based equity awards, and stock appreciation rights. Equity awards typically are approved at regularly scheduled Compensation Committee meetings, generally during the first quarter of each year given the meeting’s proximity to the beginning of the performance period for performance-based awards, and generally granted effective on the third full business day following our announcement of financial and business results for the completed prior fiscal year.

The amount and form of equity-based grants each year are determined by the Compensation Committee using the compensation philosophy described above, including the Compensation Committee’s informed judgment, and taking into account our performance, competitive market practices, past and expected individual performance achievements, past and expected contributions to overall company performance, and the need to attract and retain talented executives in an extremely competitive environment who can drive and implement our transformation, growth and operational excellence strategies. For the last several years, the Compensation Committee has increasingly used performance-based equity awards to align the interests of our NEOs with those of our stockholders.

In 2022, our Chief Executive Officer, was granted equity awards, the value of which was split approximately evenly between time-vesting restricted stock units and performance based time-vesting stock options in the form of premium-priced stock options. For other NEOs, to support retention in the volatile market environment, the Committee approved issuance of long-term incentives in a mix of approximately 40% premium-priced stock options and 60% time-vesting restricted stock units. The restricted stock units and the premium-priced stock options vest in three equal annual installments beginning one year from the grant date. We believe premium-priced stock options granted with an exercise price of 110% of the fair market value of our common stock on the grant date inherently drive individual and company performance, while strongly aligning executive interests with stockholder interests by generating stockholder value through increased stock performance over time.

For 2022, the Compensation Committee awarded the following balanced mix of time-vesting restricted stock units and premium priced stock options:

Name(1)	Time-Vesting RSUs ($ Value)	Premium-Priced Stock Options ($ Value)
Cheryl R. Blanchard, Ph.D.	$2,306,779	$2,323,562
Michael L. Levitz	$682,065	$433,721
David B. Colleran	$588,033	$399,061

(1)	Mr. Finnerty retired from the company on March 11, 2022 and Mr. Loerop resigned from the company on January 27, 2022. Accordingly, they were not eligible to receive equity awards in 2022.

Vesting of 2020 Performance Restricted Unit Awards

In 2020, we issued performance restricted stock unit, or PSU, awards to NEOs with a three-year performance period ending on December 31, 2022. Payouts under these PSU awards were based on our achievement of metrics related to the financial performance of Parcus and Arthrosurface businesses, Hyalofast clinical trial patient enrollment and obtaining 510(k) clearance for a rotator cuff product. Due to the significant impact of the pandemic, Parcus and Arthrosurface had lower revenues than projected. The pandemic also caused delays in the patient enrollment for the Hyalofast clinical trial and obtaining 510(k) clearance for the rotator cuff product. Consistent with our commitment to pay and performance, the Committee did not adjust the original goals and did not apply discretion in determining the payouts. Accordingly, the Compensation Committee certified payouts pursuant to the 2020 PSU awards to be at zero.

Vesting of 2020 CEO Performance Stock Options

Our CEO, Dr. Blanchard, also received a special grant of stock options at time of her hire as full-time President and Chief Executive Officer in April 2020. These options vested based on Anika’s shareholder return through December 31, 2022 as compared to a group of companies set forth in Dr. Blanchard’s employment agreement. The comparison group of companies excludes Anika and includes (1) the Global Industry Classification Standard GICS 3520 (Pharmaceuticals, Biotechnology & Life Sciences) companies in the Russell 2000 Value Index determined as of April 26, 2020, (2) the GICS 3510 (Health Care Equipment) companies in the Russell 2000 Value Index as of April 26, 2020, and (3) to the extent not otherwise included, Amag Pharmaceuticals, Inc., Avid Biosciences, Inc., Vericel Corporation, Conformis, Inc., Axogen, Inc., CyroLife, Inc., and Glaukos Corporation. The fair values as of year-end 2020 and 2021 were calculated using a Monte Carlo model. As of December 31, 2022, the number of options earned was determined to be 133% of the target award based on Anika’s total shareholder return results.

The details related to the performance target and payout are presented below. Despite the achievement of the performance target, the vested options remain underwater based on their exercise price set on the grant date at $33.40 per share, which exceeds the Company’s stock price as of the date of this proxy filing.

Metric	Company TSR During Performance Period	Company TSR Rank Against Comparison Group	Company TSR Percentile Ranking Against Comparison Group	% Payout	# of Target Options Granted	# Options Earned
Total Shareholder Return against Comparison Group	3.65%	56 out of 166	67th	133%	104,638	139,168

Other Compensation Matters

Employment and Executive Retention Agreements Effective at December 31, 2022

Prior to 2022, we had entered into an employment agreement with Cheryl R. Blanchard (as described below under “Dr. Blanchard’s Employment Agreement”) and executive retention agreements with each of the other NEOs. While the NEOs remain employed at-will, these agreements are intended to provide market-level severance compensation to be competitive with our peer group of comparable companies and to promote retention. We believe that these agreements are fair to the executives and to our stockholders because they provide relatively modest severance in exchange for the restrictive covenants that help protect our company. These restrictive covenants include standard non-competition, non-solicitation, non-disparagement, and confidentiality restrictions. The agreements are discussed in connection with the “Potential Payments Upon Termination or Change in Control” table on page 65 below.

Each agreement provides for severance benefits that may be triggered by an involuntary termination of employment by us without “cause” or by the executive for “good reason” (as defined in each agreement), or a qualifying termination. The level of severance benefits depends on whether the involuntary termination occurs during or outside of a change in control protected period that runs from three months before until 12 months after a change in control (as defined in each agreement). In addition, the agreements provide for full vesting of outstanding equity awards upon a qualifying termination occurring during the period from three months before until 12 months after a change in control for awards granted after January 29, 2019. Equity awards granted prior to January 29, 2019 will continue to vest in full upon the occurrence of a change in control in accordance with the award terms. Except as described in this paragraph and for certain equity grants made to Dr. Blanchard upon her appointment as our President and Chief Executive Officer, none of the equity grants made to our NEOs provide for accelerated vesting upon termination of their employment by us without “cause” or by the executive for “good reason.” If “golden parachute” excise taxes would be triggered by payments due in connection with termination during a change in control protected period, the agreements provide for a cut-back in the payments to avoid the excise tax, if the cut-back would result in a greater after-tax benefit to the executive.

The following summarizes the cash and health benefits (i.e., company payment of premiums under our health plans) severance provided to the NEOs as of December 31, 2022:

Trigger	Type of Severance	CEO	Other NEOs
Termination without cause or with good reason, not in connection with a change in control	Cash severance Health benefits	18 months’ salary 18 months at active employee rates	12 months’ salary 12 months at active employee rates

Termination without cause or with good reason, within 3 months before or 12 months after a change in control	Cash severance	2x the sum of 12 months’ salary plus target bonus	12 months’ salary plus target bonus
	Health benefits	18 months at active employee rates	12 months at active employee rates

Dr. Blanchard’s Employment Agreement

Dr. Blanchard was later appointed our President and Chief Executive Officer effective April 26, 2020. In connection with her appointment, we and Dr. Blanchard entered into an employment agreement effective as of April 23, 2020, or the Agreement. The Agreement has an initial term of April 26, 2020 through December 31, 2021, which automatically renews for successive 1-year periods unless either party elects nonrenewal in accordance with the Agreement. The Agreement provided for an initial annual base salary of $625,000 and a target annual bonus opportunity equal to 85% percent of annual base salary. In addition, the Agreement provided for the following initial equity awards: (i) a time-based restricted stock unit grant covering 73,726 shares, eligible to vest in equal annual installments over three years; (ii) a performance-based restricted stock unit grant covering 80,620 shares at target, eligible to vest up to 150% of the target shares on February 25, 2023; (iii) a time-based stock option grant covering 104,638 shares, eligible to vest in equal annual installments over three years; and (iv) a performance-based stock option grant covering 104,638 shares at target, eligible to vest up to 150% of the target shares based on our total stockholder return relative to a comparison group of companies set forth in the Agreement through December 31, 2022. In each case, vesting generally requires Dr. Blanchard’s continued employment through the relevant vesting date. The Agreement provides for (i) reimbursement of reasonable business expenses, (ii) the payment of up to $10,000 in legal fees incurred by Dr. Blanchard in connection with the Agreement, (iii) participation in our benefit plans, and (iv) 30 paid vacation days per year. Under the Agreement, if Dr. Blanchard’s employment is terminated due to death, disability (as defined in the Agreement), by us without “cause” (as defined in the Agreement and including our nonrenewal of the term of the Agreement), or by Dr. Blanchard for “good reason” (as defined in the Agreement), Dr. Blanchard would become entitled to (i) 18 months of base salary, (ii) continued payment of company premiums under our benefit plans for 18 months and (iii) if such termination is not due to disability and occurs prior to December 31, 2021, pro rata vesting of the time-based restricted stock unit grant and the time-based option grant described above. Notwithstanding the foregoing, if such a termination without cause or for good reason occurs within 3 months prior to or 12 months after a change in control (as defined in the Agreement), Dr. Blanchard would become entitled to (i) 2 times the sum of her base salary and her target annual bonus, (ii) continued payment of company premiums under our benefit plans for 18 months and (iii) vesting of her equity awards. The performance-based restricted stock unit grant and each other award with a performance metric-based vesting condition (other than a total stockholder return-based vesting condition) would vest based on the greater of assumed target performance or actual performance measured through the date of termination. For the total stockholder return-based option grant (and any other award with a total stockholder return-based vesting condition), the applicable performance period would be shortened to end as of immediately prior to the change in control and performance would be measured at such time. Any such severance benefits under the Agreement are contingent on Dr. Blanchard entering into and not revoking a general release of claims in favor of our company, our affiliates, and our service providers. Finally, the Agreement contains customary covenants related to non-competition and non-solicitation for 12 months following termination of employment, as well as customary covenants related to confidentiality, inventions and intellectual property rights.

Other Compensation

The NEOs are eligible to participate in our health and welfare programs, 401(k) plan with company matching, and other benefit programs on the same basis as other employees. This includes our Deferred Compensation Plan, Employee Stock Purchase Plan, or ESPP, which stockholders approved at our 2021 Annual Meeting. Our ESPP provides the opportunity for all eligible U.S. based employees, including our NEOs, to purchase company stock, further aligning management and stockholder interests.

Deductibility of Executive Compensation and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits our annual corporate tax deduction for compensation paid to each of our “covered employees” to $1 million. “Covered employees” include anyone who served as chief executive officer or chief financial officer during any part of a year and the next three most highly compensated named executive officers for that year. In addition, once a person is considered a “covered employee,” that person remains a covered employee in all subsequent years (including after the person leaves our service or changes roles). The American Rescue Plan Act of 2021 updated Section 162(m) of the Internal Revenue Code, effective in 2026, to expand the number of “covered employees” subject to the $1 million deduction limit to include the next five highest compensated employees; however this new group of employees will not retain the perpetual “covered employee” status and will be determined annually. Consequently, we generally will not be entitled to a U.S. tax deduction for compensation paid in any year to our named executive officers and our other “covered employees” in excess of $1 million. While considering tax deductibility as only one of several considerations in determining compensation, we believe that the tax deduction limitation should not compromise our ability to structure compensation programs that provide benefits to us that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 for our stock-based compensation awards, which requires us to measure the compensation expense for all share-based awards based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

We have not provided or committed to provide any NEO with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related sections of the Internal Revenue Code provide that an executive officer and certain persons who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Internal Revenue Code also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A of the Internal Revenue Code.

Role of Management in Determining Compensation

The Compensation Committee, which is comprised entirely of independent directors, is responsible for establishing and implementing our executive compensation philosophy and for ensuring that the total compensation paid to our NEOs and other executives is fair, competitive and motivates high performance. The Compensation Committee is solely responsible for compensation decisions regarding our Chief Executive Officer. When making compensation recommendations for NEOs other than the Chief Executive Officer, the Compensation Committee requests and considers the advice and counsel of the Chief Executive Officer, given her direct day-to-day working relationship with those executives. Taking this feedback into consideration, the Compensation Committee will engage in discussions and make final determinations related to compensation paid to the NEOs.

Risk Considerations in Our Compensation Programs

The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on our company.

Deferred Compensation Plan

We provide our U.S. based named executive officers, as well as other key employees, with an opportunity to defer settlement of restricted stock unit awards granted to them in 2020 and thereafter. Participants may elect to defer up to 100% of their restricted stock unit awards. We implemented this program, and continue to maintain it, to remain competitive with market practices and to encourage our NEOs to hold shares of our common stock, thereby aligning their long-term incentives with those of our stockholders.

Compensation Clawback

All awards, amounts or benefits received or outstanding under the Plan by the NEOs are subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time.

Effective January 27, 2023, the SEC adopted a final “clawback rule” requiring public companies to develop and implement a policy to recover excess incentive-based compensation from executive officers if amounts were based on material misstatements in financial reports. In response to the new SEC rule, we plan to amend and restate our clawback policy to ensure that it is in compliance with the requirements of the final SEC rules.

Prohibition on Hedging, Pledging, and Short Sales

Our Insider Trading Policy prohibits the NEOs from hedging or pledging our stock.

Stock Retention Guidelines

Our stock retention guidelines generally require each NEO to beneficially own certain amounts of our common stock. Generally, these guidelines require the Chief Executive Officer to beneficially own, at a minimum, the number of shares (or vested share equivalents) of common stock having a market value equal to three times the amount of his or her base salary. They require any other NEO to beneficially own, at a minimum, the number of shares (or vested share equivalents) of common stock having a market value equal to the amount of his or her base salary. Any individual initially designated as an executive officer has five years to achieve compliance. Each NEO is currently in compliance or within the five-year grace period. See the section captioned “Director and Executive Officer Stock Retention Guidelines” elsewhere in this Proxy Statement for additional information.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Anika Therapeutics, Inc., or Anika, has reviewed and discussed with the management of Anika Therapeutics, Inc. the section entitled “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in Anika’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and this Proxy Statement for the 2023 Annual Meeting of Stockholders. This report is submitted by the following independent directors who comprised the Compensation Committee as of December 31, 2022:

John B. Henneman, III, Chair	Sheryl L. Conley	Glenn R. Larsen, Ph.D.

THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934 BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT, EXCEPT TO THE EXTENT THAT ANIKA THERAPEUTICS, INC. SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER EITHER OF SUCH ACTS.

Executive and Director Compensation

Summary Compensation Table

The following table summarizes the compensation information in respect of our NEOs for the years ended December 31, 2022, 2021 and 2020, respectively.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)(3)		All Other Compensation ($)(4)		Total ($)

Cheryl R. Blanchard, Ph.D.	2022	$695,100		$590,835		$2,306,779		$2,323,562		$24,446		$5,940,722

President and Chief	2021	$668,400		$568,140		$1,470,806		$1,471,831		$23,431		$4,202,608

Executive Officer	2020	$548,077	(5)	$458,510	(6)	$5,335,439	(7)	$3,659,450	(8)	$27,958	(9)	$10,029,434

Michael L. Levitz	2022	$474,600		$213,570		$682,065		$433,721		$22,430		$1,826,386

EVP, Chief Financial Officer	2021	$456,400		$205,362		$452,710		$453,004		$21,380		$1,588,856

and Treasurer	2020	$173,077		$73,601		$799,971		$799,993		$11,318		$1,857,960

David B. Colleran	2022	$449,700		$202,365		$588,033		$399,061		$12,476		$1,651,635

EVP, General Counsel	2021	$432,400		$194,597		$375,598		$375,853		$22,064		$1,400,513

and Secretary	2020	$344,077		$143,931		$645,900		$553,445		$18,263		$1,705,616

Thomas Finnerty, former EVP,	2022	$77,397	(10)	$—		$—		$—		$21,332		$131,287	(11)

Human Resources(10)	2021	$365,900		$164,600		$259,930		$260,128		$53,890		$1,075,610

	2020	$353,505		$143,169		$626,367		$—		$20,746		$1,143,787

James Loerop, former EVP,	2022	$36,454	(10)	$—		$—		$—		$37,163		$73,617	(12)

Business Development and	2021	$394,900		$—		$227,970		$228,138		$23,396		$874,404

Strategic Planning(10)	2020	$381,563		$171,703		$464,449		$—		$22,156		$1,039,871

(1)

The amounts in this column represent the annual base salary approved for the executive by the Board of Directors. The 2020 base salaries for Dr. Blanchard and Messrs. Levitz and Colleran were prorated based upon the date of commencement of employment in that year.

(2)

The amounts in this column represent discretionary cash bonuses earned in the indicated year, but paid in the following year. The 2020 bonus amounts for Dr. Blanchard and Messrs. Levitz and Colleran were prorated based on the date of commencement of employment during 2020. See the section in the Compensation Discussion and Analysis titled “Annual Cash Bonus” for additional details regarding the cash bonuses earned for 2022.

(3)

The amounts in this column reflect the grant date fair value computed with respect to the equity stock and option awards issued during the indicated year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. See the information appearing in Note 14 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2022 for certain assumptions made in the valuation of stock and option awards. Unless otherwise noted, the Board granted equity awards on March 11, 2022, March 9, 2021, and February 25, 2020, respectively. Time-vesting awards granted in 2022, 2021, and 2020 vest ratably over 3 years beginning one year from the grant date. For 2020 performance-based restricted stock units, the fair value on the grant date was determined at the probable outcome level of the “target,” or 100%, attainment level pursuant to ASC 718. If the grant date fair value of the 2020 performance-based restricted stock units had been determined at the “maximum,” or 150%, attainment level, the fair value on the grant date for the awards would have been valued at $4,039,062 for Dr. Blanchard, $599,978 for Mr. Levitz, and $484,425 for Mr. Colleran. These values represent incremental increases over the amounts set forth in this column for 2020 of $1,346,354 for Dr. Blanchard, $199,993 for Mr. Levitz, and $161,475 for Mr. Colleran. See the section in the Compensation Discussion and Analysis titled “Equity-Based Grants” for additional details regarding the stock and option awards issued in 2022.

(4)

Unless otherwise noted, these amounts constitute matching contributions to our Employee Savings and Retirement Plan, or 401(k) Plan, and group term life insurance premiums. Matching contributions to the 401(k) Plan in 2022 were $21,350 to each of Dr. Blanchard and Mr. Levitz, and $10,819 to Mr. Colleran.

(5)

This amount represents $115,385 in salary and $10,345 in lieu of participation in our company’s health plans paid to Dr. Blanchard during her service as the interim Chief Executive Officer from February 10, 2020 to April 25, 2020, and $432,692 in Dr. Blanchard’s prorated 2020 base salary upon her appointment on April 26, 2020 as President and Chief Executive Officer. See the section in the Compensation Discussion and Analysis titled ”Dr. Blanchard’s Employment Agreement” for additional details.

(6)

This amount reflects the discretionary prorated cash bonus earned for the indicated year of $331,010 and a cash retention bonus of $127,500 provided under the terms of the interim Chief Executive Officer letter agreement entered into between our company and Dr. Blanchard.

(7)

In addition to the time-vesting and performance-based restricted stock units granted to her under her employment agreement (see the section in the Compensation Discussion and Analysis titled “Dr. Blanchard’s Employment Agreement” for additional details regarding such awards), this amount includes the grant date fair value of the restricted stock unit award granted to Dr. Blanchard by the Board on February 10, 2020 in connection with her appointment as interim Chief Executive Officer. This award vests ratably on annual basis over 3 years beginning one year from the grant date.

(8)

This amount includes the performance-based stock option award made by the Board to Dr. Blanchard on February 25, 2020. The 2020 performance-based stock option award fair value on the grant date was determined at the “target,” or 100%, attainment level pursuant to ASC 718. If the fair value of the 2020 performance-based stock option award had been determined at the “maximum,” or 150%, attainment level, the award would have been valued at $5,242,364. The value represents an additional incremental increase over the amount set forth in this column of $2,948,699.

(9)	This amount includes $6,868 in fees earned as an independent director prior to Dr. Blanchard’s appointment as our interim Chief Executive Officer.
(10)

Mr. Finnerty retired from the company on March 11, 2022 and Mr. Loerop resigned from the company on January 27, 2022. The amounts in this column represent only the portion of their base salaries in 2022 that was earned through their dates of retirement and resignation from the company, respectively.

(11)	Includes $32,558 in paid out vacation time accrued as of Mr. Finnerty’s date of retirement.
(12)	Includes $32,013 in paid out vacation time accrued as of Mr. Loerop’s date of resignation.

Grants of Plan-Based Awards in 2022

The following table sets forth each grant of equity awards under the Plan made to the NEOs during the year ended December 31, 2022. All such equity awards vest over a three-year period commencing on the first anniversary of the grant date.

Name	Grant Date	Approval Date	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh) (1)	Grant date fair value of stock and option awards ($)(2)

Cheryl R. Blanchard, Ph.D.	March 11, 2022	February 9, 2022	90,179			$2,306,779

	March 11, 2022	February 9, 2022		208,821	$28.14	$2,323,562

Michael L. Levitz	March 11, 2022	February 9, 2022	26,664			$682,065

	March 11, 2022	February 9, 2022		38,979	$28.14	$433,721

David B. Colleran	March 11, 2022	February 9, 2022	22,988			$588,033

	March 11, 2022	February 9, 2022		35,864	$28.14	$399,061

Thomas Finnerty (3)	—	—	—	—	—	—

James Loerop (4)	—	—	—	—	—	—

(1)

The option awards granted to our NEOs in 2022 are premium-priced stock options with an exercise price or base price of each option award equal to 110% of the grant date closing stock price, as reported on the NASDAQ stock exchange.

(2)

This column represents the full grant date fair value of stock options and restricted stock unit awards under ASC 718 granted to each of the NEOs in the fiscal year ended December 31, 2022. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award’s vesting period. For time-vesting restricted stock units, fair value was calculated using the closing price of our common stock on the grant date. For stock options, the fair value was calculated using the Black-Scholes value on the grant date. See the information appearing in Note 14 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2022 for certain assumptions made in the valuation of these awards.

(3)	Mr. Finnerty retired from the company on March 11, 2022 and was not eligible to receive equity awards in 2022.
(4)	Mr. Loerop resigned from the company on January 27, 2022 and was not eligible to receive equity awards in 2022.

Outstanding Equity Awards at December 31, 2022

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the current NEOs as of December 31, 2022.

	Option Awards							Stock Awards

Name	Number of securities underlying unexercised options (#) exercisable(1)		Number of securities underlying unexercised options (#) unexercisable(1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested (#)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)

Cheryl R. Blanchard, Ph.D.	66,765		34,879		$33.40		4/26/2030	24,575	$727,420
	139,168	(4)			$33.40		4/26/2030			8,062	$238,635
	36,133		72,265		$37.40	(5)	3/9/2031	28,839	$853,634
			208,821		$28.14	(5)	3/11/2032	90,179	$2,669,298

Michael L. Levitz	38,097		19,048		$34.55		8/10/2030	3,859	$114,226	1,157	$34,247
	11,121		22,242		$37.40	(5)	3/9/2031	8,877	$262,759
			38,979		$28.14	(5)	3/111/2032	26,664	$789,254

David B. Colleran	23,333		11,667		$43.06		3/4/2030	2,500	$74,000	750	$22,200
	9.227		18,454		$37.40	(5)	3/9/2031	7,365	$218,004
			35,864		$28.14	(5)	3/11/2032	22,988	$680,445

Thomas Finnerty (6)	—		—		—		—	—	—	—	—

James Loerop (7)	—		—		—		—	—	—	—	—

(1)

Vesting of equity awards commences on the first anniversary of the grant date and continues on each subsequent grant date anniversary until the equity award is fully vested, except as otherwise noted below. Except as otherwise noted, equity awards are subject to a three-year vesting period, in each case subject to the holder’s continued employment with us. The expiration date of each equity award is ten years after its grant date.

(2)	Based on the closing price of our common stock on the NASDAQ stock exchange on December 30, 2022 of $29.60 per share.
(3)

Except as otherwise noted, these amounts are based on performance-based restricted stock units granted at target in 2020. The performance measurement date for these awards and the date on which the shares underlying the award will vest (if any) is generally the date on which the Compensation Committee reviews our financial and business achievements for the fiscal year ending December 31, 2022, including our audited financial statements for such period, and determines and specifies, at the Compensation Committee’s sole discretion, the percentage of the shares that have been earned by each individual NEO. See the sections in the Compensation Discussion and Analysis of the 2021 Proxy Statement titled “Equity-Based Grants” and “The Death of Mr. Darling and the Appointment of Dr. Blanchard” for additional details regarding the restricted stock units issued in 2020.

(4)

This amount includes 139,168 performance-based stock options granted in 2020, which vested on December 31, 2022. The performance measurement date and vest date for this award was December 31, 2022. The Compensation Committee reviewed our Total Shareholder Return (as defined in the grant agreement) against the Comparison Group (as defined in the grant agreement), and determined and specified, at the Compensation Committee’s sole discretion, that 133% of the shares granted at target had been earned by Dr. Blanchard. See the section in the Compensation Discussion and Analysis titled “Dr. Blanchard’s Employment Agreement” for additional details regarding the option award.

(5)	Represents an exercise price of 110% of the grant date closing stock price, as reported on the NASDAQ stock exchange.
(6)

Mr. Finnerty retired from the company on March 11, 2022. All unvested awards were canceled as of his last date of employment, along with any vested options not exercised within 90 days of his last date of employment.

(7)

Mr. Loerop resigned from the company on January 27, 2022. All unvested awards were canceled as of his last date of employment, along with any vested options not exercised within 90 days of his last date of employment.

2022 Option Exercises and Stock Vested

The following table provides information regarding options exercised and stock awards vested for the NEOs during the year ended December 31, 2022.

	Option Awards		Stock Awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Cheryl R. Blanchard, Ph.D.	—	$—	38,996	$909,180

Michael L. Levitz	—	$—	8,297	$205,121

David B. Colleran	—	$—	6,182	$174,192

Thomas Finnerty	—	$—	18,507	$565,295

James Loerop	—	$—	—	—

Potential Payments Upon Termination or Change in Control

Our President and Chief Executive Officer, our Chief Financial Officer, and our other NEOs have certain termination or change in control benefits described in the Compensation Discussion and Analysis sections captioned “Other Compensation Matters – Employment and Executive Retention Agreements Effective at December 31, 2022” and “Other Compensation Matters – Dr. Blanchard’s Employment Agreement.” The following table provides estimates of the potential payments and other post-termination benefits these individuals would receive assuming a change in control occurred and/or their employment was terminated as of December 31, 2022:

Name(4)		Termination without cause or for good reason	Termination upon change in control without cause or for good reason (1)(2)		Change in control without termination or death or disability (1)(2)
Cheryl R. Blanchard, Ph.D.	Salary Continuation	$1,042,650	$1,390,200		$—
	Cash Bonus	$—	$1,181,670		$—
	Equity Awards Vesting	$—	$6,941,583	(3)	$—
	Health Care Benefits	$62,257	$62,257		$—

		$1,104,907	$9,575,710		$—

Michael L. Levitz	Salary Continuation	$474,600	$474,600		$—
	Cash Bonus	$—	$213,570		$—
	Equity Awards Vesting	$—	$1,565,829		$—
	Health Care Benefits	$41,327	$41,327		$—

		$515,927	$2,295,326		$—

David B. Colleran	Salary Continuation	$449,700	$449,700		$—
	Cash Bonus	$—	$202,365		$—
	Equity Awards Vesting	$—	$1,246,810		$—
	Health Care Benefits	$41,505	$41,505		$—

		$491,205	$1,940,380		$—

(1)

Termination for the purposes of this column is limited to termination without cause or termination for good reason within a period three months prior to, or twelve months after, a change in control. The indicated values for the accelerated vesting of stock options reflect the number of equity award shares that would vest on an accelerated basis, multiplied by the excess, if any, of the $29.60 closing price for our common stock as reported by NASDAQ on December 30, 2022, over the applicable exercise price for each option. This calculation assumes equity awards with an exercise price higher than the closing price of our common stock on December 30, 2022 will not be exercised.

(2)	The indicated values for the accelerated vesting of performance-based restricted stock units are included at target.
(3)

Includes the 2020 grant at target of performance-based restricted stock units. See the section in the Compensation Discussion and Analysis titled “Dr. Blanchard’s Employment Agreement” for additional details regarding the equity grants to Dr. Blanchard in 2020 and her employment agreement with us.

(4)

Mr. Finnerty retired from the company on March 11, 2022 and Mr. Loerop resigned from the company on January 27, 2022. Neither executive officer received any compensation in connection with their departures from the company.

Pay Versus Performance Disclosur
e
As required by the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay versus
Performance
disclosure that follows provides information about the relationship between Compensation Actually Paid, or CAP, to our Principal Executive Officer, or PEO, and Non-PEO NEOs and certain financial performance measures of the company. See the Compensation Discussion and Analysis within this proxy statement for further information concerning the company’s variable pay-for-performance philosophy and how the company aligns executive compensation with company performance.

							Value of initial fixed $100 Investment based on:
Year	Summary Compensation Table Total for PEO (Blanchard)	Summary Compensation Table Total for Other PEO (Darling)	Compensation Actually Paid to PEO (Blanchard)	Compensation Actually Paid to Other PEO (Darling)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Total Shareholder Return	Peer Total Shareholder Return	Net Income ($mm)	Revenue ($mm)
	(a)	(b)	(a)	(b)	(c)	(c)	(d)	(d)	(e)	(e)
2022	$5,940,722	N/A	$3,599,763	N/A	$1,739,011	$1,406,419	$57	$111	($15)	$156
2021	$4,202,608	N/A	$1,818,313	N/A	$1,234,846	$1,051,797	$69	$125	$4	$148
2020	$10,029,434	$288,753	$10,513,388	($7,088,313)	$1,411,154	$772,039	$87	$126	($24)	$130

(a)	Dr. Blanchard served as interim CEO for part of 2020 and was appointed President and CEO in April 2020.
(b)	Mr. Darling , CEO at the beginning of 2020, passed away unexpectedly in January 2020. All of Mr. Darling’s unvested equity was forfeited upon his death.
(c)
NEOs in 2022 include Messrs. Levitz and Colleran, NEOs in 2021 include Messrs. Levitz, Colleran, Thomas Finnerty and James Loerop. Mr. Loerop, the company’s EVP, Business Development and Strategic Planning, resigned in January 2022. Mr. Finnerty, the company’s EVP, Human Resources, retired in March 2022. NEOs in 2020 include Messrs. Levitz, Colleran, Finnerty, Loerop and Sylvia Cheung. Ms. Cheung, the company’s CFO, resigned in August 2020. Mr. Colleran joined the company as EVP, General Counsel and Secretary in March 2020, and Mr. Levitz joined company as EVP, CFO and Treasurer in August 2020.

(d)	Shareholder return is based on $100 investment at the beginning of 2020. Peer shareholder return is based on the NASDAQ Biotechnology Index.
(e)	Net Income and Revenue are as reported in the company’s Annual Report on Form 10-K for each fiscal year referenced.
The following table sets forth a reconciliation from the summary compensation table (
SCT
) to compensation actually paid (CAP) to our PEO and to our average non-PEO
NEO each year.

	PEO (Blanchard)			PEO (Darling)	Average NEO
	2022	2021	2020	2020	2022	2021	2020
SCT Total Compensation	$5,940,722	$4,202,608	$10,029,434	$288,753	$1,739,011	$1,234,846	$1,411,154
SUBTRACT Grant Fair Value of Equity Awards Made During Year (a)	($4,630,341)	($2,942,637)	($8,994,889)	$0	($1,051,440)	($658,333)	($962,952)
ADD Year End Fair Value of Equity Awards Made During Year (b)	$5,294,178	$3,254,974	$9,337,528	$0	$1,205,238	$728,209	$668,806
ADD Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards (c)	($1,016,462)	($2,470,476)	$0	$0	($274,828)	($189,171)	($64,142)
ADD Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year (d)	($1,988,334)	($226,155)	$0	($18,351)	($211,562)	($63,754)	($83,186)

6
6

	PEO (Blanchard)			PEO (Darling)	Average NEO
	2022	2021	2020	2020	2022	2021	2020
ADD Fair Value at Vesting of Equity Awards Made During Year That Also Vested During Year (e)	$0	$0	$141,315	$0	$0	$0	$0
SUBTRACT Fair Value at the End of the Prior Year of Equity Awards that Were Forfeited During Year (f)	$0	$0	$0	($7,358,716)	$0	$0	($197,641)
Total Adjustments Related to Equity Awards	($2,340,959)	($2,384,295)	$483,954	($7,377,066)	($332,592)	($183,048)	($639,115)
Compensation Actually Paid Total	$3,599,763	$1,818,313	$10,513,388	($7,088,313)	$1,406,419	$1,051,797	$772,039

(a)	Represents the grant date fair value of equity-based awards made during the fiscal year.
(b)	Represents the year-end fair value of equity awards that were made during the fiscal year.
(c)	Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of year-end.
(d)	Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the current fiscal year.
(e)
Represents the fair value on the vesting date of equity-based awards that vested in the same year as granted. In 2020, Dr. Blanchard received a grant of RSUs for her service as interim Chief Executive Officer between February and April 2020, which RSUs fully vested upon her permanent appointment as President and CEO in April 2020.

(f)
Represents the prior year-end fair value of equity awards that were forfeited by other PEOs who terminated during the year. Mr. Darling passed away unexpectedly in early 2020, and unvested equity awards were forfeited upon his death.. Ms. Cheung resigned in August 2020 and all unvested equity awards were forfeited upon her resignation.

The company granted Performance Share Units, or PSUs, to executive officers in 2019 and in 2020.
The
2019 PSUs were earned at 112.5% of target. Mr. Finnerty was the only officer granted a 2019 PSU award and receive the earned portion of the award. The 2020 PSUs were unearned and forfeited in early 2023. The company granted stock options to executive officers, both as part of annual equity grants and new hire grants. Certain stock option awards made in 2017 and 2018 were earned based on performance results during the year of grant. Annual option awards to executive officers made in 2021 and 2022 had an exercise price equal to 110% of the stock price on the date of grant. Stock option awards generally vest and become exercisable on the first three or four anniversaries of grant and expire on the 10th anniversary of grant (subject to earlier expiration based on certain employment terminations).
With the exception of the performance-based stock option award made to Dr. Blanchard in 2020 discussed below, the fair values of options at time of grant, at each year-end, and on vesting dates during the 2020-2022 period were all determined using the Black-Scholes model. The table below summarizes the option fair values and related assumptions used to calculate NEO CAP for fiscal years 2020, 2021 and 2022.

Valuation Purpose for PVP	ANIK Stock Price	ANIK Option Exercise Price	Expected Term (years)	Stock Price Volatility	Risk-free Rate	Dividend Yield	Option Fair Value
Year-end 2019	$51.85	$38.11 - $61.47	0.46 – 3.11	45.9%	1.58% - 1.63%	0%	$10.73 - $21.68
2020 Vesting	$32.62 - $44.46	$38.11 - $61.47	0.48 – 3.59	46% - 51.1%	0.16% - 1.57%	0%	$5.88 - $11.65
Year-end 2020	$45.26	$33.40 - $61.47	2.40 – 3.15	52%	0.15% - 0.18%	0%	$10.51 - $20.19
2021 Vesting	$38.13 - $43.24	$33.40 - $61.47	2.91 – 3.52	52.4% - 53.4%	0.18% - 0.44%	0%	$8.38 - $16.40
Year-end 2021	$35.83	$33.40 - $61.47	2.29 – 3.86	54%	0.80% - 1.09%	0%	$5.75 - $14.48
2022 Vesting	$21.61 - $31.06	$33.40 - $61.47	2.42 – 4.73	53.9% - 55.5%	1.10% - 3.04%	0%	$4.94 - $9.78
Year-end 2022	$29.60	$28.14 - $43.06	2.29 – 3.60	49.4%	4.15% - 4.35%	0%	$7.37 - $12.57

6
7

Dr. Blanchard received a one-time grant of performance-based stock options at the time of her permanent appointment as President and CEO in April 2020. These options vested based on the company’s total shareholder return through a performance period ending on December 31, 2022 as compared to a group of companies set forth in Dr. Blanchard’s employment agreement.
The fair values as of the date of grant and as of year-end 2020 and 2021 for this one-time award were calculated using a Monte Carlo model. As of December 31, 2022, the number of options earned was determined to be 133% of the target award based on the company’s TSR results against the designated peer group set forth in Dr. Blanchard’s employment agreement.
The following table sets forth what we consider to be the most important financial performance measures in how CAP was linked to company performance during 2022.
Key Financial Measures
Revenues
Gross Margin
Adjusted EBITDA
COMPARISON OF COMPENSATION ACTUALLY PAID TO
PERFORMANCE
Because Mr. Darling only served as CEO for one month during 2020, the table below only reflects Dr. Blanchard as President and CEO for the 2020-2022 period. The chart below shows CAP for each year along with investment values based on total shareholder return for both the company and the NASDAQ Biotechnology Index.

6
8

The chart below shows CAP for each year along with company net income for each year.

6
9

The chart below shows CAP for each year along with company revenues for each year.

7
0

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Blanchard, our year-end Chief Executive Officer or CEO.

For 2022, our last completed fiscal year:

•	The median of the annual total compensation of all our employees (other than our CEO) was $119,497; and

•	The annual total compensation of our CEO, for the purposes of this disclosure, was $5,940,722.

Based on this information, for 2022 the ratio of the annual total compensation of Dr. Blanchard, our year-end Chief Executive Officer, to the median of the annual total compensation of all our employees was 50 to 1.

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.

We determined that, as of December 31, 2022, our employee population consisted of 344 individuals. This population consisted of our full-time employees employed with us as of the determination date, excluding our CEO. We then excluded one individual in each of two countries (South Africa and Sweden) resulting in a remaining employee population of 342 individuals.

2.

To identify the “median employee” from our employee population, we aggregated for each applicable employee, other than our CEO, (a) annual base salary (or hourly rate multiplied by estimated work schedule, for hourly employees), (b) the bonus amount earned for 2022, which was paid out in early 2023, and (c) the grant date fair value of equity granted in 2022.

3.

Once aggregated, we conducted statistical sampling and gathered additional Summary Compensation Table pay elements for a narrow group of employees who were paid within a narrow range around our median consistently applied compensation measure. From this group, we selected an employee who was reasonably representative of the median of our global employee population.

4

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $119,497.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation

Cash Compensation

For 2022, each of our non-employee directors was entitled to annual retainers per the following schedule, with such amounts to be prorated based on the actual number of days served if a director’s service to us commenced after January 1, 2022 or ended prior to the end of 2022:

Compensation Element	2022 Cash Compensation
Board of Directors
Board Chair Retainer	$87,500	[1]
Other Directors Retainer	$50,000

Audit Committee
Committee Chair Retainer	$20,000
Other Committee Members Retainer	$10,000
Compensation Committee
Committee Chair Retainer	$15,000
Other Committee Members Retainer	$7,500

Governance and Nominating Committee
Committee Chair Retainer	$10,000
Other Committee Members Retainer	$5,000

(1)	On February 9, 2022, the Board of Directors amended the Anika Therapeutics, Inc. Director Compensation Policy to increase the Board Chair Retainer from $80,000 to $87,500, effective February 9, 2022.

The Board of Directors approved a grant of 7,954 restricted stock units to each non-employee director, valued at $174,988 under the Plan, based on the fair market value of our common stock on June 8, 2022, the date of grant for our then-current directors. These restricted stock units granted to each then-current non-employee director in 2022 vest in one installment on the earlier of the date that is immediately prior to the Annual Meeting or one year from the date of grant. Each non-employee director is eligible for an annual equity award grant with a value and vesting provisions as may be determined by the Board based on their review of our compensation policies and general compensation trends.

The following table summarizes the compensation earned by non-employee directors in 2022.

Name	Fees earned in cash ($)		Stock awards ($) (1) (2)		Total ($)

Sheryl L. Conley	65,000		174,988		239,988

John B. Henneman, III	70,000		174,988		244,988

Raymond J. Land	34,066	(3)	—	(4)	34,066

Glenn R. Larsen, Ph.D.	62,500		174,988		237,488

Stephen O. Richard	66,667		174,988		241,655

Jeffery S. Thompson	86,688		174,988		261,676

Susan L. N. Vogt	70,000		174,988		244,988

(1)

Except as otherwise noted, an amount of 7,954 restricted stock units were awarded per director on June 8, 2022, based on the closing price of $22.00 per share, which vest on the earlier of the 2023 Annual Meeting or the one-year anniversary of the grant date. The amounts in this column reflect the grant date fair value computed with respect to the restricted stock units, made during 2022 in accordance with ASC 718. See the information appearing in Note 14 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2022 for certain assumptions made in the valuation of these restricted stock unit awards.

(2)

The aggregate number of shares outstanding for each director as of December 31, 2022 were: 7,954 for each of Dr. Larsen, Mr. Thompson and Ms. Vogt, 11,057 for each of Messrs. Henneman and Richard and 13,407 for Ms. Conley.

(3)	Mr. Land did not stand for re-election to the Board at the Annual Meeting on June 8, 2022. The fees represent amounts earned by Mr. Land prior to the Annual Meeting on June 8, 2022.
(4)	Mr. Land did not stand for re-election to the Board at the Annual Meeting on June 8, 2022 and did not receive a 2022 annual award.

Director and Executive Officer Stock Retention Guidelines

Effective December 12, 2022, the Board of Directors adopted stock retention guidelines that generally require each of our directors and executive officers to beneficially own certain amounts of our common stock. We believe that ownership of shares of common stock by directors and executive officers helps align the financial interests of these individuals with the interests of stockholders, promotes sound corporate governance, and evidences a commitment to our company. These stock retention guidelines supersede the director stock retention guidelines previously adopted by the Board on October 6, 2015.

Generally, these guidelines require each director to beneficially own, at a minimum, a number of shares (or vested share equivalents) of common stock having a market value equal to three times the amount of our annual Board retainer for the non-lead or non-chairman directors. The minimum shareholding requirement became effective immediately, except that any director has three years from the date of their initial election to achieve compliance. Compliance by each director will be reviewed annually by the Board’s Governance and Nominating Committee, which is authorized to approve exceptions upon a showing of serious hardship. A non-complying director must retain at least 75% of the shares (net of shares sold or offset to pay the exercise price and taxes) the director subsequently acquires through exercise of equity grants, until the director complies with the guidelines. As of December 31, 2022, each of our directors had met their minimum shareholding requirement.

Generally, the stock retention guidelines require the Chief Executive Officer to beneficially own, at a minimum, a number of shares (or vested share equivalents) of common stock having a market value equal to three times the amount of his or her base salary. The guidelines require any other executive officer to beneficially own, at a minimum, the number of shares (or vested share equivalents) of common stock having a market value equal to the amount of his or her base salary. The minimum shareholding requirement became effective immediately upon adoption of the stock retention guidelines, except that any individual has five years after initial delegation to achieve compliance. Compliance by each executive officer is reviewed annually by the Governance and Nominating Committee, which is authorized to approve exceptions upon a showing of serious hardship. A non-complying executive officer must retain at least 75% of the shares (net of shares sold or offset to pay the exercise price and taxes) he or she subsequently acquires through exercise of equity grants, until he or she complies with the guidelines. As of December 31, 2022, each of our executive officers has met his or her required shareholding requirement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2022, the Compensation Committee consisted of John B. Henneman, III, Sheryl L. Conley, and Glenn R. Larsen, Ph.D. None of these individuals is or formerly was an officer or employee of our company, nor have they engaged in any transactions involving our company that would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between our company and any other entity involving our or such entity’s executive officers or directors.

During the fiscal year ended December 31, 2022, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Compensation Committee; (2) a director of another entity, one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as one of our directors.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plan as of December 31, 2022.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	1,456,268	(1)	$34.93	1,366,328	(2)

Equity compensation plans not approved by security holders	74,435	(3)	$26.71	9,349
Total	1,530,703		$34.93	1,375,677

(1)

Includes our 2017 Omnibus Incentive Plan, as amended, and our 2007 Omnibus Incentive Plan, as amended, or collectively, the Incentive Plans. Outstanding restricted stock units convert to common stock without payment consideration. As of December 31, 2022, we also had 752,242 shares to be issued upon vesting of restricted stock units and performance restricted stock units granted at target.

(2)

The number of shares remaining available for future issuance under the Incentive Plans includes 1,201,600 shares of common stock that may be awarded pursuant to the 2017 Omnibus Incentive Plan, as amended, and 164,728 shares of common stock that may be issued pursuant to our 2021 Employee Stock Purchase Plan.

(3)

Includes our 2021 Inducement Plan, or the Inducement Plan. Outstanding restricted stock units convert to common stock without payment consideration. As of December 31, 2022, we also had 41,060 shares to be issued upon vesting of restricted stock units granted.

Audit Committee Report

The Audit Committee of the Board of Directors consists entirely of members who meet the independence requirements of the listing standards of NASDAQ and the rules and regulations of the SEC, as determined by the Board. The Audit Committee is responsible for providing independent, objective oversight of the financial reporting processes and internal controls of Anika Therapeutics, Inc., or Anika. The Audit Committee operates under a written charter approved by the Board. A copy of the current charter is available on the investor relations portion of Anika’s website at https://ir.anika.com/board-committees.

Management is responsible for Anika’s system of internal control and financial reporting processes, for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles and for the annual report on Anika’s internal control over financial reporting. The independent auditor is responsible for performing an integrated audit of Anika’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and for issuing a report on the financial statements and the effectiveness of Anika’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of management, the internal audit group, and the independent auditor. Audit Committee members do not serve as professional accountants or auditors for Anika, and their functions are not intended to duplicate or certify the activities of Anika’s management or independent auditor.

Consistent with its monitoring and oversight responsibilities, the Audit Committee met with management and Deloitte & Touche LLP, or Deloitte, Anika’s independent auditor, to review and discuss the December 31, 2022 audited consolidated financial statements. Management represented that Anika had prepared the consolidated financial statements in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with Deloitte the matters required by the PCAOB in accordance with Auditing Standard No. 1301, “Communications with Audit Committees.”

The Audit Committee received from Deloitte the written communication that is required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee discussed with Deloitte that firm’s independence. The Audit Committee also considered whether Deloitte’s provision of non-audit services and the audit and non-audit fees paid to Deloitte were compatible with maintaining that firm’s independence. On the basis of these reviews, the Audit Committee determined that Deloitte has the requisite independence.

Management completed the documentation, testing, and evaluation of Anika’s system of internal control over financial reporting as of December 31, 2022 as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee received periodic updates from management and Deloitte at Audit Committee meetings throughout the year and provided oversight of the process. Prior to the filing of Anika’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or the Form 10-K, with the SEC, the Audit Committee also reviewed management’s report on the effectiveness of Anika’s internal control over financial reporting contained in the Form 10-K, as well as the Report of Independent Registered Public Accounting Firm provided by Deloitte and also included in the Form 10-K. Deloitte’s reports included in the Form 10-K related to its audit of Anika’s consolidated financial statements and the effectiveness of Anika’s internal control over financial reporting.

Based upon the Audit Committee’s discussions with management and Deloitte and the Audit Committee’s review of the information provided by, and the representations of, management and Deloitte, the Audit Committee recommended to the Board that the audited consolidated financial statements as of and for the year ended December 31, 2022 be included in the Annual Report. The Audit Committee selected Deloitte as Anika’s independent auditor for the fiscal year ending December 31, 2023 and recommended that the selection be submitted for ratification by the stockholders of Anika.

This report is submitted by the following independent directors who comprise the Audit Committee:

Sheryl L. Conley                 Stephen O. Richard, Chair                 Susan L. N. Vogt

THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT, EXCEPT TO THE EXTENT THAT ANIKA SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Proposal 2: Ratification of Appointment of Independent Auditor for 2023

Appointment of Independent Auditor by Audit Committee

The Audit Committee annually evaluates the performance of our independent auditor, including the senior audit engagement team, and determines whether to reengage the current independent auditor or consider other audit firms. The Audit Committee’s initial appointment of Deloitte & Touche LLP, or Deloitte, as independent auditor of our consolidated financial statements for 2017, was ratified by a vote of stockholders at our 2017 Annual Meeting of Stockholders. The Audit Committee again appointed Deloitte as our independent auditor for each of 2018, 2019, 2020, 2021, and 2022, which appointments were ratified by votes of our stockholders at our 2018, 2019, 2020, 2021, and 2022 Annual Meetings of Stockholders.

This year the Audit Committee has approved the retention of Deloitte as our independent auditor to report on our consolidated financial statements and the effectiveness of our internal control over financial reporting for the year ending December 31, 2023. Factors considered by the Audit Committee in deciding whether to retain Deloitte included:

•	Deloitte’s global capabilities;

•	Deloitte’s technical expertise and knowledge of our global operations and industry;

•	The quality and candor of Deloitte’s communications with the Audit Committee and management;

•	The quality and efficiency of the services provided by Deloitte, including input from management on Deloitte’s performance;

•	Deloitte’s objectivity and professional skepticism;

•	External data on audit quality and performance, including recent PCAOB reports on Deloitte and its peer firms;

•	Deloitte’s use of technology to aid in audit efficiency;

•	Deloitte’s independence, how effectively Deloitte demonstrated its independent judgment, and the controls and processes in place that help ensure Deloitte’s independence; and

•	The appropriateness of Deloitte’s fees.

Proposed Ratification of Independent Auditor

The Audit Committee is responsible for the appointment, retention, termination, compensation, and oversight of the work of our independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Although ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of Deloitte to our stockholders for ratification because we value the views of our stockholders.

The Audit Committee considers Deloitte to be well qualified. In the absence of contrary specification, the proxy holders will vote proxies received in response to this solicitation in favor of ratification of the appointment. In the event that stockholders fail to ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment of Deloitte. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

Vote Required

At the Annual Meeting, the ratification of our independent auditor for 2023 requires the affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions will not be treated as votes cast and will have no effect on the vote.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2023.

Fees Paid to Our Independent Auditor

The following table summarizes the fees that we paid or accrued for audit and other services provided by Deloitte, our independent auditor, for the years ended December 31, 2022 and 2021.

Fee Category	2022	2021

Audit fees	$1,276,642	$1,108,421

Audit-related fees	15,000	20,000

Tax fees	369,600	301,705

All other fees	6,000	5,685

Total fees	$1,667,242	$1,435,811

For purposes of the preceding table:

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Audit fees consist of fees for the audit of our consolidated financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements for those years. In addition, audit fees include fees for comfort letters, consents, assistance with and review of documents filed with the SEC, Section 404 attest services, other attest services that generally only the principal independent auditor can provide, work done by tax professionals in connection with the audit or quarterly review, and accounting consultations billed as audit services, as well as other accounting and financial reporting consultation research work necessary to comply with the standards of the PCAOB.

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Audit-related fees consist of the aggregate fees billed by Deloitte in each of the last two fiscal years for assurance and related services reasonably related to the performance of the audit or review.

•	Tax fees consist of fees for tax compliance, tax advice, and tax planning services for those years.

•	All other fees consist of the aggregate fees billed by Deloitte in each of the last two fiscal years for products and services other than the services reported herein.

In considering the nature of the services provided by a principal independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. In accordance with its charter, the Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. These procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has pre-approved specific categories of services and associated fee budgets. All services outside of the specified categories and all amounts exceeding the approved fee budgets are approved by the Chair of the Audit Committee, who has been delegated the authority to review and approve audit and non-audit related services during the year. A listing of the audit and non-audit services and associated fees approved by the Chair outside the scope of the services and fees initially approved by the full Audit Committee is reported to the full Audit Committee no later than its next meeting. The Audit Committee also regularly receives updates from Deloitte and management about the services actually performed and the associated fees and expenses actually incurred.

In addition, the Audit Committee evaluates other known potential engagements of the independent auditor, including the scope of audit-related services, tax services, and other services proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. All such services were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act to the extent that rule was applicable. Since May 2003, each new engagement of a principal independent auditor has been approved in advance by the Audit Committee.

Proposal 3: Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs for the year ended December 31, 2022, which is described in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. At our 2017 Annual Meeting of Stockholders, we asked our stockholders to indicate if we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of the Board of Directors, our stockholders indicated by advisory vote their preference to hold a “say-on-pay” vote annually. After consideration of the 2017 voting results, and based upon its prior recommendation, the Board elected to hold a stockholder “say-on-pay” vote annually.

As described in the section titled “Compensation Discussion and Analysis” of this Proxy Statement, our executive compensation program is designed to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for the benefit of our company and stockholders. Stockholders are urged to read the section titled “Compensation Discussion and Analysis,” which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our objectives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

Accordingly, the following resolution is submitted for a stockholder vote at the Annual Meeting:

“RESOLVED:	That the stockholders of Anika Therapeutics, Inc. approve, on an advisory basis, the compensation paid to the named executive officers of Anika Therapeutics, Inc. as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in the Proxy Statement for the 2023 Annual Meeting of Stockholders.”

This vote is advisory and will not be binding upon us, the Compensation Committee or the Board. However, the Board and its Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

At the Annual Meeting, approval of our 2022 executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal. While this vote is required by law, it will not be binding on us, the Compensation Committee, or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS IN 2022 BY VOTING “FOR” THIS RESOLUTION.

Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Section 14A(a)(2) of the Exchange Act enables our stockholders to indicate how frequently they believe we should seek an advisory “say-on-pay” vote, similar to Proposal 3, regarding our executive compensation. Under Section 14A(a)(2) of the Exchange Act, generally, each public company must submit this proposal to its stockholders not less than every six years, and this proposal was last submitted to our stockholders at our 2017 Annual Meeting of Stockholders.

Stockholders may choose to recommend that future “say-on-pay” proposals be held (i) every year (“ONE YEAR” on the proxy card), (ii) every two years (“TWO YEARS” on the proxy card) or (iii) every three years (“THREE YEARS” on the proxy card). In addition, stockholders may choose to abstain from voting on this Proposal 4.

After careful consideration, the Board recommends that an advisory vote on executive compensation should be held every year. Annual votes will provide the Board and the Compensation Committee with clearer feedback regarding the compensation of our executives. The primary focus of the disclosure of the compensation of our executives required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Accordingly, an annual executive compensation advisory vote will complement the annual focus of our proxy statement disclosure and provide the Board and Compensation Committee with the clearest and most timely feedback of the three frequency options. Additionally, an annual executive compensation advisory vote is consistent with our policy of reviewing our compensation programs annually, as well as considering input from our stockholders on corporate governance and executive compensation matters. This feedback may then be considered by the Board and Compensation Committee in their annual decision-making process. For these reasons, we believe an annual vote would be the best governance practice for the Company at this time. This vote is advisory, and therefore not binding on the Board or Compensation Committee. However, the Board and Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future advisory votes on executive compensation.

Vote Required

At the Annual Meeting, approval of every year (“ONE YEAR” on the proxy card) as the frequency for future non-binding, advisory votes regarding executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the Annual Meeting and voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal. While this vote is required by law, it will not be binding on us, the Compensation Committee, or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering the frequency of holding future advisory votes on executive compensation.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, FOR EVERY YEAR (“ONE YEAR” ON THE ENCLOSED WHITE PROXY CARD) AS THE FREQUENCY FOR FUTURE NON-BINDING, ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION.

Proposal 5: Amendment of 2017 Omnibus Incentive Plan

Overview

History of the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan (as amended June 8, 2022)

On March 31, 2017, the Board of Directors, upon the recommendation of the Compensation Committee, adopted the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan, or the Original Plan, for officers, employees, non-employee directors and other key persons of Anika Therapeutics, Inc. and its subsidiaries, subject to the approval of our stockholders. Our stockholders approved the Original Plan at the 2017 Annual Meeting of Stockholders, and the Original Plan has been previously amended, with the approval of our stockholders, as follows.

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On March 19, 2019, the Board, upon the recommendation of the Compensation Committee, approved the amendment and restatement of the Original Plan (the First Amended Plan), to increase the number of shares of common stock reserved by 1,500,000, from 1,200,000 to 2,700,000 shares, subject to the approval of our stockholders. Additionally, the Board approved certain clarifying amendments to the sections governing minimum vesting and tax withholding to facilitate plan administration. Our stockholders approved the First Amended Plan on June 18, 2019.

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On April 23, 2020, the Board, upon the recommendation of the Compensation Committee, approved the amendment and restatement of the First Amended Plan (the Second Amended Plan), to increase the number of shares of common stock reserved by 800,000, from 2,700,000 to 3,500,000 shares, subject to the approval of our stockholders. The Board also approved an amendment to the First Amended Plan to allow for all 3,500,000 shares authorized under the Second Amended Plan to be issued as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, or the Code. No other provisions of the First Amended Plan were proposed to be amended. Our stockholders approved the Second Amended Plan on June 16, 2020.

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On March 17, 2021, the Board, upon the recommendation of the Compensation Committee, approved the amendment and restatement of the Second Amended Plan (the Third Amended Plan), to increase the number of shares of common stock reserved by 1,100,000, from 3,500,000 to 4,600,000 shares, subject to the approval of our stockholders. The Board also approved an amendment to the Second Amended Plan to allow for all 4,600,000 shares authorized under the Third Amended Plan to be issued as Incentive Stock Options under Section 422 of the Code. No other provisions of the Second Amended Plan were proposed to be amended. Our stockholders approved the Third Amended Plan on June 16, 2021.

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On May 31, 2022, the Board, upon the recommendation of the Compensation Committee, approved the amendment and restatement of the Third Amended Plan (the Fourth Amended Plan), to increase the number of shares of common stock reserved by 250,000 from 4,600,000 to 4,850,000 shares, subject to the approval of our stockholders. The Board also approved an amendment to the Third Amended Plan to allow for all 4,850,000 shares authorized under the Fourth Amended Plan to be issued as Incentive Stock Options under the Code. No other provisions of the Third Amended Plan were proposed to be amended. Our stockholders approved the Fourth Amended Plan on June 8, 2022.

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On     , 2023, the Board, upon the recommendation of the Compensation Committee, approved the amendment and restatement of the Fourth Amended Plan (the Fifth Amended Plan), to increase the number of shares of common stock reserved by 435,000 from 4,850,000 to 5,285,000 shares, subject to the approval of our stockholders. The Board also approved an amendment to the Fourth

Amended Plan to allow for all 5,285,000 shares authorized under the Fifth Amended Plan to be issued as Incentive Stock Options under the Code. Additionally, the Board approved an amendment to the Fourth Amended Plan to (i) prohibit substitution of Awards (as defined in the Fourth Amended Plan) without stockholder approval and (ii) count stock-settled Options (as defined in the Fourth Amended Plan) and SARs (as defined in the Fourth Amended Plan) against the number of Shares (as defined in the Fourth Amended Plan) available for the grant of Awards on a gross basis.

Plan Amendment Provides Adequate Shares to Attract, Motivate and Retain Employees Needed to Execute Strategic Plan and Drive Stockholder Value

The Board recommends that stockholders approve the Fifth Amended Plan, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. The overall purposes of the Fifth Amended Plan continue to be to ensure our ability to attract, incentivize and retain highly qualified officers, non-employee directors, key employees, and consultants, and to motivate those individuals to expend maximum effort to execute our strategic plan and drive increased stockholder value, by providing those individuals with an opportunity to acquire or increase a direct ownership interest in our company and to share in its future success.

Strategic Transformation of Our Company Provides New Opportunities in $8 Billion Global Joint Preservation Market

In early 2020, we fundamentally transformed our company from primarily a manufacturer of a small number of products sold to a single large customer, which represented over 70% of our total revenues, to a diversified medical device company with a broad base of products and its own sales and distribution channel. To accomplish this, we expanded our overall technology platform and product portfolio, and significantly enhanced our commercial infrastructure, especially in the United States, through our strategic acquisitions of Parcus Medical and Arthrosurface. We expanded our addressable market from the over $1 billion global OA pain management market to the over $8 billion global joint preservation market (which includes the faster growing regenerative, sports medicine and extremities markets), advanced our commercial capabilities, instituted systems and processes to support our transformation, and expanded our product pipeline and research and development expertise in our target markets.

Transformation into a Global Commercial Joint Preservation Company Requires Employees with Expanded Skills, Capabilities and Experiences

Following the appointment of Cheryl R. Blanchard, Ph.D., as President and Chief Executive Officer following the acquisitions of Parcus Medical and Arthrosurface in early 2020, we established strategic priorities that continue to guide the next phase of our transformation into a more diversified and faster growing global commercial joint preservation company. This transformation requires employees with new, expanded skills and capabilities, and under Dr. Blanchard’s leadership, within the last two years, approximately 80% of Anika’s senior leaders, possessing decades of experience and proven success leading orthopedic, regenerative medicine and medical device companies, were appointed to their respective positions.

Equity-based Compensation is a Critical Component of Our Ability to Attract, Motivate and Retain Experienced and Talented Employees

As we continue to transform our business in a highly competitive life sciences sector, we believe that our future success depends in large part upon our ability to attract, incentivize and retain highly skilled and experienced executive, managerial, professional, and technical employees. The ability to offer competitive compensation packages with a meaningful equity component is an important element in achieving our success, especially as we compete to recruit exceptional leadership and key employees with companies, research and academic institutions, government entities, and other organizations in proximity to our corporate headquarters near Boston, Massachusetts, and more broadly. We remain dependent on the members of our senior leadership, technical and commercial teams, and other key employees, to execute on our plan, the loss of any one of whom could have a material adverse effect on our ability to achieve our strategic priorities. In this fast changing market where proven leaders and key employees are in high demand and are receiving lucrative compensation packages from competitors, it is important that we have the ability to issue equity to targeted individuals at all levels of our organization to help attract them to our company, retain their services, and align their interests to those of our stockholders.

Equity-based Compensation is Preferable to Cash or Other Compensation Vehicles to Align Management Incentives with Those of Our Stockholders

In the judgement of the Board, our future growth and success is directly correlated to our ability to maintain a competitive position in attracting, motivating, and retaining key employees. The Board believes that approval of the Fifth Amended Plan, including the authorization of the additional shares for issuance thereunder, is in the best interests of our stockholders given our current expectations regarding hiring, the extremely competitive environment in which we attempt to recruit and retain high value employees, and our historical burn rate.

We are, therefore, seeking stockholder approval to make an additional 435,000 shares available for issuance under the Fifth Amended Plan, which would increase the number of available shares under the plan from 495,129 shares as of April 20, 2023, to 930,129 shares in total, pending stockholder approval.

If the proposed Fifth Amended Plan is not approved by our stockholders, we currently anticipate that we will exhaust the 495,129 shares that remain available for issuance under the Fourth Amended Plan by early 2024. Not only would we then be unable to attract experienced and talented employees through competitive and meaningful equity-based long-term incentive plans, it is possible we would not be able to maintain our competitive annual equity grant practices to current key employees during the 2024 annual compensation cycle due to lack of shares available. Without the ability to grant share-based compensation, our alternative would be to increase the cash compensation of our employees in order to execute our long-term strategy. We believe share-based equity compensation is preferable to cash or other compensation vehicles from an incentive standpoint as it better aligns our management team with our stockholders in driving increased stockholder value over both the short-term and the long-term.

Our Compensation Committee will carefully review and consider all proposed grants under the Fifth Amended Plan. We continue to be in a transition period and are seeking stockholder approval for an amount of additional shares which we believe is necessary to enable us to appropriately incentivize our key employees. We believe our strategy to accelerate revenue growth and profitability over the coming years through commercial execution and new product development will deliver superior value to our stockholders and other stakeholders over time, and we look forward to continuing to engage with our stockholders as we strive to achieve our goals and transform and grow our company. Our compensation programs are a part of, and tie directly into, our strategic plan, and we anticipate seeking stockholder approval at next year’s annual meeting for the additional shares needed to continue to fund an equity incentive program designed to align closely with the goals of our comprehensive strategic plan.

Shares Subject to the Plan

The following table summarizes information regarding awards outstanding and shares of our common stock remaining available for grant under the Fourth Amended Plan as of April 20, 2023:

Stock Options Outstanding	1,860,119

Weighted Average Exercise Price of Stock Options Outstanding	$33.95

Weighted Average Remaining Term of Stock Options Outstanding	8.2

Full Value Awards Outstanding (RSAs, RSUs and PSUs)	859,436

Shares Available for Grant under the Fourth Amended Plan*	495,129

Shares Available for Grant under the 2021 Inducement Plan	9,349

*

The Fifth Amended Plan will continue to employ a “fungible” plan design that assigns a higher cost to “full-value” awards (all awards other than stock options and stock appreciation rights) by reducing the share pool on a greater than one-for-one basis when full-value shares are granted. Consistent with the terms of the Original Plan and each of the First, Second, Third and Fourth Amended Plans, we have maintained a fungible rate of 2.0 common shares per full-value award in the Fifth Amended Plan.

The number of shares remaining available for grant under the Fourth Amended Plan as noted in the previous table differs from those reported as of December 31, 2022 because the information at December 31, 2022 does not take into account year-to-date grants for our annual grant cycle and grants to new-hires who started after January 1, 2023. Information regarding the number of shares remaining available for grant as required by SEC disclosure rules are discussed in detail under “Equity Compensation Plan Information” on page 74. In addition, we historically have made equity grants to directors in the first quarter of each year to align to the annual grant cycle that we utilize for employees. In 2021, we revised this approach to align the annual grant cycle for directors to our annual meeting cycle. As a result, we expect to make our annual equity grant to directors immediately following the Annual Meeting, and shares granted to our directors in 2023, along with shares granted to new hires and to existing employees as a part of our annual grant cycle between now and our next annual meeting, will further reduce the shares available for grant under the Fourth Amended Plan.

Historic Equity Usage

As part of our ongoing review of our compensation plans, we calculate our annual equity “burn rate” to help us determine, among other things, the expected remaining life of our equity incentive plans based on the current number of outstanding shares. Burn rate is calculated by dividing the aggregate number of stock options and full-value awards (as adjusted by the fungible rate as described above) granted during the year by our basic weighted average common shares outstanding during the year. The following table provides detailed information regarding the activity related to our equity incentive plans and weighted average ordinary shares outstanding for the each of the three fiscal years ending on December 31, 2022:

Award Type	FY 2020	FY 2021	FY 2022

Stock Options Granted	598,815	530,574	553,827

Stock Settled Restricted Stock/RSUs Granted	924,499	656,514	509,649

Basic Weighted. Avg. Common Shares Outstanding	14,222,000	14,401,000	14,561,000

Annual Burn Rate	10.71%	8.24%	7.30%

Three Year Avg. Burn Rate (FY 2020-2022)			8.75%

Based on the recent range of our stock price, our current compensation practices, our anticipated future awards, as well as our three-year burn rate experience, we are requesting an additional 435,000 shares to be added to the 4,850,000 shares already authorized under the Fourth Amended Plan. As stated above, we anticipate that we will be seeking stockholder approval at next year’s annual meeting for an additional number of shares to fund an equity program in line with our comprehensive strategic plan. As of April 20, 2023, the closing price of a share of common stock on the NASDAQ Global Select Market was $27.23.

A copy of the Fifth Amended Plan as approved by the Board on [●], 2023, marked to show the amendments to the existing Fourth Amended Plan, is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. The following discussion summarizes certain features and effects of the Fourth Amended Plan as proposed to be amended by the Fifth Amended Plan, and it is qualified in its entirety by reference to the terms of Fifth Amended Plan set forth in Appendix A.

Key Features of the Fifth Amended Plan

The following is a summary of key features of the Fifth Amended Plan, which are intended to protect the interests of our stockholders:

•	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and Stock Appreciation Right, or SAR, is 10 years.

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Minimum vesting requirement. The Fifth Amended Plan includes minimum vesting requirements that were updated in the First Amended Plan to reflect current administrative practices. Equity-based awards generally cannot vest earlier than one year after grant. Certain limited exceptions are permitted.

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No repricing, substitution or grant of discounted stock options. The Fifth Amended Plan does not permit the repricing or substitution of options or SARs either by amending an existing award or by substituting a new award at a lower price without stockholder approval. The Fifth Amended Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of the common stock on the date of grant.

•	No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the plan administrator.

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No single-trigger vesting on a change in control. In the event of a change in control of our company, the plan administrator may provide for accelerated vesting of outstanding awards, but there is no automatic acceleration of awards upon a change in control.

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No dividends on options, SARs or unvested share awards. The Fifth Amended Plan prohibits the payment of dividends or dividend equivalents on stock options and SARs, or on any other awards that have not vested.

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Multiple award types. The Fifth Amended Plan permits the issuance of incentive stock options, non-qualified stock options, SARs, restricted stock units, restricted stock awards, and other types of share and cash-based awards, subject to the share limits of the Fifth Amended Plan. This gives us the flexibility to grant different types of awards as compensation tools to motivate our workforce.

•	Independent oversight. The Fifth Amended Plan is administered by the Compensation Committee, which is comprised of independent members of the Board of Directors.

•	Director limits. The Fifth Amended Plan contains annual limits on the value of awards that may be granted to non-employee directors.

Summary of the Fifth Amended Plan

The following description of certain features of the Fifth Amended Plan is intended to be a summary only, and it is qualified in its entirety by reference to the terms of the Fifth Amended Plan set forth in Appendix A.

Plan Administration

As with the Fourth Amended Plan, the Fifth Amended Plan may be administered by the Board of Directors or the Compensation Committee. The Board or Compensation Committee so acting is referred to below as the Administrator. The Administrator, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted and the terms and conditions of such awards. In addition, the Administrator may not reprice or substitute outstanding options or cancel stock options or SARs for cash without prior stockholder approval, other than to appropriately reflect changes in our capital structure. The Administrator may delegate to the Chief Executive Officer the authority to grant stock options to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.

Eligibility

As with the Fourth Amended Plan, all full-time and part-time officers, employees, non-employee directors, and other key persons of our company and subsidiaries are eligible to participate in the Fifth Amended Plan, subject to the discretion of the Administrator. The number of individuals potentially eligible to participate in the Fifth Amended Plan is currently approximately 343 persons (all employees of our company and subsidiaries), including 3 executive officers and 7 non-employee directors. The Administrator will use its discretion to select individuals to participate in the Fifth Amended Plan who are responsible for, or contribute to, our management, growth, or profitability.

Plan Limits

The number of shares of common stock authorized for issuance under the Fifth Amended Plan is 5,285,000 shares comprised of the 4,850,000 shares approved under the Fourth Amended Plan and 435,000 additional shares if the amendment to the Fourth Amended Plan is approved by the stockholders. These additional shares represent 3% of the fully diluted common stock outstanding as of April 20, 2023. In addition, any shares subject to outstanding awards under the Fourth Amended Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the Fifth Amended Plan. As well, under the Fifth Amended Plan, up to 5,285,000 shares may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the Fifth Amended Plan will consist of authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.

The Fifth Amended Plan clarifies certain provisions of the Fourth Amended Plan to make clear certain restrictions around share counting and share recycling as described below. For purposes of determining the number of shares available for issuance under the Fifth Amended Plan, the grant of any “full value award” (i.e., a restricted stock award, deferred stock award, unrestricted stock award, or performance share) shall be deemed an award of two shares for each share subject to such full value award. For purposes of determining the number of shares available for issuance under the Fifth Amended Plan, the grant of any option or SAR shall be deemed an award of one share for each share subject to such option or SAR.

If any award expires, terminates, is settled in cash, or is surrendered or forfeited, the shares subject to such awards will not count against the aggregate number of shares of common stock available for grant under the Fifth Amended Plan. Additionally, awards granted in assumption of or in substitution for awards previously granted by an acquired company will not count against the shares available for grant. Shares issuable upon exercise, vesting, or settlement or an award, or shares surrendered or tendered to pay the exercise price or taxes required to be withheld with respect to an award, shall not be available again for the grant of awards. Additionally, if the amendment to the Fourth Amended Plan is approved by the stockholders, under the Fifth Amended Plan shares withheld upon the net settlement or net exercise of stock options or stock-settled SARs granted under the Fifth Amended Plan shall not be available again for the grant of awards.

The Fifth Amended Plan makes no changes to the individual award limits included in the Fourth Amended Plan, although these award limits are no longer needed as the result of changes in the federal tax laws effective in 2018. The maximum award of stock options or SARs granted to any one individual will not exceed 400,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar-year period.

Awards to Non-Employee Directors

As under the Fourth Amended Plan, the maximum value of plan awards granted during any calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during the calendar year and the value of awards granted to the non-employee director under any other equity compensation plan of our company or an affiliate during the calendar year, may not exceed the following in total value (calculating the value of any equity compensation plan awards based on the grant date fair market value for financial reporting purposes): (a) $500,000 for the Chair of the Board; and (b) $425,000 for each non-employee director other than the Chair of the Board. However, awards granted to non-employee directors upon their initial election to the Board of Directors or the board of directors of an affiliate will not be counted towards this limit.

Tax Withholding

Participants under the Fifth Amended Plan are responsible for the payment of any federal, state, or local taxes that we are required by law to withhold upon any option or SAR exercise or vesting or payment of other awards. Subject to approval by the Administrator, participants may elect to have the tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of common stock having a value equal to the amount of such taxes. Such share withholding may be made at up to maximum statutory tax rates.

Change of Control Provisions

As under the Fourth Amended Plan, the Fifth Amended Plan provides that upon the effectiveness of a “change in control” as defined in the Fifth Amended Plan, the Administrator may take any one or more of the following actions, with or without the consent of a participant: (a) accelerate the vesting or settlement of awards on the terms and conditions determined by the Administrator (including upon a participant’s separation from service following the change in control); (b) permit the assumption or substitution of outstanding awards by the acquiror in the change in control, and cancel any awards that are not assumed or substituted for; or (c) cancel outstanding vested awards in exchange for cash, the stock of the acquiror, or other property having a fair market value equal to the consideration paid for shares in the change in control (reduced by the exercise price of an award, if necessary).

Adjustments for Stock Dividends, Mergers, etc.

As under the Fourth Amended Plan, subject to any required action by our stockholders, in the event of any change in our common stock effected without receipt of consideration by us, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than our common stock (excepting normal cash dividends) that has a material effect on the fair market value of our common stock, appropriate and proportionate adjustments will be made in the number and class of shares subject to the Fifth Amended Plan and to any outstanding awards, and in the option exercise price, SAR exercise price, or purchase price per share of any outstanding awards in order to prevent dilution or enlargement of participant rights under the Fifth Amended Plan. If a majority of our common shares are exchanged for, converted into, or otherwise become shares of another corporation, the Administrator may unilaterally amend outstanding awards under the Fifth Amended Plan to provide that such awards are for new shares. In the event of any such amendment, the number of shares subject to, and the option exercise price, SAR exercise price, or purchase price per share of, the outstanding awards will be adjusted in a fair and equitable manner as determined by the Administrator. The Administrator may also make such adjustments in the terms of any award to reflect, or related to, such changes in our capital structure or distributions as it deems appropriate.

No Repricing or Substitution

Without stockholder approval, the Administrator is not authorized to (a) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the Fifth Amended Plan, such as stock splits, (b) take any other action that is treated as a repricing under generally accepted accounting principles or (c) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change. Additionally, with respect to (c), if the amendment to the Fourth Amended Plan is approved by the stockholders, under the Fifth Amended Plan without stockholder approval, the Administrator is not authorized to cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in substitution of cash, another stock option or SAR, restricted stock, restricted stock units or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Minimum Vesting Provisions

Equity-based awards granted under the Fifth Amended Plan will have a one-year minimum vesting requirement. This requirement does not apply to (1) substitute awards resulting from acquisitions, (2) shares delivered in lieu of fully vested cash awards, or (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders (but not sooner than 50 weeks after the grant date). Also, the Compensation Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of five percent of the available share reserve authorized for issuance under the Fifth Amended Plan. In addition, the minimum vesting requirement does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.

Amendments and Termination

Unless earlier terminated by the Board of Directors, the Fifth Amended Plan will terminate, and no further awards may be granted, 10 years after the date on which the Original Plan was approved by stockholders. The Board may amend, suspend, or terminate the Fifth Amended Plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension, or termination of the Fifth Amended Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Types of Awards

The Fifth Amended Plan makes no changes to the types of awards as authorized under the Fourth Amended Plan, which are summarized below.

Stock Options

Options granted under the Fifth Amended Plan may be either incentive stock options, which must comply with Code Section 422, or non-qualified stock options. Incentive stock options may be granted only to employees of our company or any subsidiary. Options granted under the Fifth Amended Plan will be non-qualified stock options if they (a) fail to qualify as incentive stock options, (b) are granted to a person not eligible to receive incentive stock options under the Code, or (c) otherwise so provide. Non-qualified stock options may be granted to persons eligible to receive incentive stock options and to non-employee directors and other key persons. The Administrator has authority to determine the terms and conditions of options at the time of grant, including quantity of shares covered, exercise price, method of exercise, vesting conditions, the term (which cannot exceed 10 years), and other conditions on exercise. Stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). The Fifth Amended Plan prohibits the payment of dividends or dividend equivalent rights on unvested stock options.

Stock Appreciation Rights

The Administrator may award SARs, with a term not to exceed 10 years. Upon exercise of an SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of common stock over the exercise price per share specified in such right times the number of shares of common stock with respect to which the SAR is exercised. This amount may be paid in cash, common stock, or a combination thereof, as determined by the Administrator. The exercise price is the fair market value of the common stock on the date of grant. The Fifth Amended Plan prohibits the payment of dividends or dividend equivalent rights on SARs.

Restricted Stock and Restricted Stock Unit Awards

The Administrator may grant shares of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units or RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture, or vesting restrictions at the Administrator’s discretion. The restrictions may be based on continuous service with us or the attainment of specified performance goals, as determined by the Administrator. RSUs may be paid in stock or cash or a combination of stock and cash, as determined by the Administrator.

Other Share-Based and Cash-Based Awards

The Administrator may also grant awards based on shares of stock, either alone or in addition to or in conjunction with other awards. Such awards may be granted in lieu of other cash or other compensation to which a participant is entitled from us or may be used in the settlement of amounts payable under any of our other compensation plans or arrangements. The Administrator shall have the authority to determine the persons to whom and the time or times at which such Awards will be made, the number of shares to be granted pursuant to such Awards, and all other terms of such Awards. The Administrator may grant cash bonuses under the Fifth Amended Plan. The cash bonuses may be subject to achievement of certain performance goals.

Performance Awards

At the time of grant, the Administrator may condition the grant, exercise, vesting, or settlement of any award on such performance conditions as it may specify. We refer to these awards as “performance awards.” The Administrator may select such business criteria or other performance measures as it may deem appropriate in establishing any performance conditions.

New Plan Benefits

A new plan benefits table for the Fifth Amended Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the Fifth Amended Plan if the Fifth Amended Plan was then in effect, as described in the SEC proxy rules, are not provided because all awards made under the Fifth Amended Plan will be made at the Administrator’s discretion, subject to the terms and conditions of the Fifth Amended Plan. Therefore, the benefits and amounts that will be received or allocated under the Fifth Amended Plan are not determinable at this time.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the Fifth Amended Plan generally applicable to us and to participants in the Fifth Amended Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Non-qualified Stock Options

A participant generally will not recognize taxable income upon the grant or vesting of a non-qualified stock option with an exercise price at least equal to the fair market value of the common stock on the date of grant and no additional deferral feature. Upon the exercise of a non-qualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the aggregate fair market value of the exercised shares underlying the stock option on the date of exercise and the aggregate exercise price of the exercised shares. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be the fair market value of the shares on the exercise date.

Incentive Stock Options

A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (one year in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a non-qualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both non-qualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights

A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the aggregate fair market value of the exercised shares underlying the SAR on the date of exercise and the aggregate grant price of the exercised shares.

Restricted Stock Awards, Restricted Stock Units, and Performance Awards

A participant generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards

The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to Us

In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to limitations imposed under the Code.

Section 409A

We intend that awards granted under the Fifth Amended Plan comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Tax Withholding

We are authorized to deduct or withhold from any award granted or payment due under the Fifth Amended Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Fifth Amended Plan until all tax withholding obligations are satisfied.

Vote Required

At the Annual Meeting, the approval of the amendment to the Fourth Amended Plan, in the form of the Fifth Amended Plan attached as Appendix A to this Proxy Statement, requires the affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE FOURTH AMENDED PLAN IN THE FORM OF THE FIFTH AMENDED PLAN ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT.

Participation in the Virtual Annual Meeting

The Board of Directors considers the appropriate format of our annual meeting of stockholders on an annual basis. This year, the Board again chose a virtual meeting format for the Annual Meeting The virtual meeting format will allow our stockholders to engage with us at the Annual Meeting from any geographic location, using any convenient internet connected devices, including smart phones and tablets, and laptop or desktop computers. The virtual format allows stockholders to submit questions during the meeting.

The live audio webcast of the Annual Meeting will be available for listening by the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. To ensure they can participate, stockholders and proxyholders should visit virtualshareholdermeeting.com/ANIK2023 and enter the control number included on their Notice of Internet Availability of Proxy Materials or proxy card. If you wish to participate in the meeting and your shares are held in street name, you must obtain, from the broker, bank or other organization that holds your shares, the information required, including a control number, in order for you to be able to participate in, and vote at, the Annual Meeting.

Stockholders can vote their shares and submit questions via the internet during the Annual Meeting by accessing the annual meeting website at virtualshareholdermeeting.com/ANIK2023. We will answer any timely submitted and relevant questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding Anika as time allows. Questions relating to stockholder proposals or Anika may be submitted in the field provided in the web portal at or before the time the questions are to be discussed. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition.

Online check-in to the Annual Meeting webcast will begin at 8:45 a.m., Eastern time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. During online check-in and continuing through the length of the Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, stockholders will be able to communicate with us during the Annual Meeting so they can ask questions. An audio replay of the Annual Meeting will be made publicly available at https://ir.anika.com/annual-reports-and-proxies for ninety (90) days after the Annual Meeting. This audio replay will include each stockholder question addressed during the Annual Meeting.

We are utilizing technology from Broadridge Financial Solutions, Inc., or Broadridge, the leading virtual meeting solution. The Broadridge platform is expected to accommodate most, if not all, stockholders. Both we and Broadridge will test the platform technology before going “live” for the Annual Meeting.

Questions and Answers about the Annual Meeting

Q:	When and where will the Annual Meeting be held?

A:

This year the Annual Meeting of Stockholders of Anika Therapeutics, Inc., which we refer to throughout this Proxy Statement as the Annual Meeting, will be held exclusively by webcast at virtualshareholdermeeting.com/ANIK2023 on Wednesday, June 14, 2023, beginning at 9:00 a.m., Eastern time. We encourage you to access the Annual Meeting webcast prior to the start time.

Q:	Who may join the Annual Meeting?

A:

The live audio webcast of the Annual Meeting will be available for listening by the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. To ensure they can participate, stockholders and proxyholders should visit virtualshareholdermeeting.com/ANIK2023 and enter the control number included on their Notice of Internet Availability of Proxy Materials or proxy card.

Online check-in to the Annual Meeting webcast will begin at 8:45 a.m., Eastern time. We encourage you to allow ample time to log in to the meeting webcast and test your computer audio system.

Q:	What materials have been prepared for stockholders in connection with the Annual Meeting?

A:	We are furnishing stockholders of record with access to, or copies of, the following proxy materials:

•	Our 2022 Annual Report to Stockholders, which includes our audited consolidated financial statements;

•	This Proxy Statement for the 2023 Annual Meeting, which also includes a Notice of Annual Meeting of Stockholders;

•	For most stockholders, a Notice of Internet Availability of Proxy Materials; and

•	For other stockholders who are receiving printed copies of the 2022 Annual Report and this Proxy Statement by mail and a proxy card for the Annual Meeting.

These materials were first made available on the internet or mailed to stockholders on or about             , 2023.

Q.	Why was I mailed a Notice of Internet Availability of Proxy Materials rather than a printed set of proxy materials?

A:

In accordance with rules and regulations adopted by the Securities and Exchange Commission or SEC, we are furnishing the proxy materials to most stockholders by providing access via the internet, instead of mailing printed copies. This e-proxy process expedites our stockholders’ receipt of proxy materials, lowers our costs, and reduces the environmental impact of the Annual Meeting.

The Notice of Internet Availability of Proxy Materials tells you how to access and review the proxy materials on the internet and how to vote on the internet. The Notice also provides instructions you may follow to request paper or e-mailed copies of our proxy materials.

Q:	Are the proxy materials available via the Internet?

A:	You can access and review the proxy materials for the Annual Meeting at https://ir.anika.com/annual-meeting or www.proxyvote.com. In order to submit your proxies or access the Annual Meeting webcast, however, you will need to refer to the Notice of Internet Availability of Proxy Materials or proxy card to obtain your control number and other personal information needed to vote by proxy or virtually.

Q:	What is a proxy?

A:

Because it is important that as many stockholders as possible be represented at the Annual Meeting, the Board of Directors asks that you review this Proxy Statement carefully and then vote by following the instructions set forth on the Notice of Internet Availability of Proxy Materials or proxy card. In voting prior to the Annual Meeting, you will deliver your proxy to Cheryl R. Blanchard, Ph.D., David B. Colleran, and Michael L. Levitz, which means you will authorize each of Dr. Blanchard and Messrs. Colleran and Levitz to vote your shares at the Annual Meeting in the way you instruct. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions. Please see the section captioned “Executive Officers” for the titles and roles of Dr. Blanchard and Messrs. Colleran and Levitz with our company.

Q:	What matters will the stockholders vote on at the Annual Meeting?

A:	• Proposal 1. Election of three Class III Director nominees;

•	Proposal 2. Ratification of the appointment of our independent auditor for 2023;

•	Proposal 3. Approval, as an advisory vote, of 2022 executive compensation as disclosed in this Proxy Statement;

•	Proposal 4. Approval, as an advisory vote, on the frequency of future advisory votes on executive compensation; and

•	Proposal 5. Amendment of our 2017 Omnibus Incentive Plan.

Q:	Who can vote at the Annual Meeting?

A:

Stockholders of record of common stock at the close of business on April 20, 2023, the record date, will be entitled to vote at the Annual Meeting. A total of 14,743,476 shares of common stock were outstanding as of the record date. Each share outstanding on the record date will be entitled to one vote on each proposal.

Q:	What is a stockholder of record?

A:	A stockholder of record is a stockholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, American Stock Transfer & Trust Co.

Q:	What does it mean for a broker or other nominee to hold shares in “street name”?

A:	If you beneficially own shares held in an account with a broker, bank, or similar organization, that organization is the stockholder of record and is considered to hold those shares in “street name.”

An organization that holds your beneficially owned shares in street name will vote in accordance with the instructions you provide. If you do not provide the organization with specific voting instructions with respect to a proposal, under the rules of the NASDAQ Stock Market, Inc., or NASDAQ, the organization’s authority to vote your shares will depend upon whether the proposal is considered a “routine” or non-routine matter.

•

The organization generally may vote your beneficially owned shares on routine items for which you have not provided voting instructions to the organization. The only routine matter expected to be voted on at the Annual Meeting is the ratification of the appointment of our independent auditor for 2023 (Proposal 2).

•

The organization generally may not vote on non-routine matters, including Proposals 1, 3, 4 and 5. Instead, it will inform the inspector of election that it does not have the authority to vote on those matters. This is referred to as a “broker non-vote.”

For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any of the proposals to be acted upon by the stockholders, including abstentions or proxies containing broker non-votes.

Q:	How do I vote my shares if I do not attend the Annual Meeting?

A:	If you are a stockholder of record, you may vote prior to the Annual Meeting as follows:

•

Via the Internet: You may vote via the internet at www.proxyvote.com, in accordance with the voting instructions printed on the Notice of Internet Availability of Proxy Materials and the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern time, on June 13, 2023. You will be given the opportunity to confirm that your instructions have been recorded properly. If you vote via the internet, you do not need to return a proxy card.

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By Telephone: If you receive a proxy card by mail, you may vote by calling 1-800-690-6903 and following the instructions provided on the telephone line. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern time, on June 13, 2023. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return a proxy card.

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By Mail: If you receive a proxy card by mail, you may vote by returning the dated and signed proxy card in the postage-paid return envelope provided with the proxy card. Your proxy card must arrive by June 13, 2023.

If you hold shares in street name, you may vote by following the voting instructions provided by your bank, broker, or other nominee. In general, you may vote prior to the Annual Meeting as follows:

•

Via the Internet: You may vote via the internet at www.proxyvote.com, in accordance with the voting instructions printed on the Notice of Internet Availability of Proxy Materials and the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern time, on June 13, 2023. You will be given the opportunity to confirm that your instructions have been recorded properly. If you vote via the internet, you do not need to return a proxy card.

•

By Telephone: If you receive a proxy card by mail, you may vote by calling 1-800-690-6903 and following the instructions provided on the telephone line. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern time, on June 13, 2023. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return a proxy card.

•

By Mail: If you receive a proxy card by mail, you may vote by returning the dated and signed proxy card in the postage-paid return envelope provided with the proxy card. Your proxy card must arrive by June 13, 2023.

For your information, voting via the internet is the least expensive to us, followed by telephone voting, with voting by mail being the most expensive. Also, you may help us to save the expense of a second mailing if you vote promptly.

Q:	Can I vote at the Annual Meeting?

A:

If you are a stockholder of record, you may vote virtually at the Annual Meeting, whether or not you previously voted. If your shares are held in street name, you must obtain a written proxy, executed in your favor, from the stockholder of record to be able to vote at the Annual Meeting.

Q:	Can I ask questions at the Annual Meeting?

A:

If you are a stockholder of the Company, you may submit questions via the internet during the Annual Meeting by participating in the webcast at virtualshareholdermeeting.com/ANIK2023. We will answer any timely submitted questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding Anika in the order in which the questions are received as time allows. Questions relating to agenda items may be submitted in the field provided in the web portal at or before the time the questions are to be discussed. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition.

Q:	Why is the Annual Meeting being conducted as a virtual meeting?

A:

The Board considers the appropriate format of our annual meeting of stockholders on an annual basis. This year, as in 2021 and 2022, the Board chose a virtual meeting format for the Annual Meeting in an effort to facilitate stockholder attendance and participation. The virtual meeting format will allow our stockholders to engage with us at the Annual Meeting from any geographic location, using any convenient internet-connected devices, including smart phones and tablets, and laptop or desktop computers.

The virtual format allows stockholders to submit questions during the meeting. We are utilizing technology from Broadridge, the leading virtual meeting solution. The Broadridge platform is expected to accommodate most, if not all, stockholders. Both we and Broadridge will test the platform technology before going “live” for the Annual Meeting.

Q:	If I am unable to participate in the live audio webcast of the Annual Meeting, may I listen at a later date?

A:

An audio replay of the Annual Meeting will be posted and publicly available at https://ir.anika.com/annual-reports-and-proxies following the Annual Meeting and will remain publicly available for ninety (90) days after the Annual Meeting. This audio replay will cover the entire Annual Meeting, including each stockholder question addressed during the Annual Meeting.

Q:	May I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you may later change or revoke your proxy at any time before it is exercised by:

•	Written notification to the Corporate Secretary of the company at Secretary, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730;

•	Voting via the internet or telephone at a later time;

•	Submitting a validly executed proxy card with a later date; or

•	Voting via the internet at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you should contact your bank, broker, or other nominee for instructions as to whether, and how, you can change or revoke your proxy.

Q:	What happens if I do not give specific voting instructions?

A:

If you are a stockholder of record and you return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board on all proposals presented in this Proxy Statement and as they may determine in their discretion on any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank, or other organization that is the stockholder of record of your shares, the organization generally may not vote on some proposals. Instead, the organization will inform the inspector of election that it does not have the authority to vote on the specific matter. As a result, beneficial owners of shares held in street name that do not provide specific voting instructions will not have an effect on the outcome of certain proposals. See “Q. What does it mean for a broker or other nominee to hold shares in ‘street name’?” above.

Q:	What should I do if, during check-in or the meeting, I have technical difficulties or trouble accessing the virtual meeting website?

A:

Online check-in to the Annual Meeting webcast will begin at 8:45 a.m., Eastern time. You should allow ample time to log in to the meeting webcast and test your computer audio system. During online check-in and continuing through the length of the Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Q:	What if other matters are presented at the Annual Meeting?

A:

If a stockholder of record provides a proxy by voting in any manner described in this Proxy Statement, the proxy holders will have the discretion to vote on any matters, other than the proposals presented in this Proxy Statement, that are properly presented for consideration at the Annual Meeting. We do not know of any other matters to be presented for consideration at the Annual Meeting.

Other Matters

The Board of Directors does not know of any other matters that will come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation Expenses

All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies in person or by telephone, e-mail, and facsimile. We will reimburse banks, brokerage firms, and other custodians, nominees, trustees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of our shares.

Stockholder Proposals; Director Nominations; Universal Proxy Rules

In order for stockholder proposals for the 2024 Annual Meeting of Stockholders to be eligible for inclusion in the proxy statement and form of proxy card for that meeting, we must receive the proposals before January 2, 2024. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in our proxy statement and form of proxy, and proposals should be directed to: Secretary, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730. All proposals will need to comply with Rule 14a-8 of the Exchange Act, which sets forth the requirements for the inclusion of stockholder proposals in our sponsored proxy materials.

In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2024.

Our bylaws and Policy and Procedures for Stockholder Nominations to the Board set forth the procedures you must follow in order to nominate a director for election or make a proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials. In addition to any other applicable requirements, in order for business to be properly brought before the 2024 Annual Meeting by a stockholder, the stockholder must have given us timely notice thereof in proper written form, including all required information, at our corporate headquarters, 32 Wiggins Avenue, Bedford, Massachusetts 01730, directed to the attention of the Secretary, between February 15, 2024 and March 18, 2024. The proposal must also comply with the other requirements contained in the bylaws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. We have posted copies of our bylaws and our Policy and Procedures for Stockholder Nominations to the Board of Directors in the investor relations section of our website at https://ir.anika.com/governance-documents.

The chair of the meeting has the power and duty to (a) determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in our bylaws and (b) declare that a proposed nomination shall be disregarded or that proposed business shall not be transacted if such proposed nomination or business was not made or proposed in compliance our bylaws. Additionally, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by us.

Cautionary Note Regarding Forward Looking Statements

This Proxy Statement contains forward-looking statements that involve a number of risks and uncertainties, many of which are outside our control. All statements other than statements of historical facts included in this Proxy Statement are forward-looking statements and may include, among others, statements relating to: our business, business strategy and anticipated operating initiatives and results, including potential ongoing impacts of the COVID-19 pandemic; our corporate governance; our stockholder engagement; our executive compensation plans; our ESG programs and initiatives; our corporate culture; and our human capital management policies, practices and initiatives. Forward-looking statements are based upon the current beliefs and expectations of our management. Our actual results could differ materially from any anticipated future results, performance or achievements described in forward-looking statements as the result of a number of factors, including those described in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, which filings are available on our investor relations website at https://ir.anika.com/sec-filings and the SEC’s website at www.sec.gov. Any forward-looking statement made in this Proxy Statement is based only on information currently available to us and speaks only as of the date on which it is made, and we undertake no obligation to publicly update any forward-looking statement other than as required by law.

Householding

SEC rules permit us to deliver a single copy of our 2022 Annual Report to Stockholders and this Proxy Statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the security holders. This delivery method, which is known as “householding,” can reduce our expenses for printing and mailing. Any stockholder of record at a shared address to which a single copy of the documents was delivered may request a separate copy of the 2022 Annual Report to Stockholders and this Proxy Statement by sending us a written request made to Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730, Attention: Secretary or by calling (781) 457-9000. Stockholders of record who wish to receive separate copies of these documents in the future may also contact us as stated above. Stockholders of record who share an address and are receiving multiple copies of our annual reports to stockholders and Proxy Statements may contact us as stated above to request delivery of a single copy of such documents. Stockholders who hold their shares in “street name” and who wish to obtain copies of these proxy materials should follow the instructions on their voting instruction forms or contact the holders of record. STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS CONTAINED THEREIN, FILED WITH THE SEC FOR THE YEAR ENDED DECEMBER 31, 2022, BY WRITING TO OUR SECRETARY AT ANIKA THERAPEUTICS, INC., 32 WIGGINS AVENUE, BEDFORD, MASSACHUSETTS 01730.

Appendix A

ANIKA THERAPEUTICS, INC.

2017 OMNIBUS INCENTIVE PLAN

(Marked to Show 2023 Amendment)

Anika Therapeutics, Inc. sets forth herein the terms of its 2017 Omnibus Incentive Plan.

1.	PURPOSE

The Plan is intended to enhance the ability of the Company and its Affiliates to attract and retain highly qualified officers, Non-employee Directors, employees, consultants and advisors, and to motivate such individuals to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), unrestricted stock, other share-based awards and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Upon the Plan becoming effective, no further awards shall be made under the Prior Plan.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

“Acquiror” shall have the meaning set forth in Section 15.2.1.

“Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control with” the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.

“Annual Incentive Award” means a cash-based Performance Award with a performance period that is the Company’s fiscal year or other 12-month (or shorter) performance period as specified under the terms of the Award as approved by the Board.

“Award” means a grant under the Plan of an Option, SAR, Restricted Stock, RSU, Other Share-based Award or cash award.

“Award Agreement” means a written agreement between the Company and a Participant, or notice from the Company or an Affiliate to a Participant that evidences and sets out the terms of an Award.

“Board” means the Board of Directors of the Company.

“Business Combination” shall have the meaning set forth in Section 15.2.2.

“Cause” shall be defined as that term is defined in the Participant’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Company in its sole discretion and unless otherwise provided in the applicable Award Agreement: (i) any material breach by the Participant of any agreement between the Participant and the Company; (ii) the conviction of or plea of nolo contendere by the Participant to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Participant of the Participant’s duties to the Company. A Separation from Service for Cause shall be deemed to include a determination by the Company in its sole discretion following a Participant’s Separation from Service that circumstances existing prior to such Separation from Service would have entitled the Company or an Affiliate to have terminated the Participant’s service for Cause. All rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Company, or during any negotiations between the Company and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.

“Change in Control” shall have the meaning set forth in Section 15.2.2.

“Code” means the Internal Revenue Code of 1986.

“Committee” means the Compensation Committee of the Board, or such other committee as determined by the Board. The Compensation Committee of the Board may designate a subcommittee of its members to serve as the Committee (to the extent the Board has not designated another person, committee or entity as the Committee). The Board will cause the Committee to satisfy the applicable requirements of any securities exchange on which the Common Stock may then be listed. For purposes of Awards to Covered Employees intended to qualify as Performance-Based Compensation, to the extent required by Section 162(m), Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m). For purposes of Awards to Participants who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act.

“Company” means Anika Therapeutics, Inc., a Massachusetts corporation, or any successor corporation.

“Common Stock” means the common stock of the Company.

“Consultant” means a consultant or advisor that provides bona fide services to the Company or any Affiliate and who qualifies as a consultant or advisor under Form S-8.

“Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m) as qualified by Section 12.4.

“Disability” shall be defined as that term is defined in the Participant’s offer letter or other applicable employment agreement; or, if there is no such definition, “Disability” means, as determined by the Company in its sole discretion and unless otherwise provided in the applicable Award Agreement, the Participant is unable to perform each of the essential duties of such Participant’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Participant’s employment, “Disability” means “permanent and total disability” as set forth in Code Section 22(e)(3).

“Effective Date” means June 13, 2017, the date the Plan was approved by the Stockholders.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board and such determination shall be conclusive and binding on all persons.

“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than 50% of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than 50% of the voting interests.

“Grant Date” means the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 or (iii) such other date as may be specified by the Board in the Award Agreement.

“Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.

“Incumbent Directors” shall have the meaning set forth in Section 15.2.2.

“New Shares” shall have the meaning set forth in Section 15.1.

“Non-employee Director” means a member of the Board or the board of directors of an Affiliate, in each case who is not an officer or employee of the Company or any Affiliate.

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase one or more Shares pursuant to the Plan.

“Option Price” means the exercise price for each Share subject to an Option.

“Other Share-based Awards” means Awards consisting of Share units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Shares.

“Participant” shall mean a person who, as a Service Provider, has been granted an Award under the Plan; provided, however, that in the case of the death or Disability of a Participant, the term “Participant” refers to the Participant’s estate or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period established by the Committee, and includes an Annual Incentive Award.

“Performance-Based Compensation” means “performance-based compensation” under Section 162(m).

“Plan” means this Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan.

“Policy” shall have the meaning set forth in Section 3.2.2.

“Prior Plan” means the Anika Therapeutics, Inc. Second Amended and Restated 2003 Stock Option and Incentive Plan, as amended.

“Purchase Price” means the purchase price for each Share pursuant to a grant of Restricted Stock.

“Restricted Stock” means restricted Shares, awarded to a Participant pursuant to Section 10.

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the equivalent of Shares, awarded to a Participant pursuant to Section 10.

“SAR Exercise Price” means the per Share exercise price of a SAR granted to a Participant under Section 9.

“SEC” means the United States Securities and Exchange Commission.

“Section 162(m)” means Code Section 162(m).

“Section 409A” means Code Section 409A.

“Securities Act” means the Securities Act of 1933.

“Separation from Service” means the termination of the applicable Participant’s employment with, and performance of services for, the Company and each Affiliate. A Participant employed by, or performing services for, an Affiliate or a division of the Company or an Affiliate shall not be deemed to incur a Separation from Service if such Affiliate or division ceases to be an Affiliate or division of the Company, as the case may be, and the Participant immediately thereafter becomes an employee of (or service provider to), or member of the board of directors of, the Company or an Affiliate or a successor company or an affiliate or subsidiary thereof. Approved temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates shall not be considered Separations from Service. Notwithstanding the foregoing, with respect to any Award that constitutes nonqualified deferred compensation under Section 409A, “Separation from Service” shall mean a “separation from service” as defined under Section 409A.

“Service Period” shall have the meaning set forth in Section 10.1.

“Service Provider” means an employee, officer, Non-employee Director or Consultant of the Company or an Affiliate.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Section 9.

“Stockholders” means the stockholders of the Company.

“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Code Section 424(f).

“Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

“Ten Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

“Termination Date” means the date that is 10 years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2.

“Voting Securities” shall have the meaning set forth in Section 15.2.2.

3.	ADMINISTRATION OF THE PLAN

3.1. General

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its responsibilities hereunder to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the power and authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, unless such power or authority is specifically reserved by the Board. Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee shall administer the Plan; provided, however, the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. All actions, determinations and decisions by the Board or the Committee under the Plan or any Award Agreement, or with respect to any Award, shall be in the sole discretion of the Board and shall be final, binding and conclusive on all persons. Without limitation, the Board shall have full and final power and authority, subject to the other terms of the Plan, to:

(i)	designate Participants;

(ii)	determine the type or types of Awards to be made to Participants;

(iii)	determine the number of Shares to be subject to an Award;

(iv)

establish the terms of each Award (including the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer or forfeiture of an Award or the Shares subject thereto and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(v)

subject to applicable law, delegate its authority and duties to the Chief Executive Officer with respect to the granting of Options to individuals who are not Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act. Any such delegation by the Board shall include a limitation as to the amount of Options that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Board may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Board’ delegate or delegates that were consistent with the terms of the Plan.;

(vi)	prescribe the form of each Award Agreement; and

(vii)

amend, modify or supplement the terms of any outstanding Award including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy or custom.

3.2. Separation	from Service for Cause; Clawbacks

3.2.1. Separation	from Service for Cause

The Company may annul an Award if the Participant incurs a Separation from Service for Cause.

3.2.2. Clawbacks

All awards, amounts or benefits received or outstanding under the Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy (the “Policy”) or any applicable law related to such actions, as may be in effect from time to time. A Participant’s acceptance of an Award shall be deemed to constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation and enforcement of any applicable Policy that may apply to the Participant, whether adopted prior to or following the Effective Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Participant’s agreement that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

3.3. Deferral	Arrangement

The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents as provided in Section 17.10, including converting such credits into deferred Share units.

3.4. No	Liability

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.5. Book	Entry

Notwithstanding any other provision of the Plan to the contrary, the Company may elect to satisfy any requirement under the Plan for the delivery of stock certificates through the use of book entry.

3.6. No	Repricing

Notwithstanding any provision herein to the contrary, the repricing or substitution of Options or SARs is prohibited without prior approval of the Stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms or conditions of an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying Shares in exchange for or substitution of another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 15. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

4.	STOCK SUBJECT TO THE PLAN

4.1.    Authorized Number of Shares

Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan shall not exceed ~~4,850,000~~ 5,285,000 shares. The grant of any full value Award (i.e., an Award other than an Option or a SAR) shall be deemed, for purposes of determining the number of Shares available for issuance under this Section 4.1, as an Award of two (2) Shares for each Share actually subject to the Award. The grant of an Option or SAR shall be deemed, for purposes of determining the number of Shares available for issuance under this Section 4.1, as an Award for one (1) Share for each such Share actually subject to the Award. Any Shares returned to the Plan pursuant to Section 4.2 shall be returned to the reserved pool of Shares under the Plan in the same manner. In addition, Shares underlying any outstanding award granted under a Prior Plan that, following the Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of Shares shall be available for the grant of new Awards. As provided in Section 1, no new awards shall be granted under the Prior Plan following the Effective Date. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, treasury Shares or Shares purchased on the open market or otherwise.

4.2. Share	Counting

4.2.1.    Any Award settled in cash shall not be counted as issued Shares for any purpose under the Plan.

4.2.2.    If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Shares covered by such Award shall again be available for the grant of Awards.

4.2.3.    If Shares issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to the Company at no more than cost, such Shares shall again be available for the grant of Awards.

4.2.4.    If Shares issuable upon exercise, vesting or settlement of an Award, or Shares owned by a Participant (which are not subject to any pledge or other security interest)~~,~~ are surrendered or tendered to the Company in payment of the Option Price or Purchase Price of an Award, withheld upon the net settlement or net exercise of Options or stock-settled SARs granted under the Plan, or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall not be available again for the grant of Awards.

4.2.5.    Substitute Awards shall not be counted against the number of Shares available for the grant of Awards.

4.3. Award	Limits

4.3.1. Incentive	Stock Options

Subject to adjustment under Section 15, ~~4,850,000~~ 5,285,000 Shares available for issuance under the Plan shall be available for issuance as Incentive Stock Options.

4.3.2. Individual	Award Limits for Section 162(m) — Share-Based Awards

Subject to adjustment under Section 15, the maximum number of each type of Award (other than cash-based Performance Awards) granted to any Participant in any calendar year shall not exceed the following number of Shares: (i) Options and SARs: 400,000 Shares; and (ii) all share-based Performance Awards (including Restricted Stock, RSUs and Other Share-based Awards that are Performance Awards): 400,000 Shares.

4.3.3. Individual	Award Limits for Section 162(m) — Cash-Based Awards

The maximum amount of cash-based Performance Awards intended to qualify as Performance-Based Compensation granted to any Participant in any calendar year shall not exceed the following: (i) Annual Incentive Awards: $1,000,000; and (ii) all other cash-based Performance Awards: $1,000,000.

4.3.4. Director	Awards

The maximum value of Awards granted during any calendar year to any Non-employee Director, taken together with any cash fees paid to such Non-employee Director during the calendar year and the value of awards granted to the Non-employee Director under any other equity compensation plan of the Company or an Affiliate during the calendar year, shall not exceed the following in total value (calculating the value of any Awards or other equity compensation plan awards based on the fair market value as of grant date for financial reporting purposes): (i) $500,000 for the non-employee Chair or Lead Director of the Board and (ii) $425,000 for each Non-employee Director other than the Chair or Lead Director of the Board; provided, however, that awards granted to Non-employee Directors upon their initial election to the Board or the board of directors of an Affiliate shall not be counted towards the limit under this Section 4.3.4.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1. Term

The Plan shall be effective as of the Effective Date, provided that it has been approved by the Stockholders. The Plan shall terminate automatically on the 10-year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2.

5.2. Amendment	and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Stockholders to the extent stated by the Board, required by applicable law or required by applicable securities exchange listing requirements. No Awards shall be made after the Termination Date. The applicable terms of the Plan, and any terms applicable to Awards granted prior to the Termination Date, shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension or termination of the Plan shall, without the consent of the Participant, materially impair rights or obligations under any Award theretofore awarded.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers

Subject to this Section 6, Awards may be made to any Service Provider as the Board may determine and designate from time to time.

6.2.	Successive Awards

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3.	Stand-Alone, Additional, Tandem, and Substitute Awards

Subject to Section 3.6 above, Awards may be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any

Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate. Such additional, tandem or substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another award, the Board shall have the right to require the surrender of such other award in consideration for the grant of the new Award. Subject to the requirements of applicable law, the Board may make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, RSUs or Restricted Stock).

6.4. Minimum	Vesting

Notwithstanding any other provision of the Plan to the contrary, Share-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted, excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards, and (iii) Awards to Non-employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (provided that such vesting period under this clause (iii) may not be less than 50 weeks after grant; provided, that, the Board may grant Share-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 15); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.

7.	AWARD AGREEMENT

The grant of any Award may be contingent upon the Participant executing an appropriate Award Agreement, in such form or forms as the Board shall from time to time determine. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice which provides that acceptance of the Award constitutes acceptance of all terms of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Nonqualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1. Option	Price

The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value on the Grant Date; provided, however, that in the event that a Participant is a Ten Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a Share.

8.2. Vesting

Subject to Section 8.3, each Option shall become exercisable at such times and under such conditions (including performance requirements) as stated in the Award Agreement.

8.3. Term

Each Option shall terminate, and all rights to purchase Shares thereunder shall cease, upon the expiration of the Option term stated in the Award Agreement not to exceed 10 years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement; provided, however, that in the event that the Participant is a Ten Percent Stockholder, an Option granted to such Participant that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five years from its Grant Date.

8.4. Limitations	on Exercise of Option

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the Stockholders as provided herein or (ii) after the occurrence of an event which results in termination of the Option.

8.5. Method	of Exercise

An Option that is exercisable may be exercised by the Participant’s delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

8.6. Rights	of Holders of Options

Unless otherwise provided in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a Stockholder (for example, the right to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him or her. An individual holding an Option shall not have the right to receive cash or dividend payments or distributions attributable to the subject Shares until the Option has been exercised and the Shares covered thereby are fully paid and issued to him or her. Except as provided in Section 15 or the related Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7. Delivery	of Stock Certificates

Subject to Section 3.5, promptly after the exercise of an Option by a Participant and the payment in full of the Option Price, such Participant shall be entitled to the issuance of a stock certificate which evidences, or electronic notice of a book entry which records, his or her ownership of the Shares subject to the Option.

8.8. Limitations	on Incentive Stock Options

An Option shall constitute an Incentive Stock Option only (i) if the Participant of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options held by such Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the Stockholders in a manner intended to comply with the stockholder approval requirements of Code Section 422(b)(1); provided, however, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such stockholder approval is obtained.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS (SARs)

9.1. Right	to Payment

A SAR shall confer on the Participant a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value on the date of exercise over (ii) the SAR Exercise Price, as determined by the Board. The Award Agreement for a SAR (except those that constitute Substitute Awards) shall specify the SAR Exercise Price, which shall be fixed on the Grant Date as not less than the Fair Market Value on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option following the Grant Date of such Option shall have a grant price that is equal to the Option Price; provided, however, that the SAR’s grant price may not be less than the Fair Market Value on the Grant Date of the SAR to the extent required by Section 409A.

9.2. Other	Terms

The Board shall determine at the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Separation from Service or upon other conditions, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award and any other terms of any SAR.

9.3. Term	of SARs

The term of a SAR granted under the Plan shall be determined by the Board; provided, however, that such term shall not exceed 10 years.

9.4. Payment	of SAR Amount

Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company (in cash or Shares, as set forth in the Award Agreement) in an amount determined by multiplying:

(i)	the difference between the Fair Market Value on the date of exercise over the SAR Exercise Price; by

(ii)	the number of Shares with respect to which the SAR is exercised.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS (RSUs)

10.1.	Restrictions (applicable to Restricted Stock and RSUs)

At the time of grant, the Board may establish a period of time (a “Service Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or RSUs. Each Award of Restricted Stock or RSUs may be subject to a different Service Period and additional restrictions. Neither Restricted Stock nor RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Service Period or prior to the satisfaction of any other applicable restrictions.

10.2.	Delivery of Shares (applicable to Restricted Stock and RSUs)

Subject to Section 3.5, upon the expiration or termination of any Service Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to Shares of Restricted Stock or RSUs settled in Shares shall lapse, and, unless otherwise provided in the applicable Award Agreement, a stock certificate for such Shares shall be delivered, free of all such restrictions, to the Participant or the Participant’s beneficiary or estate, as the case may be.

10.3.	Rights of Holders of Restricted Stock (applicable to Restricted Stock, not RSUs)

Unless otherwise provided in the applicable Award Agreement, holders of Restricted Stock shall have rights as Stockholders, including voting and dividend rights; provided, however, any dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the dividends withheld at a rate and subject to such terms as determined by the Committee. The dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such Share and, if such Share is forfeited, the Participant shall have no right to such dividends.

10.4.	Purchase of Restricted Stock (applicable to Restricted Stock, not RSUs)

The Participant shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the Shares represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by services already rendered. The Purchase Price shall be payable in a form described in Section 11 or, if so determined by the Board, in consideration for past services rendered.

10.5.	Restricted Stock Certificates (applicable to Restricted Stock, not RSUs)

Subject to Section 3.5, the Company shall issue, in the name of each Participant to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of Shares of Restricted Stock granted to the Participant, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold any stock certificates for the Participant’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse or (ii) such certificates shall be delivered to the Participant; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.6.	Rights of Holders of RSUs (applicable to RSUs, not Restricted Stock)

10.6.1. Settlement	of RSUs

RSUs may be settled in cash or Shares, as set forth in the Award Agreement. The Award Agreement shall also set forth whether the RSUs shall be settled (i) within the time period specified in Section 409A for short term deferrals or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such RSUs shall be settled.

10.6.2. Voting	and Dividend Rights

Unless otherwise provided in the applicable Award Agreement, holders of RSUs shall not have rights as Stockholders, including voting or dividend or dividend equivalents rights. Dividend equivalent rights may be granted with respect to RSUs pursuant to Section 17.10.

10.6.3. Creditor’s	Rights

A holder of RSUs shall have no rights other than those of a general creditor of the Company. RSUs represent an unfunded and unsecured obligation of the Company, subject to the terms of the applicable Award Agreement.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

11.1.	General Rule

Payment of the Option Price for the Shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.

11.2.	Surrender of Shares

To the extent the Award Agreement so provides, payment of the Option Price for Shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of Shares, which Shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Stock has been paid thereby, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already-owned Shares may be authorized only at the time of grant.

11.3.	Cashless Exercise

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

11.4.	Other Forms of Payment

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including the Company’s withholding of Shares otherwise due to the exercising Participant.

12.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

12.1. Performance	Conditions

The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may reduce the amounts payable under any Award subject to performance conditions, except as limited under Section 12.2 in the case of Performance-Based Compensation.

12.2.    Performance Awards Granted to Designated Covered Employees

If and to the extent that the Board determines that a Performance Award to be granted to a Participant who is designated by the Board as likely to be a Covered Employee should qualify as Performance-Based

Compensation, the grant, exercise or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 12.2. Notwithstanding anything herein to the contrary, the Board may provide for Performance Awards to Covered Employees that are not intended to qualify as Performance-Based Compensation.

12.2.1. Performance	Goals Generally

The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Board consistent with this Section 12.2. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Board result in the achievement of performance goals being “substantially uncertain.” The Board may determine that Performance Awards shall be granted, exercised or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise or settlement of the Performance Awards. Performance goals may be established on a Company-wide basis, or with respect to one or more business units, divisions, Affiliates or business segments, as applicable. To the extent consistent with the requirements of Section 162(m), the Committee may determine at the time that goals under this Section 12 are established the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses and other extraordinary, unusual or non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

12.2.2.	Business Criteria

One or more of the following business criteria for the Company, on a consolidated basis, or specified Affiliates or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Board in establishing performance goals for Performance Awards: (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total stockholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition or acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) balance sheet metrics; (xix) strategic initiatives; (xx) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (xxi) regulatory body approval for commercialization of a product; (xxii) implementation or completion of critical projects; or (xxiii) any other business criteria established by the Board; provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income and operating income).

12.2.3. Timing	for Establishing Performance Goals

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to Performance Awards, or at such other date as may be required or permitted for Performance-Based Compensation.

12.2.4. Settlement	of Performance Awards; Other Terms

Settlement of Performance Awards may be in cash, Shares, other Awards or other property. The Board may reduce the amount of a settlement otherwise to be made in connection with such Performance Awards.

12.3. Written	Determinations

All determinations by the Board as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and the achievement of performance goals relating to Performance Awards, shall be made in writing in the case of any Award intended to qualify as Performance-Based Compensation to the extent required by Section 162(m). To the extent permitted by Section 162(m), the Board may delegate any responsibility relating to Performance Awards.

12.4. Status	of Section 12.2 Awards under Section 162(m)

It is the intent of the Company that Performance Awards under Section 12.2 granted to persons who are designated by the Board as likely to be Covered Employees within the meaning of Section 162(m) shall, if so designated by the Board, qualify as Performance-Based Compensation. Accordingly, the terms of Section 12.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m). The foregoing notwithstanding, because the Board cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Board, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

13.	OTHER SHARE-BASED AWARDS

13.1. Grant	of Other Share-based Awards

Other Share-based Awards may be granted either alone or in addition to or in conjunction with other Awards. Other Share-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in Shares under any other compensation plan or arrangement of the Company, including any other Company incentive compensation plan. The Board shall have the authority to determine the persons to whom and the time or times at which such Awards will be made, the number of Shares to be granted pursuant to such Awards, and all other terms of such Awards. Unless the Board determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such provisions as the Board determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.

13.2. Terms	of Other Share-based Awards

Any Common Stock subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

14.	REQUIREMENTS OF LAW

14.1. General

The Company shall not be required to sell or issue any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Participant, any other individual exercising an Option or the

Company of any provision of any law or regulation of any governmental authority, including any federal or state securities laws or regulations. If at any time the Board determines that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, no Shares may be issued or sold to the Participant or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under such Act is in effect with respect to the Shares covered by such Award, the Company shall not be required to sell or issue such Shares unless the Board has received evidence satisfactory to it that the Participant or any other individual exercising an Option may acquire such Shares pursuant to an exemption from registration under the Securities Act. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption. The Committee may require the Participant to sign such additional documentation, make such representations and furnish such information as it may consider appropriate in connection with the grant of Awards or issuance or delivery of Shares in compliance with applicable laws, rules and regulations.

14.2. Rule	16b-3

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1. Adjustments	for Changes in Capital Structure

Subject to any required action by the Stockholders, in the event of any change in the Common Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the Stockholders in a form other than Shares (excepting normal cash dividends) that has a material effect on the Fair Market Value, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, and in the Option Price, SAR Exercise Price or Purchase Price per Share of any outstanding Awards in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the Shares which are of the same class as the Shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change in Control) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of Shares subject to, and the Option Price, SAR Exercise Price or Purchase Price per Share of, the outstanding Awards shall be adjusted in a fair and equitable manner. Any fractional share resulting from an adjustment pursuant to this Section 15.1 shall be rounded down to the nearest whole number and the Option Price, SAR Exercise Price or Purchase Price per share shall be rounded up to the nearest whole cent. In no event may the exercise price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award. The Board may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate. Adjustments determined by the Board pursuant to this Section 15.1 shall be made in accordance with Section 409A to the extent applicable.

15.2. Change	in Control

15.2.1. Consequences	of a Change in Control

Subject to the requirements and limitations of Section 409A if applicable, the Board may provide for any one or more of the following in connection with a Change in Control, which such actions need not be the same for all Participants:

(a)    Accelerated Vesting. The Board may provide in any Award Agreement, or in the event of a Change in Control may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and Shares acquired pursuant thereto upon such terms, including a Participant’s Separation from Service prior to, upon, or following such Change in Control, to such extent as determined by the Board.

(b)    Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section 15.2.1, an Award denominated in Shares shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms of the Plan and the applicable Award Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a Stockholder on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Board may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each Share subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per Share consideration received by Stockholders pursuant to the Change in Control. If any portion of such consideration may be received by Stockholders pursuant to the Change in Control on a contingent or delayed basis, the Board may determine such Fair Market Value as of the time of the Change in Control on the basis of the Board’s estimate of the present value of the probable future payment of such consideration. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c)    Cash-Out of Awards. The Board may, without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share (and each unvested Share, if so determined by the Board) subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced by the exercise or purchase price per Share, if any, under such Award. If any portion of such consideration may be received by Stockholders pursuant to the Change in Control on a contingent or delayed basis, the Board may determine such Fair Market Value as of the time of the Change in Control on the basis of the Board’s estimate of the present value of the probable future payment of such consideration. In the event such determination is made by the Board, the amount of such payment (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards. For avoidance of doubt, if the amount determined pursuant to this Section 15.2.1(c) for an Option or SAR is zero or less, the affected Option or SAR may be cancelled without any payment therefore.

15.2.2. Change	in Control Defined

Unless otherwise provided in the applicable Award Agreement, a “Change in Control” means the consummation of any of the following events:

(a)    the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than the Company or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act) or employee benefit plan of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); or

(b)    a reorganization, merger, consolidation or recapitalization of the Company (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; or

(c)    a complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company; or

(d)    during any period of 12 consecutive months, the Incumbent Directors cease to constitute a majority of the Board; “Incumbent Directors” means individuals who were members of the Board at the beginning of such period or individuals whose election or nomination for election to the Board by the Stockholders was approved by a vote of at least a majority of the then Incumbent Directors (but excluding any individual whose initial election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

Notwithstanding the foregoing, if it is determined that an Award is subject to the requirements of Section 409A and payable upon a Change in Control, the Company will not be deemed to have undergone a Change in Control for purposes of the Plan unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.

15.3. Adjustments

Adjustments under this Section 15 related to Shares or other securities of the Company shall be made by the Board. No fractional Shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Share.

16.	NO LIMITATIONS ON COMPANY

The making of Awards shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

17.	TERMS APPLICABLE GENERALLY TO AWARDS

17.1. Disclaimer	of Rights

No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise provided in the applicable Award Agreement, no Award shall be affected by any change of duties or position of the Participant, so long as such Participant continues to be a Service Provider. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Participant or beneficiary under the terms of the Plan.

17.2. Nonexclusivity	of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the Stockholders for approval shall be construed as creating any limitations upon the right or authority of the Board or its delegate to adopt such other compensation arrangements as the Board or its delegate determines desirable.

17.3. Withholding	Taxes

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any Shares upon the exercise of an Option or SAR or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse or exercise, the Participant shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. In addition, the Board may provide one or more Participants with the right to direct the Company to withhold, from the Shares otherwise issuable upon the exercise of an Option or Stock Appreciation Right or upon the issuance of fully-vested Shares (whether pursuant to Restricted Stock, RSUs, Other Share-based Awards, or otherwise), a portion of those Shares with an aggregate Fair Market Value equal to the percentage of the applicable withholding taxes (not to exceed one hundred percent (100%)) designated by the Participant; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using not more than the applicable maximum statutory withholding rates (or such other rates as required to avoid adverse accounting treatment as determined by the Board). The Fair Market Value of the Shares used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 17.3 may satisfy his or her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

17.4. Other	Provisions; Legends

Each Award Agreement may contain such other terms not inconsistent with the Plan as may be determined by the Board. Any stock certificates for any Shares issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Company in its sole discretion may deem advisable under the rules, regulations and other requirements of the SEC, any securities exchange on which the Common Stock may then be listed and any applicable federal or state securities law, and the Company in its sole discretion may cause a legend or legends to be placed on such certificates to make appropriate reference to such restrictions.

17.5. Severability

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.6. Governing	Law

The Plan shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of law thereof or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. For purposes of resolving any dispute that arises directly or indirectly in connection with the Plan, each Participant, by virtue of receiving an Award, shall be deemed to have submitted to and consented to the exclusive jurisdiction of the Commonwealth of Massachusetts and to have agreed that any related litigation shall be conducted solely in the courts of Middlesex County, Massachusetts or the United States District Court for the District of Massachusetts, where the Plan is made and to be performed, and no other courts.

17.7. Section	409A

The Plan is intended to comply with Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Participant’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s Separation from Service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and neither the Company nor the Board shall have any liability to any Participant for such tax or penalty.

17.8. Separation	from Service

The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the applicable Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Participant, the actions that will be taken upon the occurrence of a Separation from Service, including accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.

17.9. Transferability	of Awards

17.9.1. Transfers	in General

Except as provided in Section 17.9.2, no Award shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Participant, only the Participant personally (or the Participant’s personal representative) may exercise rights under the Plan.

17.9.2. Family	Transfers

If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 17.9.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights or (iii) a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. Following a transfer under this Section 17.9.2, any such Award shall continue to be subject to the same terms as were applicable immediately prior to transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Participant in accordance with this Section 17.9.2 or by will or the laws of descent and distribution.

17.10. Dividends	and Dividend Equivalent Rights

If specified in the Award Agreement, the recipient of an Award may be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the Common Stock or other securities covered by an Award; provided, however, that no dividends or dividend equivalents may be paid or granted with respect to an Option or SAR or the Shares subject thereto until such Award has been exercised. The terms of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Participant may be paid currently or may be deemed to be reinvested in additional Shares or other securities of the Company at a price per unit equal to the Fair Market Value on the date that such dividend was paid to Stockholders. Notwithstanding the foregoing, in no event will dividends or dividend equivalents on any Award that is subject to vesting conditions (including the achievement of performance criteria) be payable before the Award has become vested.

17.11. Data	Protection

A Participant’s acceptance of an Award shall be deemed to constitute the Participant’s acknowledgement of and consent to the collection and processing of personal data relating to the Participant so that the Company and the Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data shall include data about participation in the Plan and Shares offered or received, purchased or sold under the Plan and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

17.12. Plan	Construction

In the Plan, unless otherwise stated, the following uses apply: (i) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”; (iii) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (iv) the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively; (v) all references to articles and sections are to articles and sections in the Plan; (vi) all words used shall be construed to be of such gender or number as the circumstances and context require; (vii) the captions and headings of articles and sections have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions; (viii) any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (ix) all accounting terms not specifically defined shall be construed in accordance with GAAP.

Adopted by the Board:	March 31, 2017

Approved by the Stockholders:	June 13, 2017

Amended by the Stockholders:	June 18, 2019; June 16, 2020; June 16, 2021; June 8, 2022; June [●], 2023

Scheduled Termination Date:	June 13, 2027

ANIKA THERAPEUTICS, INC. ATTN: DAVID COLLERAN32 WIGGINS AVE.BEDFORD, MA 01730VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2023. Have your proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/ANIK2023You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions up until 11:59 P.M. Eastern Time on June 13, 2023.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V16950-P94816 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYANIKA THERAPEUTICS, INC.The Board of Directors recommends you vote FOR the following:1. Election of three Class III Directors Nominees: For Against Abstain 1a. Gary P. Fischetti 1b. John B. Henneman, III 1c. Susan L.N. Vogt The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain2. Ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023. 3. Advisory vote on the compensation of the Company's named executive officers. The Board of Directors recommends you vote 1 Year for proposal 4. 1 Year 2 Years 3 Years Abstain4. Advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors recommends you vote FOR proposal 5. For Against Abstain5. Approval of the Amendment to the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.V16951-P94816ANIKA THERAPEUTICS, INC. Annual Meeting of Stockholders June 14, 2023, 9:00 AMThis proxy is solicited on behalf of the Board of DirectorsThe undersigned, having received notice of the Annual Meeting of Stockholders and the Proxy Statement furnished herewith, revoking all prior proxies, hereby appoints Dr. Cheryl R. Blanchard, Mr. David B. Colleran and Mr. Michael L. Levitz, and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock which the undersigned would be entitled to vote, if personally present, at the 2023 Annual Meeting of Stockholders of Anika Therapeutics, Inc. (the "Company") to be held live via webcast at www.virtualshareholdermeeting.com/ANIK2023 on Wednesday, June 14, 2023, at 9:00 a.m., local time, and at any adjournment or postponement thereof, with respect to the matters set forth on the reverse side. Any proxy may be revoked by a stockholder by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company before the taking of the vote at the 2023 Annual Meeting, by properly casting a new vote via the Internet or Telephone at any time before the closure of the Internet or Telephone facilities. Attendance of the stockholder at the meeting or any adjournment or postponement thereof will not in and of itself constitute revocation of this proxy. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the election of each of the directors, "FOR" items 2 and 3, "1 Year" for item 4 and "FOR" item 5, in each case, in accordance with the Board of Directors' recommendations, and voted in accordance with the discretion of the persons named as proxies on any other matters that may properly come before the Annual Meeting.Continued and to be signed on reverse side